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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Bristol-Myers Squibb Company
(Name of Registrant as Specified In Its Charter)

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Proxy Statement

2017 Annual Meeting of Shareholders

Bristol-Myers Squibb

PROXY STATEMENT

345 Park Avenue
New York, New York 10154-0037

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

            Notice is hereby given that the 2017 Annual Meeting of Shareholders will be held at Bristol-Myers Squibb Company, 3401 Princeton Pike, Lawrence Township, New Jersey, on Tuesday, May 2, 2017, at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

  •
  to elect to the Board of Directors the 11 persons nominated by the Board, each for a term of one year;

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  to conduct an advisory vote to approve the compensation of our Named Executive Officers;

  •
  to conduct an advisory vote on the frequency of the advisory vote to approve the compensation of our Named Executive Officers;

  •
  to re-approve the material terms of the Performance-Based Awards under the Company's 2012 Stock Award and Incentive Plan (as amended);

  •
  to approve an Amendment to the Company's 2012 Stock Award and Incentive Plan;

  •
  to ratify the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2017;

  •
  to consider one shareholder proposal, if presented at the meeting; and

  •
  to transact such other business as may properly come before the meeting or any adjournments thereof.

            Holders of record of our common and preferred stock at the close of business on March 14, 2017 will be entitled to vote at the meeting.

By Order of the Board of Directors Katherine R. Kelly Associate General Counsel and Corporate Secretary

Dated: March 23, 2017

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

  (1)
  GO TO WWW.PROXYVOTE.COM and vote via the Internet;

  (2)
  CALL THE TOLL-FREE TELEPHONE NUMBER (800) 690-6903 (this call is toll-free in the United States); or

  (3)
  MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

Dear fellow shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Bristol-Myers Squibb Company on Tuesday, May 2, 2017, at 10:00 a.m. at our offices located in Lawrence Township, New Jersey. We hope that you will be able to attend.

During the meeting, we will cover a number of business items, including the election of directors, advisory votes to approve the compensation of our Named Executive Officers and the frequency of the advisory vote on compensation of our Named Executive Officers, two proposals related to our 2012 Stock Award and Incentive Plan, ratification of the appointment of an independent registered public accounting firm, and consideration of one shareholder proposal.

We will also use the meeting as an opportunity to look back on the past year, highlighting everything from our strong financial and operational company performance to our regulatory and clinical advances to the important work of the BMS Foundation. We will discuss our ongoing efforts to transform our operating model to enable us to continue to seize opportunities in a challenging external environment. And, of course, we will talk about our unwavering focus on our patients and their families—the people at the center of everything we do.

Lastly, we will use this opportunity to thank Secretary Togo D. West, Jr. and Dr. Thomas J. Lynch, Jr. for their many years of dedicated service to the Bristol-Myers Squibb Board of Directors and our shareholders. The Board is extremely grateful to Secretary West and Dr. Lynch for their contributions. Secretary West will retire from the Board of Directors effective after this Annual Meeting, and Dr. Lynch retired from the Board on March 15, 2017 and became our new Chief Scientific Officer. We would also like to welcome Robert Bertolini, Matthew Emmens and Theodore Samuels to the Board. Bob, Matt and Ted were each elected to serve as a member of our Board of Directors effective February 21, 2017. Each brings to our company important experience and skills that will further strengthen and complement our Board.

Last year, over 89% of the outstanding shares were represented at the Annual Meeting. Whether or not you attend in person, we hope that your shares will be represented at the meeting. Your vote is very important.

We look forward to welcoming many of you to our 2017 Annual Meeting.

Giovanni Caforio, M.D. Chief Executive Officer	Lamberto Andreotti Chairman of the Board

To my fellow shareholders:

At Bristol-Myers Squibb, our Mission is "to discover, develop and deliver innovative medicines that help patients prevail over serious diseases." My fellow Directors and I believe in this Mission, and we strive to ensure from the boardroom that the company is well-positioned to be successful in this important undertaking. 2016 was an outstanding year financially for us, and despite the unique challenges we faced, we continued to make meaningful strides in the right direction, leveraging the operational flexibility afforded to us by our transition to a specialty biopharmaceutical company. Namely, 2016 was marked by continued growth across our core priority brands, additional clinical and regulatory achievements, important business development activities, the evolution of our operating model, and a strong balance sheet.

In December 2016, we announced that our Chairman of the Board, Lamberto Andreotti, has decided to retire effective after this Annual Meeting. We would like to use this opportunity to thank Lamberto for his many years of dedicated service to Bristol-Myers Squibb and its shareholders, including in his former capacity as CEO from 2010 to 2015. The Board of Directors has elected Giovanni Caforio, M.D., to become Chairman of the Board upon Lamberto's retirement. The Board looks forward to working with Dr. Caforio in his new role as Chairman and CEO.

On March 23, 2017, we announced that I have also decided to retire effective after this Annual Meeting. I am very pleased to report that Dr. Vicki Sato will be your new Lead Independent Director. Vicki has been a stalwart member of our Board over the last several years, and I know that as Lead Independent Director, she will continue to advance our commitment to excellence in governance.

Your Board remains committed to sound corporate governance, openness to shareholder feedback, and practices that ensure the Board is comprised of skilled, diverse and engaged members that effectively support the execution of the company's strategy. As evidence of this commitment, three key areas of focus in 2016 are worth highlighting:

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Ongoing shareholder dialogue. Shareholder engagement continues to be a top priority. During 2016, we met with shareholders representing over 30% of our outstanding shares. The input shareholders provided enabled the Board to more thoroughly evaluate our governance practices and inform our executive compensation program, as evidenced by the proxy access shareholder right we adopted in February 2016 and the re-design of our executive compensation program for 2016.

•
Focus on Board effectiveness and succession planning. We were pleased to discuss our robust Board and committee evaluation process with shareholders. The Board considers board refreshment an integral part of its process to ensure that the skill set, proficiency and perspectives of board members remain sufficiently current and broad to deal with the ever-changing business dynamics of the company. The election of three new directors this year demonstrates our commitment to refreshment. The Board also considers important the need to balance such refreshment with the understanding that age and experience often bring solid judgment, proven knowledge and wisdom, and invaluable continuity.

•
Board's role in execution of company strategy. My fellow Directors and I believe that we are only able to effectively serve the governance needs of our organization when company decisions are the product of strategic partnership between management and the Board—where the Board is informed, active and constructively engages management, without undue disruption to the day-to-day business of the company. Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company. As a group, we provide a valuable mix of experience and insights in key areas, including, among others, expertise in the healthcare industry, fields of medicine, science and technology, executive and boardroom leadership, and financial, capital markets and operating experience. Our Board will continue to provide critical insights to our company that will (i) focus on maximizing shareholder value and (ii) support the pursuit of our Mission "to discover, develop and deliver innovative medicines that help patients prevail over serious diseases."

Your Bristol-Myers Squibb family of employees, management leadership, and Board is an extraordinary collection of devoted and talented team members. It has been an honor to serve with them, and, in doing so, to serve your interests while remembering those who rely upon the Bristol-Myers Squibb name and integrity. On behalf of the Board of Directors, I thank you for your continued support.

Togo D. West, Jr. Lead Independent Director Chair, Compensation and Management Development Committee

PROXY STATEMENT SUMMARY

2017 Annual Meeting of Shareholders

Date:	Tuesday, May 2, 2017
Time:	10:00 a.m.
Place:	3401 Princeton Pike, Lawrence Township, New Jersey

For additional information about the Annual Meeting, see "Frequently Asked Questions" beginning on page 88.

Voting Matters

Item	Proposal	Board Vote Recommendation	Required Vote	Page Number
1	Election of Directors	FOR ALL	Majority of votes cast	9
2	Advisory vote to approve the compensation of our Named Executive Officers	FOR	Majority of shares voted	69
3	Advisory vote on the frequency of the advisory vote to approve the compensation of our Named Executive Officers	EVERY (1) YEAR	Majority of shares voted	70
4	Re-approval of the material terms of the Performance-Based Awards under the Company's 2012 Stock Award and Incentive Plan (as amended)	FOR	Majority of shares voted	70
5	Approval of an Amendment to the Company's 2012 Stock Award and Incentive Plan	FOR	Majority of shares voted	72
6	Ratification of the appointment of an independent registered public accounting firm	FOR	Majority of shares voted	80
7	Shareholder proposal to lower the share ownership threshold to call special shareholder meetings	AGAINST	Majority of shares voted	82

2016 Performance Highlights

            2016 marked Bristol-Myers Squibb's successful transition to a specialty biopharmaceutical company, with a strategy uniquely designed to leverage both the reach and resources of a major pharmaceutical company, and the entrepreneurial spirit and agility of a biotech firm. Building on a number of years of foundation building and working to streamline our core therapeutic areas, we met, or exceeded, our financial and operational goals in key areas in 2016.

Key Financial and Operational Highlights for 2016

            2016 was a great year in which we built on the substantial growth and strong foundation put in place in 2015. Management's continued execution of our strategic priorities in 2016 resulted in increased revenues of 17% and increased GAAP and non-GAAP earnings per share of 185% and 41%, respectively, compared to 2015. This growth was the result of the strong performance of new and inline brands (products that are not expected to lose exclusivity in the U.S. between the next three years, in the case of Sprycel, and the next ten years, in the case of Opdivo), additional clinical and regulatory achievements, particularly in immuno-oncology, important business development activities that supplement our innovative pipeline, the evolution of our operating model, and a strong balance sheet.

	Full Year
$ amounts in millions, except per share amounts
	2016	2015	Change
Total Revenues	$19,427	$16,560	17%
GAAP Diluted EPS	2.65	0.93	185%
Non-GAAP Diluted EPS (1)	2.83	2.01	41%

(1)
Our non-GAAP financial measures, including non-GAAP earnings and related EPS information, are adjusted to exclude specified items which represent certain costs, expenses, gains and losses and other items impacting the comparability of financial results. For a detailed listing of all specified items and further information, including reconciliations of non-GAAP financial measures, please refer to "—Non-GAAP Financial Measures" in our Annual Report on Form 10-K for the year ended December 31, 2016.

Total Revenues of Select Key Products (Dollars in Millions)

Execution of our Strategy Continues to Create Value for Shareholders

            Our strong financial and operational performance in 2016 continued to develop a strong platform for long-term value creation for shareholders, as evidenced by our 18% three year total shareholder return (TSR) and 92% five-year TSR, which exceeded our peer group, while increasing the dividend for the eighth year in a row.

Cumulative Indexed Total Shareholder Return

Director Nominees

            Our Committee on Directors and Corporate Governance maintains an active and engaged Board, whose diverse skill sets benefit from both the industry and company-specific knowledge of our longer-tenured directors, as well as the fresh perspectives brought by our newer directors, including the perspectives of our three newest directors appointed to the Board in February 2017. We continually review our Board's composition with a focus on refreshing necessary skill sets as our business strategy and industry dynamics evolve.

Name	Occupation	Independent	Committee Memberships*	Other Public Company Boards

Giovanni Caforio, M.D. Chairman-Designate of the Board Age: 52 Director Since: 2014	Chief Executive Officer and Chairman-Designate of the Company	No		0
Vicki L. Sato, Ph.D. Lead Independent Director Age: 68 Director Since: 2006	Professor of Management Practice at the Harvard Business School	Yes	CDCG (c); S&T (c)	3**
Peter J. Arduini Age: 52 Director Since: 2016	President and Chief Executive Officer of Integra LifeSciences Holdings Corporation	Yes	Audit; CMDC	1
Robert J. Bertolini Age: 55 Director Since: 2017**	Former President and Chief Financial Officer of Bausch & Lomb Incorporated	Yes	Audit; CDCG	1
Matthew W. Emmens Age: 65 Director Since: 2017**	Former Chairman, President and Chief Executive Officer Vertex Pharmaceuticals Incorporated	Yes	CMDC; S&T	0
Laurie H. Glimcher, M.D. Age: 65 Director Since: 1997	President and Chief Executive Officer of Dana Farber Cancer Institute, Inc.	No	S&T	1
Michael Grobstein Age: 74 Director Since: 2007	Former Vice Chairman of Ernst & Young LLP	Yes	Audit; CMDC (c)	1
Alan J. Lacy Age: 63 Director Since: 2008	Non-Executive Chairman, Dave & Buster's Entertainment, Inc. and former Vice Chairman and CEO of Sears Holdings Corporation	Yes	Audit (c); CDCG	1
Dinesh C. Paliwal Age: 59 Director Since: 2013	Chief Executive Officer and Director of Harman International Industries, Inc.	Yes	CMDC; CDCG	1
Theodore R. Samuels Age: 62 Director Since: 2017**	Former President of the Capital Guardian Trust Company	Yes	Audit; CDCG	2
Gerald L. Storch Age: 60 Director Since: 2012	Chief Executive Officer of Hudson's Bay Company	Yes	Audit; CMDC	1

*	Committee memberships listed as of the date of this Annual	Audit:	Audit Committee
	Meeting.	CDCG:	Committee on Directors and Corporate Governance
**	Messrs. Bertolini, Emmens, and Samuels were each elected to	CMDC:	Compensation and Management Development Committee
	serve as a member of the Board of Directors effective	S&T:	Science and Technology Committee
	February 21, 2017. Dr Sato will not stand for re-election at the PerkinElmer 2017 annual meeting.	(c):	Committee Chair

Board Leadership Transition

Our Chairman of the Board, Lamberto Andreotti, has decided to retire effective after this Annual Meeting. The Board of Directors has elected Giovanni Caforio, M.D. to become Chairman of the Board upon Mr. Andreotti's retirement. We believe that it is in the best interests of the company to have Dr. Caforio serve as our next Chairman. Our Board determined that Dr. Caforio's deep institutional knowledge and industry experience uniquely position him to serve as Chairman.

The Board recognizes the importance of a Lead Independent Director, and Dr. Sato will serve in this position following the 2017 Annual Meeting.

The Lead Independent Director's responsibilities include, among others:

✓	Serving as liaison between the independent directors and the Chairman	✓	Approving the quality, quantity and timeliness of information sent to the Board
✓	Reviewing and approving meeting agendas and sufficiency of time	✓	Serving a key role in Board and Chief Executive Officer evaluations
✓	Calling meetings of the independent directors	✓	Responding directly to shareholder and stakeholder questions, as appropriate
✓	Presiding at all meetings of the independent directors and any Board meeting when the Chairman and the Chief Executive Officer are not present, including executive sessions of the independent directors	✓	Providing feedback from executive sessions of the independent directors to the Chief Executive Officer, other senior management and to the Chairman
✓	Communicating with major shareholders, as appropriate	✓	Recommending advisors and consultants

Corporate Governance Highlights

            We are committed to strong governance practices that protect the long-term interests of our shareholders and establish strong Board and management accountability. The "Corporate Governance and Board Matters" section beginning on page 17 describes our governance framework, which includes the following key governance best practices that we have adopted:

✓	Annual election of Directors	✓	Proxy access shareholder right
✓	Majority voting standard for election of Directors	✓	Limit on number of public company directorships Board members may hold (4)
✓	Shareholder right to call a special meeting (25%)	✓	Emphasis on board refreshment and effectiveness
✓	No supermajority voting provisions for common shareholders	✓	Clawback and recoupment policies
✓	Proactive shareholder engagement	✓	Share ownership and retention policy
✓	Robust related party transaction policies and procedures	✓	Prohibition of speculative and hedging transactions by all employees and directors
✓	Semi-annual disclosure of political contributions	✓	No shareholder rights plan

Shareholder Engagement and Responsiveness

            We continued to place a high priority on engagement with our shareholders in 2016, reaching out to our top 30 institutional shareholders, and meeting with shareholders representing over 30% of our shares outstanding, which included both major asset managers as well as pension funds. The feedback received through these efforts was shared with the entire Board and members of senior management.

            As in previous years, we continued to engage with our investors on our executive compensation program and general corporate governance matters. The feedback received was generally positive, with a focus on the structural changes to the compensation program, which became effective in 2016, and the voluntary adoption of proxy access in February of 2016. Over the last few years, general themes that have emerged from our outreach are:

            We encourage our registered shareholders to use the space provided on the proxy card to let us know your feelings about BMS or to bring a particular matter to our attention. If you hold your shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us.

Significant Compensation Program Changes for 2016

            As noted, during the last few years, our Board and management conducted extensive engagement with shareholders and performed an in-depth review of our compensation program in the context of our pay philosophy and strategic goals. As a result, the Compensation and Management Development Committee determined to make a number of changes to our compensation program, which became effective in 2016. These changes are intended to:

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  Further enhance the structural alignment between our incentive program and our strategy;
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  Respond directly to feedback received from shareholders and the results of our 2015 advisory vote on compensation; and
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  Improve disclosure and transparency of our compensation practices.

Compensation Program Changes that Became Effective in 2016
✓	Lengthened the performance period in our Performance Share Unit (PSU) program from one year to three years.
✓	Eliminated non-GAAP earnings per share (EPS) metric overlap in annual and long-term incentive plans. Non-GAAP EPS remains a financial measure in our annual incentive plan, but is no longer used in our PSU program.
✓	Introduced a new mix of financial performance metrics in our PSU program. Effective 2016, metrics are: total revenues (net of foreign exchange), non-GAAP operating margin and three-year relative TSR.
✓	Reduced the annual maximum incentive opportunity from 251% to 200% of target.
✓	Increased the disclosure of target setting process and enhanced transparency of individual performance goals and determinations.

            Additional detail on our executive compensation program and the changes the Compensation and Management Development Committee implemented in 2016 is provided in the "Compensation Discussion and Analysis" beginning on page 29.

Executive Compensation

            The Compensation and Management Development Committee firmly believes in pay-for-performance and has structured the executive compensation program to align our executives' interests with those of our shareholders.

2016 Target Total CEO Compensation

In line with our commitment to a highly performance-based compensation structure, approximately 90% of Dr. Caforio's total target compensation (and approximately 82% of the target total compensation for our other Named Executive Officers) is variable and at risk, based on the financial, operational, strategic and share price performance of the company.

ITEM 1—ELECTION OF DIRECTORS

            Our Board of Directors has nominated 11 current directors, Peter J. Arduini, Robert J. Bertolini, Giovanni Caforio, M.D., Matthew W. Emmens, Laurie H. Glimcher, M.D., Michael Grobstein, Alan J. Lacy, Dinesh C. Paliwal, Theodore R. Samuels, Vicki L. Sato, Ph.D. and Gerald L. Storch, to serve as directors of Bristol-Myers Squibb. The directors will hold office from election until the 2018 Annual Meeting.

Majority Vote Standard and Mandatory Resignation Policy

            A majority of the votes cast is required to elect directors. Any current director who does not receive a majority of votes cast must tender his or her resignation as a director within 10 business days after the certification of the shareholder vote. The Committee on Directors and Corporate Governance, without participation by any director tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director tendering his or her resignation, will act on the Committee's recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the shareholder vote. We will promptly disclose the Board's decision and the reasons for that decision in a broadly disseminated press release that will also be furnished to the U.S. Securities and Exchange Commission (SEC) on Form 8-K. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

Criteria for Board Membership

            As specified in our Corporate Governance Guidelines, members of our Board should be persons with broad experience in areas important to the operation of our company. These include areas such as business, science, medicine, finance/accounting, law, business strategy, crisis management, corporate governance, education or government. Board members should possess qualities reflecting integrity, independence, leadership, good business judgment, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work well with others. The Corporate Governance Guidelines also express the Board's belief that its membership should continue to reflect a diversity of gender, race and ethnicity.

All Director Nominees Possess:

Director Orientation and Continuing Education

            Director education is an ongoing, year-round process, which begins when a director joins our Board. Upon joining our Board, new directors are provided with a comprehensive orientation to our company, including our business, strategy and governance. For example, new directors typically participate in one-on-one introductory meetings with our senior business and functional leaders and participate in site visits to one or more of our locations. On an ongoing basis, directors receive presentations on a variety of topics related to their work on the Board and within the biopharmaceutical industry, both from senior management and from experts outside of the company. Directors may also enroll in continuing education programs sponsored by third parties at our expense.

Director Independence

9 of our 11 director nominees are currently independent

            Our Corporate Governance Guidelines provide that a substantial majority of Board members be independent from management, and the Board has adopted independence standards that meet the listing standards of the New York Stock Exchange. Our Board has determined that each of our directors and each director nominee for election at this Annual Meeting is independent of Bristol-Myers Squibb and its management in that none currently have a direct or indirect material relationship with our company, except for Giovanni Caforio, M.D.,

Lamberto Andreotti and Laurie Glimcher, M.D. Dr. Caforio and Mr. Andreotti are not independent directors because Dr. Caforio is currently our Chief Executive Officer and Mr. Andreotti was our Chief Executive Officer until May 2015. Dr. Glimcher is not independent because she is President and Chief Executive Officer of the Dana-Farber Cancer Institute (Dana-Farber), a role she assumed on October 1, 2016, and Bristol-Myers Squibb made payments to Dana-Farber in 2014 that exceeded 2% of Dana-Farber's consolidated gross revenues in that year.

Process for Determining Independence

            In accordance with our Corporate Governance Guidelines, our Board undertakes an annual review of director independence. In February 2017 and March 2017, the Board considered all commercial and charitable relationships of our independent directors and director nominees, including the following relationships, which were deemed immaterial under our categorical standards (see Exhibit A):

  •
  Dr. Sato, Messrs. Arduini, Bertolini, Grobstein, Lacy, Samuels and Storch, and Secretary West are directors of companies that received payment from the company for property or services in an aggregate amount that did not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues. For each transaction, the Board determined that the director did not initiate or negotiate the transaction and that the transaction was entered into in the ordinary course of business.

  •
  Dr. Sato, Messrs. Arduini, Grobstein and Lacy and Secretary West, or one of their immediate family members, are employed by, or serve as directors of, businesses or educational or medical institutions with which we engage in ordinary course business transactions. The directors did not initiate or negotiate any transaction with such institutions and the payments made did not exceed the greater of $1 million or 2% of such institutions' respective consolidated gross revenues.

  •
  Dr. Sato, Messrs. Grobstein and Samuels and Secretary West are directors of charitable or non-profit organizations to which the Bristol-Myers Squibb Foundation made charitable contributions, which, in the aggregate, did not exceed the greater of $1 million or 2% of such organizations' respective consolidated gross revenues.

            The Board determined that none of these relationships impair the independence of these directors under the New York Stock Exchange's independence standards or otherwise.

Director Succession Planning and Identification of Board Candidates

Regular Assessment of our Board Composition

            The Committee on Directors and Corporate Governance regularly assesses the appropriate size and composition of our Board, which incorporates the results of the Committee's annual evaluation process. The Committee also considers succession planning for its directors.

Identification and Selection of Director Nominees	Director Tenure

              The Committee on Directors and Corporate Governance, in consultation with the Chairman, conducts an initial evaluation of prospective nominees against the established Board membership criteria discussed above. The Committee also reviews the skills of the current directors and compares them to the particular skills of potential candidates, keeping in mind the Board's commitment to maintain members of diverse experience and background. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, third-party search firms, management, shareholders or others. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the members of the Committee on Directors and Corporate Governance, the Chairman, the Lead Independent Director and other directors, as applicable. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate. Messrs. Bertolini, Emmens and Samuels were identified by advisors to the company and vetted through the use of a third-party search firm. These candidates were interviewed by members of the Committee on Directors and Corporate Governance and other directors, and after a period of consultation, the candidates were recommended for nomination to the Board and the Board unanimously approved their nomination and election. The company also discussed Board composition with JANA Partners, LLC, a shareholder of the company, and incorporated their views into its decision process.

Shareholder Nominations for Director

            The Committee on Directors and Corporate Governance considers and evaluates shareholder recommendations of nominees for election to our Board of Directors in the same manner as other director nominees. Shareholder recommendations must be accompanied by disclosure, including written information about the recommended nominee's business experience and background with consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Shareholders should send their written recommendations of nominees accompanied by the required documents to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, Attention: Corporate Secretary.

Proxy Access Shareholder Right

            Following extensive engagement with our shareholders, our Board determined to adopt proxy access in February 2016, permitting a shareholder or group of up to 20 shareholders holding 3% of our outstanding shares of common stock for at least three years to nominate a number of directors constituting the greater of two directors or 20% of the number of directors on our Board, as set forth in detail in our Bylaws. If you wish to propose any action pursuant to our proxy access bylaw provision, you must deliver a notice to BMS containing certain information set forth in our Bylaws, not less than 120 but not more than 150 days before the anniversary of the prior year's filing of the proxy materials. For our 2018 Annual Meeting, we must receive this notice between October 24, 2017 and November 23, 2017. Shareholders should send their notices to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, Attention: Corporate Secretary.

2017 Director Nominees

            The following biographies of our director nominees reflect their Board Committee membership and Chair positions as of the date of this year's Annual Meeting.

Director since 2014 CEO of the Company and Chairman-Designate	GIOVANNI CAFORIO, M.D.

Dr. Caforio, age 52, has been our Chief Executive Officer since May 2015 and our Chairman-Designate since December 2016. He was our Chief Operating Officer from June 2014 to May 2015, and he served as Executive Vice President and Chief Commercial Officer from November 2013 to June 2014. From October 2011 to November 2013, he served as President, U.S. Dr. Caforio held the position of Senior Vice President, Global Commercialization and Immunology from May 2010 to October 2011. Prior to that, he served as Senior Vice President, Oncology, U.S. and Global Commercialization from March 2009 to May 2010. From January 2007 to March 2009 he served as Senior Vice President, U.S. Oncology and from May 2004 to January 2007, he served as Senior Vice President, European Marketing and Brand Commercialization. Dr. Caforio is a member of the Board of Trustees of Hun School of Princeton and the Pharmaceutical Research and Manufacturers of America.

Key Skills and Experience: With over 26 years of pharmaceutical industry experience, including more than 15 years at the company, Dr. Caforio has overseen the creation of a fully integrated worldwide commercial organization as part of our evolution into a specialty biopharmaceutical company. A physician by training, Dr. Caforio has worked across many businesses within the company, in Europe and the U.S., and has a proven record of developing talented leaders with the diverse experiences and competencies needed for the continued success of the company.

Director since 2006

BMS Committees:

•

Committee on Directors
and Corporate
Governance (Chair)

•

Science & Technology
(Chair)

Other Directorships:

Current:

•

PerkinElmer Corporation

•

BorgWarner, Inc.

•

Syros Pharmaceuticals

VICKI L. SATO, PH.D.

Dr. Sato, age 68, has served as a professor of management practice at the Harvard Business School since July 2005. From July 2005 to October 2014 she served as professor of the practice of molecular and cell biology at Harvard University. In 2005, Dr. Sato retired as President of Vertex Pharmaceuticals Incorporated, a global biotechnology company, where she was responsible for research and development, business and corporate development, commercial operations, legal and finance. Dr. Sato also served as Chief Scientific Officer, Senior Vice President of Research and Development and Chair of the Scientific Advisory Board at Vertex before being named President in 2000. She serves as Chairman of Denali Therapeutics, Inc. and VIR Biotechnology, Inc. and a Director of Syros Pharmaceuticals. She is a co-Chair on the Advisory Council for LifeSci NYC. She also serves on the Board of Directors of the Peer Health Exchange, Inc. Dr. Sato will not stand for re-election to the Board of Directors of PerkinElmer at their 2017 annual meeting.

Key Skills and Experience: Dr. Sato's extensive and distinctive experience in business, academia and science over more than 31 years brings to the Board a valuable perspective on the biotech industry. Dr. Sato has a strong background in research and development positioning her well to serve as Chair of our Science and Technology Committee. Her experience serving on the Boards of other healthcare companies and her knowledge and keen understanding of the issues facing public companies, and in particular, healthcare companies position her well to serve as our Lead Independent Director.

Director since 2016 BMS Committees: • Audit Committee • Compensation and Management Development Committee Other Directorships: Current: • Integra LifeSciences Holdings Corporation	PETER J. ARDUINI

Mr. Arduini, age 52, has been President and Chief Executive Officer of Integra LifeSciences Holdings Corporation, a global medical technology company, since January 2012 and currently serves as a member of Integra's Board of Directors. He served as President and Chief Operating Officer of Integra from November 2010 to January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, from 2005 to 2010. Prior to joining Baxter, he worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses, culminating in leading the global functional imaging business. Mr. Arduini also serves on the Board of Directors of ADVAMED (the Advanced Medical Technology Association), the Board of Directors of MDIC (the Medical Device Innovation Consortium), and the Board of Directors of the National Italian American Foundation.

Mr. Arduini also serves on the Board of Trustees of Susquehanna University.

Key Skills and Experience: With over 25 years in the healthcare industry, Mr. Arduini brings to the Board extensive leadership, business and operational experience, particularly with respect to manufacturing and sales of medical technology and devices. In addition, his experience serving as a public company chief executive officer and former chief operational officer positions him well to serve as a member of our Audit Committee and our Compensation and Management Development Committee.

Director since 2017 BMS Committees: • Audit • Committee on Directors and Corporate Governance Other Directorships: Current: • Charles River Laboratories International, Inc.	ROBERT J. BERTOLINI

Mr. Bertolini, age 55, served as President and Chief Financial Officer of Bausch & Lomb Incorporated from February 2013 until August 2013 (until its acquisition by Valeant Pharmaceuticals). Previously, Mr. Bertolini served as Executive Vice President and Chief Financial Officer at Schering-Plough Corp. from November 2003 until November 2009 (through its merger with Merck & Co.) with responsibility for tax, accounting and financial asset management. Prior to joining Schering-Plough, Mr. Bertolini spent 20 years at PricewaterhouseCoopers LLP, ultimately leading its global pharmaceutical industry practice. Mr. Bertolini also serves on the Board of Directors of Actelion Pharmaceuticals Ltd.

Key Skills and Experience: Mr. Bertolini brings to the Board extensive expertise in our industry, particularly in building world-class finance and information technology functions and in leading business development and strategy. In addition, as a former chief financial officer who also has over 20 years' experience at a major auditing firm, Mr. Bertolini has extensive knowledge and background related to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes and this positions him well to serve as a member of our Audit Committee and our Committee on Directors and Corporate Governance.

Director since 2017 BMS Committees: • Compensation and Management Development Committee • Science & Technology Other Directorships: Past 5 Years: • Vertex Pharmaceuticals Incorporated	MATTHEW W. EMMENS

Mr. Emmens, age 65, served as Chief Executive Officer of Shire PLC from 2003 to 2008 and Chairman of the Board from 2008 to 2014. He also served as a Director of Vertex Pharmaceuticals Incorporated from 2004 to 2009, Chairman, President and Chief Executive Officer from 2009 to 2012 and Director from 2012 to 2013. Mr. Emmens served as President, Worldwide Pharmaceuticals of Merck KGaA from 1999 to 2003, as Chief Executive Officer, Commercial Operations of Astra Merck Inc. from 1992 to 1999 and in Sales, Marketing and Administration positions for Merck & Co, Inc. from 1974 to 1991.

Key Skills and Experience: With over 40 years in the biopharmaceutical industry, Mr. Emmens brings to the Board significant expertise in management, business development, business and operations, particularly with respect to strategy and team effectiveness. Mr. Emmens' strong leadership qualities and industry knowledge position him well to provide valuable insights to both management and his fellow Board members on issues facing our company and to serve as a member of our Compensation and Management Development Committee and a member of our Science and Technology Committee.

Director since 1997 BMS Committees: • Science & Technology Committee Other Directorships: Current: • Waters Corporation	LAURIE H. GLIMCHER, M.D.

Dr. Glimcher, age 65, has been the President and Chief Executive Officer of Dana Farber Cancer Institute, Inc. since October 2016. She has also served as Principal Investigator and Director of the Dana Farber/Harvard Cancer Center and as the Susan Smith Professor of Medicine at Harvard Medical School since December 2016. Dr. Glimcher served as the Stephen and Suzanne Weiss Dean of Weill Cornell Medical College and the Cornell University Provost for Medical Affairs from January 2012 to September 2016. She was the Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School from 1990 to December 2011. Dr. Glimcher is a Fellow of the American Academy of Arts and Sciences, a member of the National Academy of Sciences and a Fellow of the Royal Society of Biology (in the UK). She is the former President of the American Association of Immunologists and serves as a member of the American Asthma Foundation, Cancer Research Institute and Prix Galien Scientific Advisory Boards and the Lasker Award Jury. Dr. Glimcher is also a member of the American Association for Cancer Research, Association of American Cancer Institutes, and the American Society of Clinical Oncology. She is also a Director of the Parker Institute for Cancer Immunotherapy.

Dr. Glimcher serves on the Board of Trustees of the Memorial Sloan-Kettering Cancer Center Board of Overseers. She also serves on the Scientific Advisory Boards of Cancer Research Institute, Health Care Ventures, Inc. and American Asthma Foundation.

Key Skills and Experience: Dr. Glimcher is an internationally known immunologist and physician who brings a unique perspective to our Board on a variety of healthcare related issues. Her expertise in the immunology area and her extensive experience in the medical field position her well to serve as a member of our Science and Technology Committee.

Director since 2007

BMS Committees:

•

Audit Committee

•

Compensation and
Management Development
Committee (Chair)

Other Directorships:

Current:

•

Mead Johnson Nutrition
Company

Past 5 Years:

•

Given Imaging

MICHAEL GROBSTEIN

Mr. Grobstein, age 74, is a retired Vice Chairman of Ernst & Young LLP, an independent registered public accounting firm. He worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. Mr. Grobstein served as Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. He serves on the Board of Trustees and Executive Committee and is the Treasurer of the Central Park Conservancy. He also serves on the Board of Directors of the Peer Health Exchange, Inc.

Key Skills and Experience: With over 30 years of experience at a major auditing firm, Mr. Grobstein has extensive knowledge and background relating to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes. Mr. Grobstein's depth and breadth of financial expertise and his experience handling complex financial issues position him well to serve as Chair of our Compensation and Management Development Committee and a member of our Audit Committee.

Director since 2008

BMS Committees:

•

Audit Committee (Chair)

•

Committee on Directors
and Corporate Governance

Other Directorships:

Current:

•

Dave & Buster's
Entertainment, Inc.
(Non-Executive Chairman)

Past 5 Years:

•

The Hillman Companies

ALAN J. LACY

Mr. Lacy, age 63, is currently the Non-Executive Chairman of Dave & Buster's Entertainment Inc. and previously served as the Chairman and Chief Executive Officer of Sears, Roebuck and Co. and the Vice Chairman and Chief Executive Officer of its successor, Sears Holdings Corporation, from 2000 to 2005. Mr. Lacy also served as Vice Chairman of Sears Holdings Corporation from 2005 to 2006. More recently, Mr. Lacy served as Senior Advisor to Oak Hill Capital Partners, L.P., a private equity investment firm, from 2007 to 2014. He is a Trustee of Fidelity Funds and the California Chapter of The Nature Conservancy. Mr. Lacy is a Director of the Center for Advanced Study in the Behavioral Sciences at Stanford University.

Key Skills and Experience: Mr. Lacy is a highly respected business leader with a proven record of accomplishment. He brings to the Board extensive business understanding and demonstrated management expertise having served in key leadership positions at Sears Holdings Corporation, including Chief Executive Officer. In addition, his experience as a senior financial officer of three large public companies provides him with a comprehensive understanding of the complex financial, legal and corporate governance issues facing large companies and positions him well to serve as Chair of our Audit Committee and a member of our Committee on Directors and Corporate Governance.

Director since 2013

BMS Committees:

•

Committee on Directors
and Corporate Governance

•

Compensation and
Management Development
Committee

Other Directorships:

Current:

•

Raytheon Company

Past 5 Years:

•

ADT Corporation

•

Tyco International, Ltd.

DINESH C. PALIWAL

Mr. Paliwal, age 59, served as Chairman, President and Chief Executive Officer of Harman International Industries, Inc., the connected technologies company for automotive, consumer and enterprise markets, from July 2008 to March 2017 (until its acquisition by Samsung Electronics Co., Ltd.). Following the merger with Samsung Electronics, he continues to serve as Chief Executive Officer and Director of the standalone Harman subsidiary. He has served as President and Chief Executive Officer of Harman since July 2007. Prior to joining Harman, Mr. Paliwal served as a member of the Group Executive Committee of ABB Ltd., a provider of industrial automation, power transmission systems and services, from January 2001 until June 2007. He also served as President of Global Markets and Technology of ABB Ltd. from January 2006 until June 2007, as Chairman and Chief Executive Officer of ABB North America from January 2004 until June 2007, and as President and Chief Executive Officer of ABB Automation Technologies Division from October 2002 to December 2005. Mr. Paliwal is a member of the CEO Business Roundtable in Washington, D.C. and the U.S. India Business CEO Forum.

He also serves on the Boards of Directors of the Business Advisory Council of Farmer School of Business, Miami University of Ohio and the U.S. Business Council.

Key Skills and Experience: Mr. Paliwal brings to the Board extensive leadership, business and governance experience having served as a public company chief executive officer and a senior executive officer of various divisions of a multinational corporation. His engineering and financial background, together with his worldwide experience, particularly in emerging markets, provide him with a heightened understanding of the complex issues which arise in the global marketplace. In addition, Mr. Paliwal's experience and his prior service on Boards of other public companies position him well to serve as a member of our Committee on Directors and Corporate Governance and our Compensation and Management Development Committee.

Director since 2017 BMS Committees: • Audit Committee • Committee on Directors and Corporate Governance Other Directorships: Current: • Perrigo Company, PLC • Stamps.com	THEODORE R. SAMUELS

Mr. Samuels, age 62, served with Capital Group Companies from 1981 to 2016. He was President of the Capital Guardian Trust Company from 2010 to 2016 and was the Capital Group representative for Focusing Capital on the Long Term from 2014 to 2015. Mr. Samuels was a portfolio manager from 1990 to 2016, and while at Capital Group served on numerous management and investment committees. He also served as a board member of Capital Group Foundation and as Chair of Capital Group Foundation Investment Committee and the Capital International (North America) Proxy Committee. Mr. Samuels served on the Capital Group Finance Committee from 2013-2016 and previously served on the Capital Group Board and the Capital Group Audit Committee. He also serves as Co-chair of Tuft's President's Council, the Harvard West Cost Council and is a member of the Harvard College Fund Executive Committee. Mr. Samuels is a trustee of Children's Hospital Los Angeles, where he served as Co-chair from 2012 to 2015 and is also a trustee of the Pasadena City College Foundation.

Key Skills and Experience: With over 35 years in the financial industry, Mr. Samuels brings to the Board extensive business and operational experience, particularly with respect to economics and investment decision-making. His experience and the investor perspective he brings to the Board position him well to serve as a member of our Audit Committee and our Committee on Directors and Corporate Governance.

Director since 2012 BMS Committees: • Audit Committee • Compensation and Management Development Committee Other Directorships: Current: • Supervalu, Inc. (Non-Executive Chairman)	GERALD L. STORCH

Mr. Storch, age 60, has served as Chief Executive Officer of Hudson's Bay Company since January 2015, a leading owner and operator of department stores, including Saks Fifth Avenue, Lord & Taylor, Hudson's Bay Department Stores, Home Outfitters, Saks OFF 5th, Kaufhof, Inno and the e-commerce business Gilt. From November 2013 to January 2014 he served as Chairman and Chief Executive Officer of Storch Advisors. He also served as Chairman of Toys"R"Us, Inc. from February 2006 to November 2013 and Chief Executive Officer of Toys"R"Us from February 2006 to May 2013. Prior to joining Toys"R"Us, Mr. Storch served as Vice Chairman of Target Corporation. He joined Target in 1993 as Senior Vice President of Strategy and served in roles of increasing seniority over the next 12 years. Prior to joining Target, Mr. Storch was a partner at McKinsey & Company. He is a director of Fanatics, Inc.

Key Skills and Experience: A retail veteran with more than 20 years of experience, Mr. Storch provides the Board with valuable business, leadership and management insight, including expertise leading an organization with global operations, giving him a keen understanding of the issues facing a multinational business. These qualities make him a valued member of our Audit Committee. Additionally, his prior service on the compensation committee of another public company positions him well to serve as a member of our Compensation and Management Development Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Active Board Oversight of Our Governance

            Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our company. The Board keeps itself informed of company business through regular written reports and analyses and discussions with the Chief Executive Officer and other officers of Bristol-Myers Squibb; by reviewing materials provided to Board members by management and by outside advisors; and by participating in Board and Board Committee meetings.

            The Committee on Directors and Corporate Governance continually reviews corporate governance issues and is responsible for identifying and recommending the adoption of corporate governance initiatives. In addition, our Compensation and Management Development Committee regularly reviews compensation issues and recommends adoption of policies and procedures that strengthen our compensation practices. The "Compensation Discussion and Analysis" beginning on page 29 discusses many of these policies and procedures.

            The Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. Our Board annually reviews the Corporate Governance Guidelines and, from time to time, our Board revises them in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. Our Corporate Governance Guidelines may be viewed on our website at www.bms.com/ourcompany/governance.

Board Leadership Structure

            The company's governance documents provide the Board with flexibility to select the appropriate leadership structure for the company. They establish well-defined responsibilities with respect to the Chairman and Lead Independent Director roles, including the requirement that the Board have a Lead Independent Director if the Chairman is not an independent director. This information is set forth in more detail on our website at www.bms.com/ourcompany/governance.

            On December 21, 2016, we announced the following Board leadership changes:

  •
  Mr. Andreotti will retire as our Chairman and a member of our Board at the 2017 Annual Meeting of Shareholders on May 2, 2017.

  •
  The Board has elected Dr. Caforio to become Chairman of the Board in addition to his current role as Chief Executive Officer, effective May 2, 2017.

            Our Board has dedicated significant consideration to our leadership structure, particularly in connection with the planned retirement of Mr. Andreotti at the 2017 Annual Meeting. The Board's analysis of our leadership structure took into account many factors, including the specific needs of the Board and the company, the strong role of our Lead Independent Director, our Corporate Governance Guidelines (including our governance practices that provide for independent oversight of management), the challenges specific to our company, and the best interests of our shareholders. After thoughtful and rigorous consideration, the Board determined that combining the Chairman and Chief Executive Officer positions and electing Dr. Caforio as the next Chairman of the Board is in the best interest of the company and our shareholders. Specifically, our Board believes that to have Dr. Caforio serve in the combined role of Chairman and Chief Executive Officer confers distinct advantages at this time, including:

  •
  by selecting a Chairman who, like our current Chairman, can draw on detailed institutional knowledge of the company and industry experience from serving as Chief Executive Officer, this provides the Board with focused leadership, particularly in discussions about the company's strategy;

  •
  a combined role ensures that the company presents its message and strategy to all stakeholders, including shareholders, employees and patients, with a unified voice; and

  •
  the structure allows for efficient decision making and focused accountability.

            The Board recognizes the importance of appointing a strong Lead Independent Director to maintain a counterbalancing structure to ensure that the Board functions in an appropriately independent manner. The Lead

Independent Director is selected annually by the independent directors. Secretary West served as our Lead Independent Director from 2015 through the date of the 2017 Annual Meeting, and the independent directors have elected Dr. Sato to serve in that position following the 2017 Annual Meeting.

            The Lead Independent Director's responsibilities include, among others:

✓	Serving as liaison between the independent directors and the Chairman	✓	Approving the quality, quantity and timeliness of information sent to the Board
✓	Reviewing and approving meeting agendas and sufficiency of time	✓	Serving a key role in Board and Chief Executive Officer evaluations
✓	Calling meetings of the independent directors	✓	Responding directly to shareholder and stakeholder questions, as appropriate
✓	Presiding at all meetings of the independent directors and any Board meeting when the Chairman and the Chief Executive Officer are not present, including executive sessions of the independent directors	✓	Providing feedback from executive sessions of the independent directors to the Chief Executive Officer, other senior management and to the Chairman
✓	Communicating with major shareholders, as appropriate	✓	Recommending advisors and consultants

            The Board believes this structure provides an effective, high-functioning Board, as well as appropriate safeguards and oversight. Our Board will continue to evaluate its leadership structure in light of changing circumstances and will evaluate the Board's leadership structure on at least an annual basis and make changes at such times as it deems appropriate.

Board's Role in Strategic Planning and Risk Oversight

            Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the biopharmaceutical industry and general business environment. Our Board has been instrumental in determining our next steps as we have emerged as a specialty biopharmaceutical company.

            Furthermore, in setting our business strategy, the Board plays a critical role in the determination of the types and appropriate levels of risk undertaken by the company.

•
Constant focus on strategy:  Throughout the year, our Board provides guidance to management on strategy and helps to refine operating plans to implement the strategy.
•
Annual strategy deep-dive:  Each year, typically during the second quarter, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by our Chief Executive Officer as part of the meeting.
•
Dedicated to oversight of risk management:  As stated in our Corporate Governance Guidelines, our Board is responsible for risk oversight as part of its fiduciary duty of care to monitor business operations effectively.

            Our Board administers its strategic planning and risk oversight function as a whole and through its Board Committees. The following are examples of how our Board Committees are involved in this process:

Audit Committee	Regularly reviews and discusses with management our process to assess and manage enterprise risks, including those related to market/environmental, strategic, financial, operational, legal, compliance, information security and reputation

Compensation and Management Development Committee	Annually evaluates our incentive compensation programs to determine whether incentive pay encourages excessive or inappropriate risk-taking

Committee on Directors and Corporate Governance	Regularly considers and makes recommendations to the Board concerning the appropriate size, function and needs of the Board, determines the criteria for Board membership, provides oversight of our corporate governance affairs and reviews corporate governance practices and policies

Science and Technology Committee	Regularly reviews our pipeline to evaluate our progress in achieving our near-term and long-term strategic research and development goals and objectives and assures that we make well-informed choices in the investment of our research and development resources, among other things

Risk Assessment of Compensation Policies and Practices

            The Compensation and Management Development Committee annually conducts a worldwide review of our material compensation policies and practices. Based on this review, we have concluded that our material compensation policies and practices are not reasonably likely to have a material adverse effect on the company. On a global basis, our compensation programs contain many design features that mitigate the likelihood of inducing excessive or inappropriate risk-taking behavior. These features include:

✓	Balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price	✓	Clawback and recoupment provisions and policies pertaining to annual incentive payouts and long-term incentive awards
✓	Multiple metrics in our incentive programs that balance top-line, bottom-line and pipeline performance	✓	Share ownership and retention guidelines applicable to our senior executives
✓	Caps in our incentive program payout formulas	✓	Equity award policies that limit risk by having fixed annual grant dates
✓	Reasonable goals and objectives in our incentive programs	✓	Prohibition of speculative and hedging transactions by all employees and directors
✓	Payouts modified based upon individual performance, inclusive of assessments against our BMS BioPharma Behaviors and the BMS Commitment	✓	All non-sales managers and executives worldwide participate in the same annual incentive program that pertains to our Named Executive Officers and that has been approved by the Compensation and Management Development Committee
✓	The Compensation and Management Development Committee's ability to exercise downward discretion in determining incentive program payouts	✓	Mandatory training on our Principles of Integrity: BMS Standards of Business Conduct and Ethics (the Principles of Integrity) and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions

Annual Evaluation Process

            Our Board recognizes the important role Board and committee evaluations play in ensuring the effective functioning of our Board. The committee evaluation process of gathering and analyzing feedback is led by each committee chair and commences at the first committee meetings of the year. In March, the Board undertakes its own, separate evaluation process, led by our Chairman and our Lead Independent Director, and committee chairs report to the Board the results of each committee's own evaluation process. Our Board also believes in the importance of continuously improving the functioning of our Board and committees. The Lead Independent Director actively conveys directors' feedback on an ongoing basis to our Chairman and Chief Executive Officer. The Committee on Directors and Corporate Governance continuously assesses the Board evaluation process and plans to enhance the process for 2017.

            While the Board considers board refreshment as an integral part of its process to ensure that the skill set, proficiency and perspectives of board members remain sufficiently current and broad to deal with the ever-changing business dynamics of the company; it also considers important the need to balance such refreshment with the understanding that age and experience often bring solid judgment, proven knowledge and wisdom, and invaluable continuity.

Meetings of our Board

            Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2016, the Board met 11 times. The average aggregate attendance of directors at Board and committee meetings was over 96%. No director attended fewer than 75% of the aggregate number of Board and committee meetings during the period he or she served, except for Lewis Campbell, who retired from the Board in May 2016. In addition, our independent directors met 10 times during 2016 to discuss such topics as our independent directors determined, including the evaluation of the performance of our current Chief Executive Officer.

Annual Meeting of Shareholders

            Directors are strongly encouraged, but not required, to attend the Annual Meeting of Shareholders. All of the 2016 nominees for director attended our 2016 Annual Meeting of Shareholders.

Committees of our Board

            Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee, and Committee on Directors and Corporate Governance, which are composed entirely of independent directors. Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors established the Science and Technology Committee. Our Board has appointed individuals from among its members to serve on these four standing committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at http://bms.com/ourcompany/governance/Pages/board_committees_charters.aspx. Each of these Board Committees has the necessary resources and authority to discharge its responsibilities, including the authority to retain consultants or experts to advise the committee.

            The table below indicates the current members of our standing Board Committees and the number of meetings held in 2016:

Director(3)	Audit(1)	Committee on Directors and Corporate Governance	Compensation and Management Development	Science and Technology(2)
Lamberto Andreotti
Peter J. Arduini	X
Giovanni Caforio, M.D.
Laurie H. Glimcher, M.D.				X
Michael Grobstein	X		C
Alan J. Lacy	C	X
Dinesh C. Paliwal	X	X
Vicki L. Sato, Ph.D.(4)			X	C
Gerald L. Storch	X		X
Togo D. West, Jr.(5)		C	X
Number of 2016 Meetings	5	4	7	8

"C"
indicates Chair of the committee.
(1)
Our Board of Directors has determined, in its judgment, that all members of the Audit Committee are financially literate and that all members of the Audit Committee meet additional, heightened independence criteria applicable to directors serving on audit committees under the New York Stock Exchange listing standards. In addition, our Board has determined that Messrs. Arduini, Grobstein, Lacy and Storch each qualify as an "audit committee financial expert" under the applicable SEC rules.
(2)
Dr. Thomas J. Lynch Jr., our Executive Vice President and Chief Scientific Officer, is a member of the Science and Technology Committee but he is no longer a member of our Board.
(3)
Robert J. Bertolini, Matthew W. Emmens and Theodore R. Samuels were each elected to serve as a member of our Board of Directors effective February 21, 2017. Effective May 2, 2017 Mr. Bertolini will become a member of our Audit Committee and Committee on Directors and Corporate Governance, Mr. Emmens will become a member of our Compensation and Management Development Committee and Science and Technology Committee, and Mr. Samuels will become a member of our Audit Committee and Committee on Directors and Corporate Governance.
(4)
Dr. Sato was elected to serve as our Lead Independent Director effective May 2, 2017. Dr. Sato will also assume the role of Chair of the Committee on Directors and Corporate Governance effective May 2, 2017.
(5)
Secretary West will retire from our Board effective after the 2017 Annual Meeting.

            The following descriptions reflect each standing Board Committee's membership and Chair effective as of May 2, 2017.

Audit Committee
Committee Chair: Alan J. Lacy Additional Members: Peter J. Arduini Robert J. Bertolini Michael Grobstein Theodore R. Samuels Gerald L. Storch	Key Responsibilities

•

Overseeing and monitoring the quality of our accounting and auditing practices

•

Appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting

•

Assisting the Board in fulfilling its responsibilities for general oversight of (i) compliance with legal and regulatory requirements, (ii) the performance of our internal audit function and (iii) enterprise risk assessment and risk management policies and guidelines

•

Reviewing our disclosure controls and procedures, periodic filings with the SEC, earnings releases and earnings guidance

•

Producing the required Audit Committee Report for inclusion in our Proxy Statement

•

Overseeing the implementation and effectiveness of our compliance and ethics program

•

Reviewing our information security and data protection program

Committee on Directors and Corporate Governance
Committee Chair: Vicki L. Sato, Ph.D. Additional Members: Robert J. Bertolini Alan J. Lacy Dinesh C. Paliwal Theodore R. Samuels	Key Responsibilities

•

Providing oversight of our corporate governance affairs and reviewing corporate governance practices and policies, including annually reviewing the Corporate Governance Guidelines and recommending any changes to the Board

•

Identifying individuals qualified to become Board members and recommending that our Board select the director nominees for the next annual meeting of shareholders

•

Reviewing and recommending annually to our Board the compensation of non-employee directors

•

Considering questions of potential conflicts of interest involving directors and senior management and establishing, maintaining and overseeing related party transaction policies and procedures

•

Evaluating and making recommendations to the Board concerning director independence and defining specific categorical standards for director independence

•

Providing oversight of the company's political activities

•

Considering matters relating to the company's responsibilities as a global corporate citizen pertaining to corporate social responsibility and corporate public policy and the impact on the company's employees and shareholders

•

Overseeing the annual evaluation process of the Board and its Committees

Compensation and Management Development Committee
Committee Chair: Michael Grobstein Additional Members: Peter J. Arduini Mathew W. Emmens Dinesh C. Paliwal Gerald L. Storch	Key Responsibilities

•

Reviewing, approving and reporting to our Board on our major compensation and benefits plans, policies and programs

•

Reviewing corporate goals and objectives relevant to CEO compensation, evaluating the CEO's performance in light of those goals and objectives and recommending for approval by at least three-fourths of the independent directors of our Board the CEO's compensation based on this evaluation

•

Reviewing and evaluating the performance of senior management; approving the compensation of executive officers and certain senior management

•

Overseeing our management development programs, performance assessment of senior executives and succession planning

•

Reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement, recommending to the Board whether the Compensation Discussion and Analysis should be included in our Proxy Statement, and producing the Compensation and Management Development Committee Report required for inclusion in our Proxy Statement

•

Establishing and overseeing our compensation recoupment policies

•

Reviewing incentive compensation programs to determine whether incentive pay encourages inappropriate risk-taking

Science and Technology Committee
Committee Chair: Vicki L. Sato, Ph.D. Additional Members: Matthew W. Emmens Laurie H. Glimcher, M.D. Thomas J. Lynch, Jr., M.D.	Key Responsibilities

•

Reviewing and advising our Board on the strategic direction of our research and development (R&D) programs and our progress in achieving near-term and long-term R&D objectives

•

Reviewing and advising our Board on our internal and external investments in science and technology

•

Identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company

•

Providing assistance to the Compensation and Management Development Committee in setting any pipeline performance metric under the company's incentive compensation programs and reviewing the performance results

Codes of Conduct

            The Principles of Integrity adopted by our Board of Directors set forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller.

            In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Principles of Integrity by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer and the heads of major operating units.

            Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues.

            The Principles of Integrity, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com/ourcompany/governance. We will post any substantive amendments to, or waivers from, applicable provisions of our Principles, our Code of Ethics for Senior Financial Officers, and our Code of Business Conduct and Ethics for Directors on our website at www.bms.com/ourcompany/governance within two days following the date of such amendment or waiver.

            Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Related Party Transactions

            The Board has adopted a written policy and procedures for the review and approval of transactions involving the company and related parties, such as directors, executive officers and their immediate family members. The policy covers any transaction or series of transactions (an "interested transaction") in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity). All interested transactions are subject to approval or ratification in accordance with the following procedures:

  •
  Management will be responsible for determining whether a transaction is an interested transaction requiring review under this policy, in which case the transaction will be disclosed to the Committee on Directors and Corporate Governance (the "Governance Committee").

  •
  The Governance Committee will review the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or ordinary circumstances and the related party's interest in the transaction.

  •
  If it is impractical or undesirable to wait until a Governance Committee meeting to complete an interested transaction, the Chair of the Governance Committee, in consultation with the General Counsel, may review and approve the transaction, which approval must be ratified by the Governance Committee at its next meeting.

  •
  In the event the company becomes aware of an interested transaction that has not been approved, the Governance Committee will evaluate all options available to the company, including ratification, revision or termination of such transaction and take such course of action as the Governance Committee deems appropriate under the circumstances.

  •
  No director will participate in any discussion or approval of the interested transaction for which he or she is a related party, except that the director will provide all material information concerning the interested transaction to the Governance Committee.

  •
  If an interested transaction is ongoing, the Governance Committee may establish guidelines for management to follow in its ongoing dealings with the related party and will review and assess such ongoing relationships on at least an annual basis.

  •
  Certain types of interested transactions are deemed to be pre-approved or ratified by the Governance Committee, as applicable, even if the amount involved will exceed $120,000, including the employment of executive officers, director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

            BlackRock, Inc. (BlackRock), Wellington Management Group, LLP (Wellington) and The Vanguard Group (Vanguard) are each considered a "Related Party" under our related party transaction policy because they each beneficially own more than 5% of our outstanding common stock. The Governance Committee ratified and approved the following related party transactions in accordance with our policy and Bylaws:

  •
  Certain of our retirement plans use BlackRock and its affiliates to provide investment management services. In connection with these services, we paid BlackRock approximately $1.5 million in fees during 2016.

  •
  Certain of our retirement plans use Wellington and its affiliates to provide investment management services. In connection with these services, we paid Wellington approximately $1.02 million in fees during 2016.

  •
  Vanguard acts as an investment manager with respect to certain investment options under our savings and thrift plans. Participants in the plans pay Vanguard's investment management fees if they invest in investment options managed by Vanguard; neither the plans themselves nor the company pays fees directly to Vanguard. In connection with these services, Vanguard received approximately $445,000 in fees during 2016.

            The Governance Committee ratified the above relationships on the basis that these entities' ownership of our stock plays no role in the business relationship between us and them, and that the engagement of each entity was on terms no more favorable to them than terms that would be available to unaffiliated third parties under the same or similar circumstances.

            On September 1, 2015, Dr. Lynch became the Chairman and Chief Executive Officer of the Massachusetts General Physicians Organization (MGPO) and a member of the Board of Directors of Massachusetts General Hospital (MGH). The MGPO and MGH comprise the operating structure of the General Hospital Corporation, which is the largest part of the parent corporation, Partners HealthCare, a not-for-profit healthcare system. The company has made both business and charitable payments to MGH for many years, including for research studies and grants led by principal investigators affiliated with the hospital. The company paid MGH approximately $316,000 in 2016, which accounted for less than 0.01% of Partners HealthCare's revenues for the fiscal year ended September 30, 2016. Dr. Lynch retired from the Board on March 15, 2017 and is our new Chief Scientific Officer.

            On October 1, 2016, Dr. Glimcher became President and CEO of Dana-Farber Cancer Institute ("Dana-Farber"). The company has made both business and charitable payments to Dana-Farber for several years and entered into multiple research collaborations with Dana-Farber as recently as February 2016. The company paid Dana-Farber approximately $9.94 million in 2016, which accounted for less than 2% of Dana-Farber's revenues for the 2016 fiscal year.

            The Governance Committee ratified the above relationships on the basis that Dr. Lynch and Dr. Glimcher did not initiate or negotiate any of the arrangements the company has with either of their affiliated organizations, all of the business dealings were entered into in the ordinary course of business prior to either Dr. Lynch or Dr. Glimcher assuming the stated roles at the respective organizations and the engagement of such companies by BMS were on terms no more favorable to them than terms that would be available to unaffiliated third parties under the same or similar circumstances.

Disclosure Regarding Political Activities

            We provide semi-annual disclosure on our website of all political contributions to political committees, parties or candidates on both state and federal levels that are made by our employee political action committee, as well as annual disclosure of the portion of our dues or other payments made to trade associations to which we give $50,000 or more that can be attributed to lobbying expenditures.

Communications with our Board of Directors

            Our Board has created a process for anyone to communicate directly with our Board, any committee of the Board, the non-management directors of the Board collectively or any individual director, including our Chairman and Lead Independent Director. Any interested party wishing to contact our Board may do so in writing by sending a letter c/o Corporate Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, NY 10154.

            Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Governance Committee.

            Our Corporate Secretary or her designee reviews all correspondence and forwards to the addressee all correspondence determined to be appropriate for delivery. Our Corporate Secretary periodically forwards to the Governance Committee a summary of all correspondence received. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Our process for handling communications to our Board has been approved by the independent directors.

Compensation of Directors

Director Compensation Program

            We aim to provide a competitive compensation program to attract and retain high quality directors. The Committee on Directors and Corporate Governance annually reviews our directors' compensation practices, including a review of the director compensation programs at our executive compensation peer group. Furthermore, for 2016 we again engaged an outside consultant, Frederic W. Cook & Co., Inc. (FWC), to review market data and competitive information on director compensation. FWC recommended that our executive compensation peer group should be the primary source for determining director compensation.

            Based on this analysis, the Committee determined, in light of the fact that our director compensation program has been unchanged since 2013 and was below the 25th percentile of our peer group, among other reasons, to increase each of the annual retainer and the annual equity award for service as a director for 2016 by $10,000. Our employee directors do not receive any additional compensation for serving as directors.

            The Committee believes the total compensation package for directors we offered in 2016 was reasonable, and appropriately aligned the interests of directors with our shareholders by ensuring directors have a proprietary stake in our company.

            In consideration of emerging corporate governance best practices, on March 2, 2017, our Board adopted an amendment to the Company's 2012 Stock Award and Incentive Plan, for the sole purpose of adding a limit on the amount of equity and cash compensation that can be paid to a non-employee director of the company in a calendar year. The amendment is subject to approval by our shareholders at the 2017 Annual Meeting. In setting the non-employee director compensation limit, the Board reviewed survey data covering companies within the Fortune 500, as well as data from our 2016 executive compensation peer group discussed below in the Compensation Discussion and Analysis.

The Components of our Director Compensation Program

            In 2016, non-management directors who served for the entirety of 2016 received:

Component	Value of Award

Annual Retainer	$100,000
Annual Equity Award	Deferred Share Units valued at $170,000
Committee Chair Retainer	$25,000
Committee Member (not Chair) Retainer – Audit, Compensation and Management Development, and Science and Technology Committees	$15,000
Committee Member (not Chair) Retainer – Committee on Directors and Corporate Governance	$7,500

Annual Equity Award

            On February 1, 2016, all non-management directors serving on the Board at that time received an annual award of deferred share units valued at $170,000 under the 1987 Deferred Compensation Plan for Non-Employee Directors. These deferred share units are non-forfeitable at grant and are settleable solely in shares of company common stock. A new member of the Board who is eligible to participate in the Plan receives, on the date the Director joins the Board, a pro-rata number of deferred share units based on the number of share units payable to participants as of the prior February 1.

Compensation of our Lead Independent Director

            Our Lead Independent Director receives an additional retainer of $35,000. Our Board has determined to award this retainer in light of the increased duties and responsibilities demanded by this role, which duties and responsibilities are described in further detail on page 18.

Compensation of our Non-Executive Chairman

            Our Non-Executive Chairman had significantly greater responsibilities than other directors, including chairing the Office of the Chairman, meeting on a regular basis with the Chief Executive Officer on the most critical strategic issues and transactions, serving as a liaison between the Chief Executive Officer and the independent directors, and frequently discussing the strategy and direction of the company with senior management.

            In addition to the regular Board retainer and annual equity award, in 2016 Mr. Andreotti received an annual Non-Executive Chairman retainer of $200,000, paid quarterly, of which 50% was paid in cash and 50% in shares of the company's common stock. Mr. Andreotti also received a pro-rated portion of his Transitional Non-Executive Chairman retainer of $225,000, of which 50% was paid in cash and 50% in shares of the company's common stock. Mr. Andreotti's Transitional Non-Executive Chairman retainer ended May 3, 2016. Bristol-Myers Squibb also provides Mr. Andreotti with office space, supplies and administrative support for company-related work. Mr. Andreotti will retire from the Board effective after this Annual Meeting.

Share Retention Requirements

            We significantly increased the share retention requirements for non-management directors in 2016. All non-management directors are required to acquire a minimum of shares and/or units of company stock valued at not less than five times their annual cash retainer within five years of joining the Board and to maintain this ownership level throughout their service as a director. We require that at least 25% of the annual retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until a non-management director has attained our share retention requirements.

Deferral Program

            A non-management director may elect to defer payment of all or part of the cash compensation received as a director under our company's 1987 Deferred Compensation Plan for Non-Employee Directors. The election to defer is made in the year preceding the calendar year in which the compensation is earned. Deferred funds for compensation received in connection with service as a Director in 2016 were credited to one or more of the following funds: a United States total bond index, a short term fund, a total market index fund or a fund based on the return on our common stock. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

Charitable Contribution Programs

            Each director who joined the Board prior to December 2009 participates in our Directors' Charitable Contribution Program. Upon the death of a director, we will donate up to an aggregate of $500,000 to up to five qualifying charitable organizations designated by the director. Individual directors derive no financial or tax benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrues solely to us. In December 2009, the Board eliminated the Charitable Contributions Program for all new directors.

            In addition, each director was able to participate in our company-wide matching gift program in 2016. We matched dollar for dollar a director's contribution to qualified charitable and educational organizations up to $30,000, except in the case of Mr. Andreotti, who received a match of $31,000 that was approved by the Board. This benefit was also available to all company employees. In 2016, each of the following non-employee directors participated in our matching gift programs as indicated in the Director Compensation Table below: Messrs. Andreotti, Arduini, Campbell, Grobstein, Lacy, and Paliwal and Drs. Lynch and Sato.

Director Compensation Table

            The following table sets forth information regarding the compensation earned by our non-employee directors in 2016.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
L. Andreotti(5)	$238,015	$308,015	$0	$31,000	$577,030
P. J. Arduini	$84,931	$142,054	$0	$6,000	$232,985
L. B. Campbell(6)	$47,308	$170,000	$0	$16,250	$233,558
L. H. Glimcher, M.D.	$120,068	$170,000	$0	$0	$290,068
M. Grobstein	$136,621	$170,000	$0	$30,000	$336,621
A. J. Lacy	$132,500	$170,000	$0	$30,000	$332,500
T. J. Lynch, Jr., M.D.	$122,500	$170,000	$0	$30,000	$322,500
D. C. Paliwal	$122,500	$170,000	$0	$30,000	$322,500
V. L. Sato, Ph.D.	$140,000	$170,000	$0	$25,000	$335,000
G. L. Storch	$130,000	$170,000	$0	$0	$300,000
T. D. West, Jr.	$172,465	$170,000	$0	$0	$342,465

(1)     Includes the annual retainer, committee chair retainers, committee membership retainers and Lead Independent Director retainer, as applicable. All or a portion of the cash compensation may be deferred until retirement or a date specified by the director, at the election of the director. The directors listed in the below table deferred the following amounts in 2016, which amounts are included in the figures above.

Name	Dollar Amount Deferred	Percentage of Deferred Amount Allocated to U.S. Total Bond Index	Percentage of Deferred Amount Allocated to Short Term Fund	Percentage of Deferred Amount Allocated to Total Market Index Fund	Percentage of Deferred Amount Allocated to Deferred Share Units	Number of Deferred Share Units Acquired
P. J. Arduini	$84,931	0%	0%	0%	100%	1,398
L. H. Glimcher, M.D.	$120,068	50%	50%	0%	0%	0
M. Grobstein	$68,310	0%	0%	0%	100%	1,110
A. J. Lacy	$132,500	0%	0%	0%	100%	2,150
T. J. Lynch, Jr., M.D.	$30,625	0%	0%	0%	100%	497
D. C. Paliwal	$122,500	50%	0%	50%	0%	0
G. L. Storch	$130,000	0%	0%	0%	100%	2,110

(2)
Represents aggregate grant date fair value under FASB ASC Topic 718 of deferred share unit and common stock awards granted during 2016. On February 1, 2016, each of the non-management directors then serving as a director received a grant of 2,795 deferred share units valued at $170,000 based on the fair market value on the day of grant of $60.82. On April 1, 2016, in connection with his appointment to the Board, Mr. Arduini received a pro-rated grant of 2,188 deferred share units valued at $142,054 based on the fair market value on the day of grant of $64.91. The aggregate number of deferred share units held by each of these directors as of December 31, 2016 is set forth below. In some cases, these figures include deferred share units acquired through elective deferrals of cash compensation.

Name	# of Deferred Share Units
L. Andreotti(5)	4,093
P. J. Arduini	3,634
L. B. Campbell(6)	0
L. H. Glimcher, M.D.	89,765
M. Grobstein	62,753
A. J. Lacy	51,435
T. J. Lynch, Jr., M.D.	10,801
D. C. Paliwal	11,020
V. L. Sato, Ph.D.	51,499
G. L. Storch	31,697
T. D. West, Jr.	46,676

(3)
There have been no stock options granted to directors since 2006 and no non-employee Director had stock options outstanding as of December 31, 2016
(4)
Amounts include company matches of charitable contributions under our matching gift program.
(5)
In addition to the standard Board compensation that all non-management directors received, Mr. Andreotti received an annual Non-Executive Chairman retainer of $200,000 and a pro-rated portion of his Transitional Non-Executive Chairman retainer of $225,000, both paid quarterly, of which 50% was paid in cash and 50% was paid in shares of company stock. Mr. Andreotti's Transitional Non-Executive Chairman retainer ended May 3, 2016. Shares of company stock were paid out as follows based on the fair market value of the company's common stock on the award date:

Award Date	Value	Fair Market Value	Shares of Common Stock Acquired
3/31/2016	$53,125	$63.88	831
6/30/2016	$34,890	$73.55	474
9/30/2016	$25,000	$53.92	463
12/31/2016	$25,000	$58.44	427

(6)
Lewis B. Campbell retired from the Board of Directors effective May 3, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

             This Compensation Discussion and Analysis (CD&A) is intended to explain how our compensation program is designed and how it operates for our Named Executive Officers (NEOs). The below table includes a list of our 2016 NEOs. As previously announced, on March 16, 2017, Dr. Thomas J. Lynch, Jr. succeeded Dr. Francis Cuss as Executive Vice President and Chief Scientific Officer. Dr. Cuss will retire from the company after a three-month transition period.

NAME	PRINCIPAL POSTION

Giovanni Caforio, M.D.	Chief Executive Officer & Chairman-Designate
Charles Bancroft	Chief Financial Officer and EVP, Head of Global Business Operations
Francis Cuss, MB BChir, FRCP	EVP and Chief Scientific Officer
Sandra Leung	EVP and General Counsel
Murdo Gordon	EVP and Chief Commercial Officer

EXECUTIVE SUMMARY

A.    Introduction

            Overview. Bristol-Myers Squibb Company continues to recognize that aligning pay to the achievement of both our short-term and long-term goals, engagement, the achievement of our mission and the delivery of value to our shareholders is a cornerstone of our compensation philosophy and program structure. In 2016, we met or exceeded our financial and operational goals in key areas, including continued growth across our core priority brands, additional clinical and regulatory achievements, important business development activities, the evolution of our operating model and maintaining a strong balance sheet.

Received strong shareholder support for executive compensation with 96% in favor of our 2016 "Say on Pay" vote
Strong commercial and operational execution resulted in significant top-line and bottom-line growth compared to 2015
▪	Opdivo sales grew over 300%
▪	Eliquis continued to perform strongly growing by 80% in revenues and is becoming the leading oral anticoagulant within its approved indications
▪	We also achieved significant growth across a number of our established in-line brands, including Orencia and Sprycel, which grew by 20% and 13%, respectively
Continued to advance our long-term business strategy, focusing on key priorities
▪	We continued to build on the unprecedented achievements in immuno-oncology experienced in 2015
▪	Opdivo received additional FDA approvals for treatment of classical Hodgkin lymphoma and head & neck cancer and an EU approval for classical Hodgkin lymphoma
▪	Our CheckMate-026 study did not meet its primary endpoint. This study investigated the role of Opdivo monotherapy compared to chemotherapy in patients with previously untreated advanced non-small cell lung cancer, whose tumors expressed a particular biomarker, PD-L1, at ≥ 5%
▪	Opdivo reached a record ten U.S. indications in under 2 years
▪	At the end of 2016, Opdivo was approved in over 61 countries
Key 2016 performance highlights
▪	Total revenues increased by 17% on a GAAP basis
▪	GAAP and non-GAAP earnings per share increased by 185% and 41%, respectively
▪	Our strong financial and operational performance in 2016 continued to develop a strong platform for long-term value creation for shareholders, as evidenced by our 18% three-year total shareholder return, which exceeded our peer group
▪	We began executing on our operating model evolution

            Although 2016 was an outstanding year financially, it nevertheless posed some unique challenges for us. We fully implemented significant compensation program changes (discussed in further detail below) that were approved by our Compensation and Management Development Committee (the "CMDC" or the "Committee") after extensive discussion with key shareholders. These changes were designed to provide the tools and flexibility to appropriately incentivize, reward and retain our executives, and reflect a holistic assessment of the company's and management's overall performance. Additionally, these changes were immediately tested by the events of 2016. Although we continued to deliver outstanding financial and operational results in virtually all key areas, share price declined 15.0% in 2016, primarily due to the market reaction to the disappointing results of the CheckMate-026 clinical trial. After reviewing all details of our financial and operational performance, our share price performance and the individual performance of our executives, our CMDC determined that the compensation of our executives under the new program design was appropriate. This determination reflects the Committee's assessment of the importance of balancing long-term and short-term elements of compensation and what each element of our compensation program is designed to accomplish.

            Company Transformation & Evolution of Operating Model. We have successfully transitioned to a specialty biopharmaceutical company, with a strategy uniquely designed to leverage both the reach and resources of a major pharmaceutical company, and the entrepreneurial spirit and agility of a biotech firm. In 2016, this allowed us to continue to build on our financial and operational successes from the prior year. As we focus on the future, we continue to make changes to the organization that align with our transformed company, including continuing to evolve our operating model to more effectively focus resources on key priorities and simplify execution to speed the delivery of transformational medicines to patients.

            Our Committee's ongoing review of our business strategy and our extensive shareholder engagement efforts have allowed our executive compensation program to evolve while maintaining close alignment with our strategic focus and the perspectives of our shareholders. This executive summary includes an overview of the key components of our executive compensation program and recent changes approved and deployed that continue to support our company's evolution to a leading specialty biopharmaceutical company.

B.    Shareholder Engagement and our Executive Compensation Program

            In 2016, we held an annual advisory vote on executive compensation and approximately 96% of the votes cast voted in favor of our executive compensation program as disclosed in our 2016 Proxy Statement. We believe that this strong support for our executive compensation is directly related to the changes we made to our program over the last year, which resulted from our direct engagement with our shareholders.

2016 Compensation Program

            In 2015, we received valuable feedback from our shareholders on our compensation practices, and this feedback directly informed the changes that our Committee made to our executive compensation program for 2016 in order to further enhance the structural alignment between our incentive program and our strategy.

2016 Engagement

            During our 2016 shareholder outreach, we had discussions with a diverse mix of institutional shareholders, reaching out to our top 30 institutions, and meeting with shareholders representing over 30% of our shares outstanding, which included both major asset managers as well as pension funds. We continued to engage with our investors on our executive compensation program, receiving generally positive feedback on the structural changes to the compensation program that became effective in 2016. The feedback received from shareholders was brought to the Committee and Board for discussion. We are committed to ongoing shareholder engagement and consideration of feedback as we continually evaluate our executive compensation program.

Our Financial and Operational Performance Continue to Create Value for Shareholders

            Our overall philosophy to create shareholder value is primarily to focus on strong year-to-year financial and operational performance and on the development and advancement of our pipeline. Despite a 15.0% decline in stock price in 2016, our total shareholder return (stock price appreciation plus dividends), or TSR, has outperformed our peer group over both a three-year period (18% TSR) and a five-year period (92% TSR). While we are not satisfied with our share price performance in 2016, we believe that our philosophy supports the right framework for delivering value to shareholders over the long-term.

Cumulative Indexed Total Shareholder Return

C.    Our Company Performance in 2016 and Advancement of our Long-term Business Strategy

            Building on the strategic foundation established by our transformation to a specialty biopharmaceutical company, our management's execution of our strategic priorities resulted in continued profitable growth in 2016 driven by strong performance of new and inline brands (products that are not expected to lose exclusivity in the U.S. between the next three years, in the case of Sprycel, and the next ten years, in the case of Opdivo), additional clinical and regulatory achievements, particularly in immuno-oncology, important business development activities that supplement our innovative pipeline, the evolution of our operating model, and a strong balance sheet. For a discussion of our Board's involvement in the strategic planning process, please see "Board's Role in Strategic Planning and Risk Oversight" beginning on page 18.

  ▪
  Management's execution of our strategic priorities in 2016 resulted in increased revenues of 17% and GAAP and non-GAAP earnings per share of 185% and 41%, respectively, compared to 2015.

  ▪
  We continued to build off our success with Opdivo in 2015, receiving additional approvals and other regulatory milestones for Opdivo and strong commercial execution, described in more detail below. We achieved significant revenue growth in Opdivo, which grew by over 300% to $3.8 billion.

  ▪
  Outside of immuno-oncology, our cardiovascular product Eliquis continues to perform strongly growing by 80% in revenues and is becoming the leading oral anticoagulant within its approved indications.

  ▪
  We achieved significant growth across a number of other key product portfolios, including Orencia and Sprycel, which grew by 20% and 13%, respectively.

  ▪
  We continued to advance a diversified pipeline of innovative medicines, including early stage assets in fibrosis, heart failure, immunoscience and certain genetically defined diseases.

  ▪
  Our management team successfully leveraged our newly streamlined operating model to accelerate the speed with which we bring new treatment options to patients while maintaining quality, safety and cost efficiency, all while operating with high ethical standards.

  ▪
  We continued our use of important business development activities to supplement our innovative pipeline, including (i) our acquisitions of Cormorant Pharmaceuticals, which broadens the company's oncology pipeline focus on the tumor microenvironment and combination therapy, and Padlock Therapeutics, which expanded the company's immunoscience pipeline, (ii) our exclusive worldwide license agreements covering Nitto Denko's targeted siRNA therapy in advance non-alcoholic steatohepatitis (NASH) and cirrhosis due to NASH, and PsiOxus Therapeutics' NG-348, an "armed" oncolytic virus to address solid tumors, and (iii) our immuno-oncology collaboration with Enterome focused on microbiome-derived biomarkers, drug targets and bioactive molecules to be developed as potential companion diagnostics and therapeutics for cancer.

              In 2016, we continued to build on the unprecedented achievements in immuno-oncology experienced in 2015. Opdivo continued to have success, gaining additional FDA approvals for treatment of classical Hodgkin lymphoma and head & neck cancer and an EU approval for classical Hodgkin lymphoma. With these approvals, Opdivo reached a record ten U.S. indications in under 2 years. At the end of 2016, Opdivo was approved in over 61 countries.

              Although we continued to deliver outstanding operating and financial results, the company announced that a pivotal Phase III clinical trial did not meet its primary endpoint. This clinical trial, CheckMate-026, studied Opdivo alone compared to chemotherapy in patients with previously untreated advanced non-small cell lung cancer (NSCLC) whose tumors expressed a particular biomarker, PD-L1, at ≥ 5%. The company continues to investigate Opdivo in other comprehensive development programs for first-line NSCLC, including combination therapies with Yervoy and other anti-cancer agents, while learning from the results of CheckMate-026. Beyond Opdivo and Yervoy, we are building on the continued success of and remain strongly committed to Eliquis, Orencia and Sprycel. Additionally, we continued to use important business development activities to supplement and strengthen our early stage portfolio in immunoscience, cardiovascular and fibrotic diseases. We continue to believe that the breadth and depth of our portfolio, our disciplined approach to capital allocation as well as our complementary business development activities position us well for the execution of our long-term business strategy.

D.    2016 Pay Decisions Align with Company Performance and Evolution

Key Considerations

             As noted, when evaluating company and senior management performance and making its compensation decisions for 2016, the Committee considered our compensation philosophy and program structure, which underscores competitive compensation and pay for performance, striking the appropriate balance between (i) directly aligning executives' compensation with the achievement of our Mission and the delivery of value to our shareholders, (ii) making a substantial portion of our executives' compensation variable and at risk based on operational, financial, strategic and share price performance and (iii) attracting, retaining and engaging executives who are capable of leading our business in a highly competitive, complex, and dynamic business environment.

             After reviewing all details of our financial and operational performance, our share price performance, and the individual performance of our executives, our CMDC determined that the compensation of our executives under the new program design was appropriate. In reviewing the description of the 2016 compensation decisions made in light of the market's reaction to results of the CheckMate-026 clinical trial, it is important to keep in mind the following:

  •
  Most of the 2016 compensation decisions regarding our executives were made in the first half of 2016 – several months before the CheckMate-026 results were known. These decisions include the determination of our executives' base salaries, the grant of new equity awards and the vesting of outstanding equity awards granted in prior years.
  •
  Portions of our outstanding equity awards granted in prior years that vested in the first half of 2016 did not take into account the market reaction to the CheckMate-026 results.
  •
  Decisions regarding our 2016 annual incentive program were made in early 2017. While our annual incentive program is primarily focused on encouraging and rewarding outstanding financial and operational performance, our program does take into account the advancement of our pipeline and the Committee's holistic assessment of the individual performance of our executives. Both of these factors for all of our Named Executive Officers were negatively affected by the CheckMate-026 results and the associated market reaction, resulting in lower bonuses for our Named Executive Officers.

The Committee looked at how all the elements of our new compensation program design work together, noting the balance inherent in the 2016 re-design between long-term and short-term compensation and performance; top-line and bottom-line results; absolute and relative factors; and internal and market-based performance metrics. In evaluating 2016 performance, the Committee determined that the compensation of our executives appropriately reflects:

  ➢
  our financial and operational performance,
  ➢
  the advancement of the pipeline in 2016,
  ➢
  the results from our CheckMate-026 clinical trial,
  ➢
  the subsequent decline in our share price during the second half of 2016, and
  ➢
  evolution of our operating model.

We believe that our core strategy will continue to create long-term value for shareholders, as evidenced by our 18% three-year total shareholder return that, despite our 2016 share price decline, still exceeds our peer group TSR over the same time period.

Other Key Factors Considered

As noted, our compensation program is guided by our compensation philosophy and principles and this is illustrated through the following elements of our program:

  •
  Balance of incentives created by the new compensation design for 2016, which places greater emphasis on long-term performance.

  •
  Long-term incentive program significantly aligns executive compensation with shareholder value over the relevant period:

    o
    Long-term compensation emphasized in our overall executive pay mix;

    o
    34% of the 2016 PSU grant is tied to 3-year TSR vs. our peer group. If the TSR position relative to our peer group at the end of the performance period remains unchanged from where it was on 12/31/2016, the relative TSR component of the 2016 PSU grant will yield no payout; and

    o
    MSUs are also highly leveraged relative to changes in our share price.

  •
  Robust share ownership and retention guidelines further the alignment of management and shareholders, with management's retained shares experiencing the same decline in value as other shareholders.

E.  2016 Annual Incentive Program Results & Incentive Plan Target Setting Considerations

Annual Incentive Program Results

            Annual awards are determined based on a Company Performance Factor, which is calculated based on pre-defined financial and pipeline goals, and an Individual Performance Factor, which is calculated based on individual achievements against pre-defined strategic and operational goals. When determining the individual component of our annual incentive awards, the Committee considers each executive's contributions to the company's strategic achievements and financial and operational performance. In addition, the Committee considers how each executive demonstrates the Company's Behaviors and his or her contributions to our company's culture of business integrity, ethics and compliance.

            Specifically, for 2016, applying all elements of the newly designed compensation plan, the Committee's determination is reflected in the compensation of all current NEOs as follows:

  •
  the pipeline performance metric in our annual incentive program was determined to be a 2, which includes a significant downward adjustment related to the negative results of the CheckMate-026 clinical trial; and

  •
  the range of Individual Performance Factors for 2016 is significantly lower than the range of Individual Performance Factors for 2015.

Target Setting Considerations

            At the beginning of each year, the Committee undertakes an incentive target setting process to establish targets that it believes will motivate our executives appropriately to deliver the performance that drives shareholder value creation in both the short and longer term.

            Taking into consideration, among other things, budget, operational priorities, long-term strategic plans, historical performance, product pipeline and other external factors, as well as the evolution of our business and product portfolio in the context of our transition to a specialty biopharmaceutical company, the Committee set 2016 incentive targets in consideration of anticipated performance, in line with guidance provided to the market in early 2016 and in line with pipeline expectations. Later in the year, after the Committee set the targets, we met, or exceeded financial and operational goals in certain key areas, including significant growth of both revenues and earnings as a result of better-than-expected sales results, particularly in Eliquis and the Hepatitis C portfolio, important business development activities, and the evolution of our operating model.

            Further detail on annual target setting considerations for each of our NEOs is included beginning on page 42, under "Financial and Pipeline Metric Target Setting Considerations".

Year over Year Comparison of Financial and Pipeline Achievements for Company Performance Factor

	2015			2016

Performance Measure	Target	Actual	% of Target	Target	Actual	% of Target

Non-GAAP Diluted Earnings Per Share(1)(2)	$1.57	$1.95	124.2%	$2.35	$2.83	120.4%

Total Revenues, Net of Foreign Exchange ($=MM)(1)	$15,638	$17,808	113.9%	$17,596	$19,494	110.8%

Pipeline Score	3	4.8	160.0%	3	2	66.7%

(1)
2015 total revenues, net of foreign exchange, and non-GAAP diluted earnings per share were negatively adjusted by $121 million and $0.05, respectively, to neutralize the less than expected adverse impact from additional launches of generic entecavir (Baraclude). Using unadjusted total revenues, net of foreign exchange, and non-GAAP diluted earnings per share, resulted in year-over-year increases of 8.7% and 40.8%, respectively.
(2)
In 2015 with respect to the CEO, the other NEOs and other executive officers, the achievement of 2015 non-GAAP EPS was reduced by $0.01 to reflect the financial impact of the company's civil settlement with the SEC of alleged Foreign Corrupt Practices Act violations.

            The Individual Performance Factors applied to our NEOs for 2016 ranged between 85% and 105%. This range is significantly lower than the Individual Performance Factors for our current NEOs in 2015, which were between 125% and 130%.

            Disclosure of our NEOs individual performance goals and achievements are detailed below beginning on page 44, under "2016 Individual Performance Assessment". Further detail on annual incentive awards for each of our NEOs is included on page 46, under "2016 Annual Incentive Awards".

Our Compensation Governance Reflects Market Best Practices

            We maintain a number of compensation governance best practices which support our overarching compensation philosophy and are fully aligned with our compensation principles, as discussed in the following section. Our compensation practices also align with input we have received from shareholders.

What We Do:		What We Don't Do:

✓	100% performance-based annual and long-term incentives	Generally no perquisites to our Named Executive Officers

✓	Caps on the payouts under our annual and long-term incentive award programs	Prohibition on speculative and hedging transactions

✓	Robust share ownership and share retention guidelines	No employment contracts with our Named Executive Officers

✓	Robust recoupment and clawback policies	Prohibition on re-pricing or backdating of equity awards

✓	Proactive shareholder engagement	No guaranteed incentives with our Named Executive Officers

✓	"Double-trigger" change-in-control agreements	No tax gross-ups

Executive Compensation Philosophy and Principles

Our executive compensation philosophy focuses on two core elements:

            Based on this philosophy, our compensation program is designed with the following principles in mind:

  ✓
  to pay our employees equitably based on the work they do, the capabilities and experience they possess, and the performance and behaviors they demonstrate;

  ✓
  to promote a non-discriminatory and inclusive work environment that enables us to benefit from the diversity of thought that comes with a diverse and inclusive workforce;

  ✓
  to motivate our executives and all our employees to deliver high performance with the highest integrity; and

  ✓
  to implement best practices in compensation governance, including risk management and promotion of effective corporate policies.

Benchmarking Analysis and Peer Group

Benchmarking Approach

            In general, our executive compensation program seeks to provide total direct compensation at the median of our primary peer group (as defined below) when targeted levels of performance are achieved. In any given year, however, we may target total direct compensation for a particular executive above or below the median of our primary peer group due to multiple factors, including competencies, qualifications, experience, responsibilities, contribution, individual performance, role criticality and/or potential. We may also target total direct compensation above the median of our primary peer group to attract and retain talent within the competitive biopharmaceutical industry marketplace. We define total direct compensation as base salary plus target annual incentive award plus the fair value of annual long-term incentive awards on the date of grant.

            Paying at competitive levels when targeted levels of performance are achieved allows us to attract and retain the talent we need to continue driving performance, while enabling us to maintain a competitive cost base with respect to compensation expense.

Benchmarking Process

            The Committee's independent compensation consultant annually conducts a review of the compensation for our Named Executive Officers, including compensation information compiled from publicly filed disclosures of our primary and extended peer groups. Pay levels of our peers are used as a reference point, among other factors, when determining individual pay decisions (i.e., base salary levels, the size of salary adjustments, if any, target annual incentive levels and long-term incentive award size).

2016 Peer Groups

            We regularly monitor the composition of our peer groups and make changes when appropriate. Our peer groups in 2016 remained unchanged and consisted of the following companies:

Primary Peer Group		Extended Peer Group(1)
AbbVie Inc.	Gilead Sciences Inc.	AstraZeneca PLC
Amgen Inc.	Johnson & Johnson	GlaxoSmithKline PLC
Biogen Inc.	Merck & Co.	Roche Holding AG
Celgene Corporation	Pfizer, Inc.	Novartis AG
Eli Lilly and Company		Sanofi

(1)     Our extended peer group includes the primary peer group plus these five companies based outside the U.S.

            Primary Peer Group: The Committee believes the companies included in our 2016 primary peer group are appropriate given the unique nature of the biopharmaceutical industry. These companies represent our primary competitors for executive talent and operate in a similarly complex regulatory and research-driven environment.

            In determining our primary peer group, we believe emphasis should be placed on whether a company competes directly with us for the specialized talent necessary to further drive our success as a specialty biopharmaceutical company. We also consider company size in determining our peer group. The companies in our primary peer group all had annual revenues of at least $9 billion. BMS was slightly below the 25th percentile in revenue and between the median and the 75th percentile in market capitalization amongst our primary peer group.

            Extended Peer Group: We also review an extended peer group, which is comprised of the nine companies in our primary peer group plus five companies based outside the U.S. This extended peer group serves as an additional reference point for compensation practices, including understanding of the competitive pay environment as it relates to the global nature of both our business and the competition for talent.

2016 Target Compensation Benchmarks

            Target compensation for Dr. Caforio was at approximately the median of Chief Executive Officers within our current proxy peer group. The Committee believes Dr. Caforio's compensation package positions him appropriately among his peers when taking multiple factors into consideration. On average, our other executive officers were also at approximately the median of our current proxy peer group, with variation by position.

Components of Our 2016 Compensation Program

  Core components of our 2016 executive compensation program:

        ▪
        Base Salary

        ▪
        Annual Incentive Award

        ▪
        Long-Term Incentives, comprised of:
          –
          Performance Share Units
          –
          Market Share Units

            The Committee believes this structure aligns with a continued commitment to emphasizing variable, or "at risk," compensation for our executives. The following charts provide an overview of the 2016 executive compensation components for the CEO and other NEOs, and highlights the percentage of target compensation that is variable and at risk.

            This target mix supports the core elements of our executive compensation philosophy by emphasizing long-term, stock-based incentives while providing competitive annual cash components, aligning our executive compensation program with our business strategy.

            The following sections discuss the primary components of our executive compensation program and provide detail on how specific pay decisions were made for each NEO in 2016.

Base Salary

            Base salaries are used to help us attract talent in a highly competitive labor market. The salaries of our executives are primarily established on the basis of the pay levels of comparable positions within our primary peer group and the specialized qualifications, experience and criticality of the individual executive and/or his or her role. Salary increases for our executives are determined based on both the performance of an individual and the size of our annual increase budget in a given year, which is based in part on an assessment of market movement related to salary budgets for our peer companies and the general industry. We typically set our annual salary increase budgets based on the median of such forecasts. Salary adjustments may also be granted from time to time during the year, such as when an executive assumes significant increases in responsibility and/or is promoted. Salary adjustments also reflect movement in the market for individual executive roles, as was the case in both 2015 and 2016.

            In 2016, in accordance with our company-wide merit review process, employees, including the Named Executive Officers, were eligible for a merit increase provided their performance fully met or exceeded expectations on both results and behaviors. Employees rated below the fully-performing level typically receive a reduced merit increase or receive no salary increase depending on the extent to which they were rated below the fully-performing level. Effective April 1, 2016, Dr. Caforio received a 10.7% increase, reflecting his first full year as Chief Executive Officer and bringing him closer to the median target pay compared to his peers; Mr. Bancroft received an increase of 4%; Ms. Leung received an increase of 3%; and Dr. Cuss received an increase of 6%. Mr. Gordon received a 10% salary increase effective April 1, 2016 and a subsequent 10% salary increase in June 2016, reflective of his appointment as Chief Commercial Officer to bring him closer to the median target pay compared to his peers and reflective of his increased responsibilities.

Annual Incentive Program

            Our annual incentive program is designed to reward performance that supports our business strategy as a specialty biopharmaceutical company and our Mission to help patients prevail over serious diseases. The annual plan aligns with our business strategy and Mission by sharpening management's focus on key financial and pipeline goals, as well as by rewarding individual performance (both results and behaviors), consistent with our pay-for-performance philosophy.

            Each NEO's target annual incentive is expressed as a percentage of base salary. Annual incentive awards for each NEO are determined by evaluating both company performance (as measured by the Company Performance Factor) and individual performance (as measured by the Individual Performance Factor). The maximum incentive opportunity for each NEO is 200% of target.

            The Company Performance Factor can range from 0% to 152%, based on financial achievements and pipeline results, and the Individual Performance Factor can range from 0% to 165%, based on individual performance (both results and behaviors), subject to a 200% of target maximum. The graphic below illustrates the calculation used to determine annual incentive plan awards.

Annual Incentive Award Calculation for Named Executive Officers

Performance Metrics Underlying the Company Performance Factor

            Our 2016 incentive plan design has the following corporate-wide measures, which apply to all employees eligible to participate in the annual incentive plan, including our Named Executive Officers:

2016 Metric and Weighting	What It Is	Why It's Important
Earnings Per Share (EPS) (50%)	Non-GAAP Diluted EPS (Net Income divided by outstanding shares of common stock)	A critical measure of annual profitability aligning our employees' interests with those of our shareholders
Total Revenues (25%)	Total Revenues, net of foreign exchange (Total revenues minus reserves for returns, discounts, rebates and other adjustments)	A measure of top-line growth that creates a foundation of long-term sustainable growth and competitive superiority
Pipeline (25%)	• Near-Term Value (Submissions and approvals) • Long-Term Growth Potential	Increases BMS-wide focus on delivery of our late-stage pipeline and continued development of a robust pipeline through both internal efforts and business development

            Our pipeline metric highlights the importance of pipeline delivery to the near-term and long-term success of the company. This metric measures the sustainability and output of our R&D pipeline portfolio and is comprised of goals in two categories, Near-Term Value and Long-Term Growth Potential with a Qualitative Overlay:

Metric	What It Is	Why It's Important
Near-Term Value (50%)	Regulatory submissions and approvals for new medicines and new indications and formulations of key marketed products in the U.S., EU, China and Japan	Recognizes delivery of the late-stage pipeline, which drives near-term value
Long-Term Growth Potential (50%)	• Development Candidates • First in Human • Proof of Confidence • Registrational Study Starts	Recognizes the progression and successes of the R&D pipeline at various stages of development, including internally and externally-sourced compounds
Qualitative Overlay
Reflects management's holistic evaluation of our pipeline performance, including such considerations as the performance of high value assets and the integration of acquired assets, among other factors.

Financial and Pipeline Metric Target Setting Considerations

            At the beginning of each year, the Committee undertakes an incentive target setting process to establish targets that it believes will motivate our executives appropriately to deliver the high performance that drives shareholder value creation in both the short and longer term.

            Financial and strategic performance targets are:

  •
  Pre-defined;
  •
  Stretch goals that aligned with earnings guidance;

  •
  Tied to the key financial objectives of the company; and
  •
  Aligned with industry benchmarks on speed of commercial launch and expected market adoption.

            Pipeline performance targets are:

  •
  Set in collaboration with the Science and Technology Committee;
  •
  Aligned with the company's strategic plan and key value drivers;
  •
  Aligned with industry benchmarks on typical clinical study duration and regulatory approval timelines;
  •
  Separated into two performance categories, "Near-Term Value" and "Long-Term Growth Potential" subject to a qualitative overlay; and
  •
  Reflective of annual milestones that link short-term outcomes to long-term strategic R&D priorities (milestones for higher value assets are emphasized in goal setting to provide a framework that assesses not only quantity, but also quality and impact of milestones.)

            The S&T Committee also identifies those highest value assets and the integration of acquired assets, among other factors, the importance of which will inform the application of a qualitative overlay.

            In establishing targets and goals each year, the Committee considers budget, operational priorities, long-term strategic plans, historical performance, product pipeline and other external factors, including external expectations, and an assessment of the competitive environment. The incentive targets set for 2016 reflected all of these considerations, as well as the evolution of our business and product portfolio in the context of our transition to a specialty biopharmaceutical company.

            The Committee set 2016 incentive targets in consideration of anticipated performance, in line with guidance provided to the market in early 2016 and in line with pipeline expectations. Later in the year, after the Committee set the targets, we met, or exceeded financial and operational goals in certain key areas, including significant growth of both revenues and earnings as a result of better-than-expected sales results, particularly in Eliquis and the Hepatitis C portfolio, important business development activities, and the evolution of our operating model.

2016 Company Performance Factor Achievements

            The table below shows the performance and resulting payout percentage of the performance measures used for our 2016 annual incentive plan:

Performance Measure	Target	Actual	% of Target	Resulting Payout Percentage
Non-GAAP Diluted Earnings Per Share	$2.35	$2.83	120.4%	152.17%
Total Revenues, Net of Foreign Exchange ($=MM)	$17,596	$19,494	110.8%	152.17%
Pipeline Score	3	2	66.7%	46.51%
Total	—	—	104.6%	125.76%

            For the pipeline metric, after the performance period is complete, the Science and Technology Committee reviews our performance in the categories identified above, including a qualitative assessment of results, and determines a performance score using a scale of one to five, with three being target. For 2016, the Science and Technology Committee recommended, and the CMDC approved, a pipeline score of 2 based on the following results:

Individual Performance Factor

            Our executive compensation program is designed to reward executives for financial, operational, strategic, share price and individual performance while demonstrating high ethical standards. We believe this structure appropriately incentivizes our executives to focus on our long-term business strategy, to achieve our Mission to help patients prevail over serious diseases, and to attain sustained long-term value creation for our shareholders.

When determining individual award levels, the Committee considers (i) individual performance against strategic, financial and operational objectives that support our long-term business strategy and shareholder value creation ("Results") and (ii) an executive's demonstration of the behaviors defined in the Bristol-Myers Squibb Commitment and our BMS Behaviors ("Behaviors") identified in the box to the right. In 2016, the behaviors were refreshed to reflect the evolution of our culture and company transformation.
2016 Individual Performance Assessment

             When determining the individual component of the annual incentive awards, the Committee considered each executive's contributions to our company's strategic achievements and financial and operational performance as well as his or her demonstration of company behaviors. The Committee evaluated our NEO's performance against clear and pre-defined objectives established at the beginning of the year tied to the company's key strategic objectives.

            As noted on page 34, while our annual incentive program is primarily focused on driving outstanding financial and operational performance, it also takes into account the advancement of our pipeline (through the pipeline metric) and the Committee's assessment of the individual performance of our NEOs. Accordingly, in ensuring that individual compensation reflects the holistic assessment of BMS' 2016 performance, the Committee determined to negatively affect the Individual Performance Factor applied to each of our NEOs to varying degrees to hold the leadership team accountable for the CheckMate-026 results and the associated impact on our market capitalization.

            For the CEO, the Committee evaluated the following in determining his individual performance modifier:

2016 CEO PERFORMANCE EVALUATION

STRATEGIC OBJECTIVE	EVALUATION
Drive performance of the business: Achieve budgeted financial targets established at the beginning of the year, including revenues, non-GAAP EPS, gross margin and operating margin, and increase competitiveness as a Specialty BioPharma company, including achieving predefined customer service metrics for all products and streamlining the operating model.

•

Significantly exceeded targets for revenues, and non-GAAP EPS and exceeded operating margin target as a result of strong launch preparedness and execution, among other things.

•

Met or exceeded all customer service metrics with 99% customer service satisfaction for all products.

•

Designed and began executing innovative and bold evolution of company operating model.

Enhance the value of the portfolio and diversify for long-term growth: Maximize portfolio value of new franchises/assets, accelerate key inline growth drivers and maximize near-term value and long-term growth potential goals, including achieving budgeted revenues targets for core products, launch performance metrics for Opdivo, key product approvals, regulatory submissions, and other key pipeline milestones.

•

Exceeded targets for revenues of core products, including Opdivo, Yervoy, Empliciti, Eliquis, Orencia, Sprycel and the Hepatitis C portfolio.

•

Exceeded launch metrics for Opdivo in second-line squamous and non-squamous non-small cell lung cancer.

•

Additional indications approved for Opdivo, including for classical Hodgkin lymphoma and head & neck cancer in the U.S. and for classical Hodgkin lymphoma in the EU, bringing total U.S. indications to a record ten in under two years.

•

Empliciti approved in the EU for relapsed / refractory multiple myeloma.

•

Daklinza approved for use in three new patient populations in the U.S. and the EU.

•

13 registrational studies were initiated and other key pipeline milestones met or exceeded.

•

CheckMate-026, studying Opdivo in first-line lung cancer, failed to meet its primary endpoint.

Evolve our culture and execute our People Strategy: Embed our strategy to engage, empower and enrich employees (the "People Strategy") and accelerate the evolution of our culture, including continuing to deepen employee engagement as measured in surveys and business performance, championing the new BMS behaviors, delivering measureable improvements in key areas of focus, including, among others, diversity and inclusion, and continuing to set a firm "tone at the top" on a culture of business integrity, ethics and compliance, among others.

•

Very strong 2016 employee survey results with positive trends internally and against external benchmarks in key areas of focus and employee engagement.

•

Continued to reinforce integrity and ethics across employee communications and events and received Ethisphere Compliance Leader Verification for 2016 and 2017 with high marks for culture of compliance and tone at the top.

•

Increased focus on the company's diversity and inclusion initiatives.

•

Robust management development plans in place and being executed in support of succession planning for critical positions.

Individual Performance Modifier Based on CMDC Evaluation: 105%

            In addition, the Committee noted that with respect to each of our other NEOs:

            For Mr. Bancroft, the Committee considered: (i) his significant leadership in the achievement of strong operational results (both top-line and bottom-line growth compared to 2015—GAAP and non-GAAP earnings per share increasing by 185% and 41%, respectively, and Total Revenue by 17% on a GAAP basis) and maintaining a strong balance sheet; (ii) his leadership in driving the evolution of our operating model, and (iii) his oversight and leadership in executing business development, including as discussed on page 33 our acquisitions of Cormorant Pharmaceuticals, Padlock Therapeutics, our exclusive worldwide license agreements with PsiOxus Therapeutics' NG-348 and our immuno-oncology collaboration with Enterome.

            For Dr. Cuss, the Committee considered (i) the significant advancement of the pipeline, including both clinical and regulatory achievements, notably 35 regulatory submissions and approvals, 39 pipeline projects meeting transition milestones, the achievement of FDA approvals for Opdivo for the treatment of classical Hodgkin lymphoma and head & neck cancer, and an accelerated EU approval for classical Hodgkin lymphoma, as well as breakthrough designation of Opdivo for bladder cancer, (ii) his response and management following the CheckMate-026 results and associated impact on market capitalization, (iii) his leadership in driving the evolution of our operating model within the R&D organization, and (iv) his continued strong partnership with our commercial and global manufacturing organizations, which has resulted in more seamless transitions and faster time-to-market for our products.

            For Ms. Leung, the Committee considered: (i) her role in providing consistently sound legal advice to senior management and the Board of Directors, (ii) her successful management of multiple, significant legal issues across all teams and functions with particular focus on delivering a robust intellectual property and patent strategy, (iii) her role in supporting multiple business development transactions, including innovative partnerships and worldwide licensing agreements, (iv) her continued leadership in building a very strong and high-functioning legal leadership team that is recognized externally as a benchmark, (v) her contributions and performance as a trusted and respected senior leader who provides valuable strategic advice and whose impact spans across all teams and functions, and (vi) her strong advocacy and sponsorship of diversity and inclusion both internally and externally.

            For Mr. Gordon, the Committee considered: (i) his exemplary leadership role in our strong commercial execution, specifically revenue growth in Opdivo of over 300% to $3.8 billion, Eliquis' strong performance growing by 80% in revenues and becoming the leading oral anticoagulant within its approved indications, and significant growth across other key products, including Orencia (20% growth) and Sprycel (13% growth), (ii) his role in leading the deployment of our new operating model within the Commercial function to become more focused on key brands and markets, and (iii) his acting as a champion for diversity and inclusion and his sponsorship of one of our innovative people and business resource groups specifically focused on the development and advancement of women.

2016 Annual Incentive Awards

            The actual annual incentive awards paid to our Named Executive Officers are shown in the table below and can also be found in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column:

Executive	Target Incentive Award	Applying Company Performance Factor(1)	Actual Payout(2)
Giovanni Caforio, M.D.	$2,268,750	$2,853,180	$2,995,839
Charles Bancroft	$1,159,165	$1,457,766	$1,530,654
Francis Cuss, MB BChir, FRCP	$960,094	$1,207,414	$1,026,302
Sandra Leung	$919,841	$1,156,792	$1,214,632
Murdo Gordon	$684,117	$860,346	$903,363

(1)     Adjusted to reflect Company Performance Factor (financial and pipeline performance) earned at 125.76%.

(2)     Adjusted to reflect individual performance.

            As set forth in the table above, the Company Performance Factor of 125.76% was applied to each Named Executive Officer's target incentive award. Then, an individual performance payout factor was applied to determine the actual payout. The Committee can approve an Individual Performance Factor up to 165% of the adjusted incentive, subject to 200% of target maximum. Taking into consideration both the qualitative and quantitative elements of the pipeline performance metric in our annual incentive program, the Committee decided that the pipeline score would be a 2. Without the downward adjustment due to the qualitative overlay related to the CheckMate-026 clinical trial, the quantitative score would have yielded at 3.8 given the significant pipeline achievements in 2016. This downward adjustment was based on management's recommendation to the Science and Technology Committee (S&T), and the S&T's concurrence with this assessment.

            Accordingly, based on the performance highlighted above and the qualitative overlay applied to the pipeline score, the Committee approved Individual Performance Factors ranging between 85% and 105% for our Named Executive Officers, which is significantly lower compared to Individual Performance Factors for our current Named Executive Officers in 2015, which were between 125% and 130%.

Long-Term Incentive Program

            Like our annual incentive plan, our long-term incentive program is designed to reward performance that supports our strategic objectives and creates value for our shareholders. A significant percentage of our executives' compensation is in the form of equity that vests over several years, which is designed to closely tie the interests of our executives to the interests of our shareholders. Our long-term incentive program also is designed to promote retention through multi-year vesting.

            In 2016, we continued to offer two long-term award vehicles, each of which served a different purpose:

  •
  Performance Share Unit Awards:    reward the achievement of key financial goals and the value created for shareholders as measured by relative TSR over a three-year period ending in the first quarter of the applicable year.

  •
  Market Share Unit Awards:     reward the creation of incremental shareholder value over a long-term period.

            We believe our long-term incentive program serves the best interests of our shareholders by focusing the efforts of our executives on key drivers of both short- and long-term success and on shareholder value. Key aspects of the long-term incentive program include:

  •
  100% of executives' long-term incentive awards are performance-based;

  •
  The design of our long-term incentive program applies to all our executives, thus promoting organizational alignment with our recruitment and business strategy; and

  •
  Our long-term incentive program serves as a retention lever, through vesting and payout over several years.

2016 Equity Incentive Program Summary

	Performance Share Units	Market Share Units
Proportion of Annual Grant	60%	40%

Metrics & Weighting	Non-GAAP Operating Margin: 33% Total Revenues (ex-fx): 33% 3-Year Relative TSR: 34%	Share Price Performance

Min / Max Payout (% of Target Units)	0% / 200%	0% / 200%*

Vesting	3-year, cliff vesting	4-year, ratable vesting

* The number of shares earned from Market Share Units (MSUs) can increase or decrease, in proportion to the change in our share price over the one-, two-, three- and four-year performance periods. The minimum share price achievement required to earn any shares from MSUs is 60% of the grant date stock price. Accordingly, if 60% is not achieved, zero shares will vest. Both vehicles are designed to be performance-based within the meaning of Section 162(m) of the Internal Revenue Code.

            As illustrated below, the design of our LTI program generally magnifies the impact of changes in our stock price and relative TSR performance. When our stock price declines, the value of MSU awards decreases in two ways: (i) the number of shares earned goes down in proportion to the change in stock price and (ii) the value of those shares is less due to the lower stock price. Similarly, the value of PSU awards decreases in two ways: (i) the TSR metric reduces the number of shares earned (assuming our stock price declined more than our peers' did) and (ii) the value of those shares is also less. The illustration below shows how the decline in our stock price from March 2016 through the end of the year is magnified in the value of our 2016 LTI awards. For purposes of this illustration, we assume that the year-end closing price is the stock price at the end of each performance period and we assume target performance for the financial metrics.

    Notes:

  •
  Current value of PSU and MSU awards reflects actual relative TSR / share price experience from grant date on 3/10/16 of $64.96 through 12/30/16 of $58.44. PSU value assumes target performance with respect to financial measures and reflects no payout on the portion of the PSU award that is tied to relative TSR. MSU value assumes a payout of 91% of target based on the decline in the 10-day average share price between the grant date and 12/30/16. Note that this is an illustration as of 12/30/16. The number of shares that actually vest may be more or less than described above at the end of the applicable performance periods.

2016 Performance Share Unit Awards

            Following extensive engagement with shareholders in 2015 and an in-depth review of our compensation program in the context of our strategic goals and current product portfolio, the Committee decided to make a number of changes to the PSU program that became effective in 2016. These changes include:

•

Lengthening of the performance period of financial measures from one year to three years;

•

Incorporating the three-year relative TSR as a core performance measure rather than a modifier; and

•

Introducing a new mix of financial performance measures that create stronger alignment with our strategic goals and reduce the overlap of performance metrics in our annual and long-term incentive programs. Specifically, the performance measures for 2016 PSU awards are cumulative total revenues (ex-fx), cumulative non-GAAP operating margin, and relative TSR expressed as a percentile rank relative to our peer group. TSR performance must be at median for target shares to be earned.

            The structure of our 2016 financial metrics and three-year relative TSR modifier in our PSU program are detailed below.

2016-2018 PSU Payout Schedule
	2016-2018 Cumulative Operating Margin (33%)		2016-2018 Cumulative Total Revenues (ex-fx) (33%)		3-Year Relative TSR (34%)
	Achievement	Payout	Achievement	Payout	TSR Percentile	Payout
Maximum	115%	200%	110%	200%	80%ile	200%
Target	100%	100%	100%	100%	50%ile	100%
Threshold	85%	50%	90%	50%	35%ile	50%
Below Threshold	<85%	0%	<90%	0%	<35%ile	0%

Market Share Unit Awards

            MSUs comprise 40% of our executives' target long-term incentives. Each grant of MSUs vests 25% on each of the first four anniversaries of the grant date and the number of shares received by an executive upon payout is increased or decreased depending on the performance of our stock price during the one-, two-, three- and four-year performance periods.

            Upon vesting, a payout factor is applied to the target number of MSUs vesting on a given date to determine the total number of units paid out. If our stock price increases during the performance period, both the number of units and value of shares that vest increases. If our stock price declines during the performance period, both the number of units and value of shares that are eligible to vest will be reduced. The payout factor is a ratio of the ten-day average closing price on the measurement date divided by the ten-day average closing price on the grant date. Beginning with our 2013 annual MSU award grant, the measurement date is the February 28 immediately preceding the vesting date. The minimum payout performance factor that must be achieved to earn any payout is 60% and the maximum payout factor is 200%. If our stock price performance is below 60%, then the portion of the award scheduled to vest will be forfeited. The following chart shows the performance periods for the MSU awards granted to our executives in March 2016:

Performance Results

            The following table summarizes the payout factors relating to the tranches that vested in the first half of 2016 for MSU awards outstanding at that time:

Grant Date	Vesting Date	# of Years in Performance Period	Payout Factor
March 6, 2012	March 6, 2016	4	195.14%
March 10, 2013	March 10, 2016	3	168.83%
March 10, 2014	March 10, 2016	2	114.15%
March 10, 2015	March 10, 2016	1	98.44%
May 5, 2015	May 5, 2016	1	108.12%

Restricted Stock Units and Stock Options

            In 2016, we did not grant any service-based restricted stock units to executives as part of our annual long-term incentive program. Restricted stock units may be granted selectively to executives at other times of the year generally as inducement grants as part of an offer in attracting candidates to BMS, for retaining employees, or for providing special recognition, such as when an employee assumes significant increases in responsibility. During 2016, no special restricted stock unit awards were granted to any of our Named Executive Officers. We have not granted any stock options to our executives since 2009.

Process for Annual Equity Award Grants

            Annual equity awards are typically approved on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10. We believe that consistent timing of equity award grants is a good corporate governance practice that reduces the risk of selecting a grant date with a preferential stock price.

            Beginning with the equity awards granted in March 2014, the Committee established annual equity award guidelines for all executives at the company, including our Named Executive Officers other than the CEO, as a percentage of salary rather than a fixed dollar amount. The CEO's long-term incentive award level is assessed by the Committee annually. In addition, in 2014 we eliminated dividend equivalents under all of our annual equity awards, including our PSUs and MSUs.

            Based upon individual performance, an executive other than the CEO may receive a long-term incentive award ranging from 0% to 150% of the target award. Once the grant value is established for each executive, 60% of the value is converted into PSUs and 40% into MSUs.

            In determining the size of the individual long-term incentive awards granted to our Named Executive Officers in March 2016, the Committee considered the prior year's performance of each executive as well as ways to motivate our Named Executive Officers to focus on the company's long-term performance over the next three years and beyond. Each Named Executive Officer, other than the CEO, had a target value for their long-term incentive award granted in March 2016. The Committee approved individual awards ranging between 130% and 140% of the target value for these Named Executive Officers based on strong individual performance during 2015. The CEO's long-term incentive award is not based on a target value and is determined annually by the Committee based on competitive benchmarks and individual performance and contributions. Dr. Caforio's award took into account his strong performance as CEO during 2015 and, as discussed above, a long-term incentive opportunity that was commensurate with his role as CEO and the competitive market pay for that position.

Other Elements of 2016 Compensation

            In addition to the components set forth above, our senior executives, including all of our Named Executive Officers, were entitled to participate in the following plans or arrangements in 2016:

Other Elements of 2016 NEO Compensation

      ▪
      Post-Employment Benefits
        –
        Change-in-Control Arrangements
        –
        Severance Plan
        –
        Qualified and Non-Qualified Pension Plans (Frozen)
        –
        Qualified and Non-Qualified Savings Plans
        –
        Annual Incentive Deferral Plan

      ▪
      Other Compensation

Post-Employment Benefits

            We offer certain plans which provide compensation and benefits to employees who have terminated their employment. These plans are periodically reviewed by the Committee to ensure that they are consistent with competitive practice. The plans offered are common within our primary peer group and enhance our ability to attract and retain key talent.

Change-in-Control Arrangements

            We have entered into change-in-control agreements with certain executives including the CEO and other Named Executive Officers. These agreements enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change-in-control of BMS. Additionally, the agreements provide for continuity of management in the event of a change-in-control. Our agreements require a "double-trigger" before any payments are made to an executive. This means that payments are only made in the event of a change-in-control and subsequent involuntary termination or termination for good reason of the employee within 36 months after a change-in-control for executives who became eligible for change-in-control benefits prior to September 1, 2010, or within 24 months after a change-in-control for executives who became eligible for change-in-control benefits after September 1, 2010.

            As of September 1, 2010, we no longer gross up compensation on excess parachute payments for newly eligible executives. In December 2014, the Committee determined that it would eliminate the remaining excise tax gross-up provisions in change-in-control agreements for grandfathered executives, including all of our Named Executive Officers. This change became effective as of January 1, 2016.

            If a change-in-control occurs during the term of the agreement, the agreement will continue in effect for either 36 months or 24 months beyond the month in which such change-in-control occurred depending on whether the executive became eligible for change-in-control benefits before or after September 1, 2010. The value of this benefit for our Named Executive Officers is provided in the "Post-Termination Benefits" section.

Severance Plan

            The Bristol-Myers Squibb Senior Executive Severance Plan provides a competitive level of severance protection for certain senior executives (including the Named Executive Officers) to help us attract and retain key talent necessary to run our Company. The value of this benefit for our Named Executive Officers is shown in the "Post-Termination Benefits" section beginning on page 64.

Defined Benefit Pension Plans

            Our frozen defined benefit pension plans provide retirement income for U.S. employees who joined the company prior to December 31, 2009 following their retirement. The Retirement Income Plan is a tax-qualified plan, as defined under IRS regulations, and the Benefit Equalization Plan relating to the Retirement Income Plan is a non-qualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. The Summary Compensation Table reflects the annual increase in the actuarial value of these benefits. Current accrued benefits for each of the participating Named Executive Officers are provided in the Pension Benefit Table. As of December 31, 2009, we discontinued service accruals under our qualified and non-qualified pension plans in the U.S. and Puerto Rico for active plan participants, including all of our Named Executive Officers, and closed the plans to new participants. For active plan participants at year-end 2009, we allowed five additional years of pay growth in our pension plans. Accordingly, 2014 was the last year of pay growth under our pension plans. These actions were taken to align our retirement program with our new biopharmaceutical business strategy and culture, to mitigate volatility risk to the company, to respond to the competitiveness of a changing industry, and to meet the mobility and career expectations of an evolving workforce.

Savings Plans

            Our savings plans allow U.S. employees to defer a portion of their total eligible cash compensation and to receive matching contributions from BMS to supplement their savings and retirement income. The Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan for the Savings and Investment Program is a non-qualified deferred compensation plan that allows employees to defer a portion of their total eligible cash compensation and to receive matching contributions from BMS in excess of the contributions allowed under the Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. The company matching contribution under our savings plans equals 100% of the employee's contribution on the first 6% of eligible compensation that an employee elects to contribute. Employees are eligible for an additional automatic company contribution that is based on a point system of an employee's age plus service as follows: below 40 points, the automatic contribution is an additional 3% of total cash; between 40 and 59 points, the contribution is 4.5%; and at 60 points and above, the contribution is 6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009, we provided an additional automatic contribution of 2% for a five-year period. Accordingly, 2014 was the last year for this additional 2% automatic contribution for this group. As of December 31, 2009, each Named Executive Officer other than Drs. Cuss and Caforio had earned over 60 points and had more than ten years of service. All U.S. employees are eligible to participate in both savings plans. The Summary Compensation Table reflects company contributions to these plans during 2016 in the All Other Compensation column. The Non-Qualified Deferred Compensation Table provides more detail on the Benefit Equalization Plan for the Savings and Investment Program.

Annual Incentive Deferral Plan

            We maintain a non-qualified deferred compensation plan for our executives, including our Named Executive Officers. Until we discontinued new deferrals under the plan, effective January 1, 2010, the plan permitted executives to defer up to 100% of their annual cash incentive awards into a choice of two funds: a Bristol-Myers Squibb common stock unit fund and a U.S. Treasury Bill fund. Although we no longer permit new deferrals under the plan, we maintain the plan for executives who made deferrals prior to 2010. We do not pay above-market interest rates on these investments. Upon retirement or termination, plan participants are eligible to receive their deferred amounts based on a previously-selected payout schedule. The Non-Qualified Deferred Compensation Table provides more detail on this plan for those Named Executive Officers who participated in previous years.

Other Compensation

            We generally do not provide perquisites or other personal benefits to our Named Executive Officers that are not otherwise available to all salaried employees. However, in 2016, our Named Executive Officers were provided benefits intended for business purposes that were in addition to the benefits offered to all salaried employees. In certain exigent circumstances, these benefits may be used for personal use, which would then be considered part of the Named Executive Officer's total compensation and would be treated as taxable income under the applicable tax laws. We do not reimburse the Named Executive Officers for any taxes paid on such income.

Additionally, all perquisites for each of our Named Executive Officers during 2016 did not exceed $10,000; therefore, "All Other Compensation" for 2016 does not include disclosure of any perquisite amounts as permitted under SEC rules.

Our Compensation Program Design Process

Compensation and Management Development Committee

             The Committee is responsible for providing oversight of our executive compensation program for the Named Executive Officers as well as other members of senior management. The Committee is responsible for setting the compensation of the Chief Executive Officer and approving the compensation of all of the other Named Executive Officers and certain other members of senior management.

            The Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy and with our performance. See page 22 for a discussion of the duties and responsibilities of the Committee in more detail.

Independent Compensation Consultant

             The Committee has retained Compensation Advisory Partners, LLC (CAP) on an annual basis as its independent compensation consultant to provide executive compensation services to the Committee. CAP reports directly to the Committee, and the Committee directly oversees the fees paid for services provided by CAP. The Committee instructs CAP to give advice to the Committee independent of management and to provide such advice for the benefit of our Company and shareholders. CAP does not provide any consulting services to BMS beyond its role as consultant to the Committee.

            In 2016, CAP provided the following services:

  •
  reviewed and advised on the composition of the peer group used for competitive benchmarking;

  •
  participated in the design and development of our executive compensation program;

  •
  provided an assessment of BMS senior executive pay levels and practices relative to peers and other competitive market data;

  •
  provided an annual analysis of industry trends among the peers and best practices related to pay program design and other program elements;

  •
  reviewed and advised on all materials provided to the Committee for discussion and approval; and

  •
  attended all of the Committee's regularly-scheduled meetings in 2016 at the request of the Committee.

            The Committee reviews the independence of CAP annually in accordance with its charter, applicable SEC rules and NYSE listing requirements. After review and consultation with CAP, the Committee has determined that CAP is independent, and there is no conflict of interest resulting from retaining CAP currently or during the year ended December 31, 2016.

Role of Company Management

             The CEO makes recommendations to the Committee concerning the compensation of Named Executive Officers other than the CEO, as well as other members of senior management. In addition, the CEO, CFO and, in the case of our pipeline performance metric, the Chief Scientific Officer, are involved in recommending for the Committee's approval the performance goals for the annual and long-term incentive plans, as applicable. The Chief Human Resources Officer works closely with the Committee, its independent compensation consultant and management to (i) ensure that the Committee is provided with the appropriate information to make its decisions,

(ii) propose recommendations for Committee consideration, and (iii) communicate those decisions to management for implementation.

Executive Compensation Governance Practices

Share Ownership and Retention Policy

             In order to preserve the link between the interests of our Named Executive Officers and those of shareholders, executives are expected to use the shares acquired upon the vesting of (i) restricted stock unit awards, if any, (ii) market share unit awards and (iii) performance share unit awards, after satisfying the applicable taxes, to establish and maintain a significant level of direct ownership. This same expectation applies to shares acquired upon the exercise of their previously granted stock options. We continue to maintain longstanding share ownership expectations for our senior executives. Our current Named Executive Officers must comply with the following ownership and retention requirements:

	Stock Ownership	Share Retention Policy—applied to all shares acquired, net of taxes		2016 Compliance
Executive	Guideline as a Multiple of Salary	Prior to Achieving Guideline	After Achieving Guideline	with Share Ownership and Retention Policy
Giovanni Caforio, M.D.	6 x	100%	75% for 1 year	Yes
Charles Bancroft	3 x	100%	75% for 1 year	Yes
Francis Cuss, MB BChir, FRCP	3 x	100%	75% for 1 year	Yes
Sandra Leung	3 x	100%	75% for 1 year	Yes
Murdo Gordon	3 x	100%	75% for 1 year	Yes

Recoupment of Compensation

             We maintain clawback provisions relating to stock options, restricted stock units, performance share units and market share units. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to our interests, forfeit any outstanding awards, and any accrued and unpaid dividend equivalents underlying these awards, as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect our intellectual property and human capital, and help ensure that executives act in the best interest of BMS and our shareholders.

            In 2005, the Board adopted a policy wherein the Board will seek reimbursement of annual incentive awards paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, we will seek to claw back the executive's entire annual incentive for the relevant period, plus a reasonable rate of interest. This policy may be viewed on our website at www.bms.com.

            In December 2012, the Board adopted a policy that BMS will seek recoupment of any incentive and/or other compensation paid to executives and certain other employees after December 4, 2012 where:

  •
  the executive or other employee engaged in misconduct, or failed to appropriately supervise an employee who engaged in misconduct, that resulted in a material violation of a BMS policy relating to the research, development, manufacturing, sales or marketing of pharmaceutical products; and

  •
  the Committee determines that this material violation of a BMS policy resulted in a significant negative impact on our results of operations or market capitalization.

             In any instance where the employee misconduct occurred in a prior year, the Committee may elect to reduce a current or future incentive and/or other compensation award in lieu of requiring reimbursement of past compensation previously paid to such executive or other employee. This policy may be viewed on our website at www.bms.com.

            Once the SEC has implemented Dodd-Frank legislation on clawback provisions, we will review and revise our policies, as appropriate, based on such rules.

Equity Grant Policy

            The Committee's policy covering equity grants for the Named Executive Officers is as follows:

    Approval of Awards

  •
  Awards granted to the CEO must be approved by the Committee and recommended by the Committee to, and approved by at least 75% of, the independent directors of the Board.

  •
  The Committee must approve awards to all Named Executive Officers.

    Grant Effective Date

    Annual Awards

  •
  Our regularly scheduled annual equity awards are approved on the date the Committee and full Board meet during the first week of March with a grant effective date of March 10.

    All Other Awards

  •
  For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

  •
  For awards granted to new hires, the grant effective date is the first business day of the month following the employee's hire date, except that if the employee's hire date falls on the first business day of a given month, the grant effective date is the employee's hire date.

            In no case whatsoever will the grant effective date precede the approval date of a given award.

    Grant Price

  •
  The grant price of awards is a ten-day average closing price (i.e., an average of the closing price on the grant date plus the nine prior trading days). For stock options that may be granted under special circumstances (none have been granted since 2009), the grant price will be the closing price on the date of grant.

Policy Against the Repricing of Stock Options

            We have always maintained a consistent policy against the repricing of stock options. We believe this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives' interests with the interests of shareholders. The Board of Directors has adopted a formal policy prohibiting the repricing of stock options without shareholder approval. This policy may be viewed on our website at www.bms.com.

Policy Regarding Shareholder Approval of Severance

            The Board has approved a policy that requires shareholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive's base salary plus annual incentive award. "Cash severance payments" exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on our website at www.bms.com.

Risk Assessment of Executive Compensation

            The Committee annually reviews the compensation programs from a risk perspective. Based on that review of our executive compensation arrangements as detailed beginning on page 19, the Committee believes that our compensation program does not encourage executives to take inappropriate risks that may harm shareholder value. Our compensation program achieves this by striking an appropriate balance between short-term and long-term incentives, using a diversity of metrics to assess performance under our incentive programs, using different forms of long-term incentives, placing caps on our incentive award payout opportunities, following equity grant practices that limit potential for timing awards and having stock ownership and retention requirements.

Tax Implications of Executive Compensation Program

            Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain Named Executive Officers. A significant portion of the compensation we pay to our Named Executive Officers qualifies as "performance-based compensation" for purposes of Section 162(m) and is, therefore, eligible to be fully deducted by BMS for federal income tax purposes. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. Accordingly, we may authorize compensation arrangements that are not tax deductible. To the extent that compensation paid in 2016 to certain Named Executive Officers, such as salary and distributions pursuant to the vesting of restricted stock units awarded without performance-based vesting conditions, does not qualify for an exception under Section 162(m) and exceeds $1 million in the aggregate, we will not be able to deduct such excess for federal income tax purposes.

Compensation and Management Development Committee Report

            The Compensation and Management Development Committee of Bristol-Myers Squibb Company has reviewed and discussed with management the "Compensation Discussion and Analysis" on pages 29 to 56 of this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on its review and discussions with management, the Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Management Development Committee

    Michael Grobstein, Chair
    Gerald L. Storch
    Vicki L. Sato, Ph.D.
    Togo D. West, Jr.

Summary Compensation Table

            The following tables and notes present the compensation provided to Giovanni Caforio, M.D., Chief Executive Officer and Chairman-Designate, Charles A. Bancroft, Chief Financial Officer and Executive Vice President, Head of Global Business Operations and the three other most highly compensated Executive Officers.

Summary Compensation Table
For Fiscal Years Ended December 31, 2016, 2015 and 2014

Name and Principal Position	Year (1)	Salary (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Giovanni Caforio, M.D.(7)	2016	$1,513,077	$11,823,808	$2,995,839	$0	$601,134	$16,933,858
Chief Executive Officer and	2015	$1,290,323	$10,443,900	$3,496,370	$0	$409,844	$15,640,437
Chairman-Designate	2014	$915,962	$3,999,630	$2,125,043	$0	$204,543	$7,245,178

Charles Bancroft	2016	$966,115	$4,013,210	$1,530,654	$110,329	$351,385	$6,971,693
Chief Financial Officer & EVP,	2015	$966,342	$4,714,600	$1,962,093	$763,316	$303,893	$8,710,244
Head of Global Business Operations	2014	$910,520	$5,287,786	$1,566,095	$4,004,475	$285,408	$12,054,284

Francis Cuss, MB BChir, FRCP	2016	$960,306	$3,753,561	$1,026,302	$0	$328,897	$6,069,066
EVP and Chief Scientific Officer	2015	$941,971	$3,637,026	$1,780,502	$31,751	$315,284	$6,706,534
	2014	$875,000	$3,541,409	$1,685,600	$782,167	$194,805	$7,078,981

Sandra Leung	2016	$919,945	$2,883,253	$1,214,632	$103,886	$320,085	$5,441,801
EVP and General Counsel	2015	$925,146	$3,596,111	$1,747,429	$396,080	$265,992	$6,930,758
	2014	$849,750	$3,981,588	$1,291,456	$1,694,853	$237,158	$8,054,805

Murdo Gordon	2016	$737,225	$1,998,249	$903,363	$147,030	$204,480	$3,990,347
EVP and Chief Commercial Officer	2015	$669,519	$1,816,126	$1,019,881	$0	$148,677	$3,654,203

(1)        For Mr. Gordon, compensation is not shown for fiscal year 2014 because Mr. Gordon was not a Named Executive Officer that year.
(2)        Reflects actual salary earned.
(3)        Represents aggregate grant date fair value under FASB ASC Topic 718 of market share unit and performance share unit awards granted during a specified year. See Note 17, "Employee Stock Benefit Plans," in the Company's Consolidated Financial Statements, as set forth in the Company's Form 10-K for the year ended December 31, 2016 for the assumptions made in determining these values. Further information regarding these awards is disclosed in the Grants of Plan-Based Awards Table in the Proxy Statements for the specified years. For performance share unit awards, the following represents the aggregate value based on the maximum number of shares that can be earned for the awards granted in the specified years.

	Maximum Performance Share Units
Name	2014	2015	2016
Giovanni Caforio, M.D.	$4,581,476	$10,869,950	$11,433,139
Charles Bancroft	$6,320,423	$5,246,562	$3,880,596
Francis Cuss, MB BChir, FRCP	$3,970,800	$3,849,699	$3,629,505
Sandra Leung	$4,767,532	$4,000,898	$2,787,993
Murdo Gordon(1)	n.a.	$1,936,940	$1,932,229

(4)        Represents incentive award earned under our annual incentive plan. For 2016, the payment was made on March 10, 2017. For 2015 and 2014, the payments were made on March 11, 2016 and March 13, 2015, respectively.
(5)        Includes increase in estimated value of accrued pension benefits during the year. The company does not pay above-market interest rates on deferred compensation. 2014 was the last year of pay growth under our U.S. defined benefit pension plans.
The present value of the accrued pension benefits for Mr. Bancroft, Mr. Gordon and Ms. Leung increased over the previous year because of a decrease in discount rates. Additionally, the increase reflects the fact that these Named Executive Officers are one year closer to age 60, the earliest age at which participants are eligible for an unreduced benefit. For Mr. Gordon, the increase was additionally due to an increase in exchange rates from CAD to USD. Mr. Gordon commenced his participation in the U.S. pension plan effective July 1, 2003.
Additionally, Mr. Gordon was a participant in our KIP Supplemental Plan, payable in USD, and Canada RIP, payable in CAD, from August 1, 1989 through June 30, 2003. The change in value relating to the KIP Supplemental Plan and Canada RIP also reflects the difference in exchange rates used to convert the 2014, 2015 and 2016 amounts from CAD into USD. These exchange rates were 0.8696 for 2014, 0.7335 for 2015, and 0.7389 for 2016.
For all three Named Executive Officers, the increase was partially offset by updated annuity and lump sum mortality projection scales.
For 2016, the change in the pension value was negative for Dr. Cuss ($160,965). For Dr. Cuss, the decrease reflects updated annuity and lump sum mortality projection scales and one less year of payments, as he is over 60, partially offset by a decrease in discount rates. Dr. Caforio is not a participant in any of the company's defined benefit pension plans.

(6)        The amounts indicated for 2016 represent company contributions to the qualified and non-qualified savings plans. All perquisites for each of our Named Executive Officers during 2016 did not exceed $10,000; therefore, the amounts indicated for 2016 do not include disclosure of any perquisite amounts as permitted under SEC rules. On occasion, a family member accompanied Dr. Caforio when traveling on the company's HeliFlite account on business. Dr. Caforio paid the taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. We did not reimburse Dr. Caforio for taxes he paid.
(7)        On December 21, 2016, Dr. Caforio was also appointed Chairman of the Board with the effective date of May 2, 2017, the date of the company's annual meeting of shareholders.

Grants of Plan-Based Awards
2016 Fiscal Year

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)				Grant Date Fair Value of Stock and

Name	Award Type	Grant Date(1)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Option Awards

Giovanni Caforio, M.D.	AIP			$263,856	$2,268,750	$4,537,500
	PSU	03/10/16	03/03/16				18,001	109,099	218,198	(3)	$7,077,252	(5)
	MSU	03/10/16	03/03/16				43,640	72,733	145,466	(4)	$4,746,556	(6)
Charles Bancroft	AIP			$134,811	$1,159,165	$2,318,330
	PSU	03/10/16	03/03/16				6,110	37,030	74,060	(3)	$2,402,136	(5)
	MSU	03/10/16	03/03/16				14,812	24,687	49,374	(4)	$1,611,074	(6)

Francis Cuss, MB	AIP			$111,659	$960,094	$1,920,188
BChir, FRCP	PSU	03/10/16	03/03/16				5,715	34,634	69,268	(3)	$2,246,708	(5)
	MSU	03/10/16	03/03/16				13,854	23,090	46,180	(4)	$1,506,853	(6)
Sandra Leung	AIP			$106,978	$919,841	$1,839,682
	PSU	03/10/16	03/03/16				4,390	26,604	53,208	(3)	$1,725,801	(5)
	MSU	03/10/16	03/03/16				10,642	17,736	35,472	(4)	$1,157,451	(6)

Murdo Gordon	AIP			$79,563	$684,117	$1,368,234
	PSU	03/10/16	03/03/16				3,042	18,438	36,876	(3)	$1,196,073	(5)
	MSU	03/10/16	03/03/16				7,375	12,292	24,584	(4)	$802,176	(6)

(1)       These equity awards were granted under our 2012 Stock Award and Incentive Plan.
(2)       Target payouts under our 2016 annual incentive plan (AIP) are based on a targeted percentage of base salary earned during the year. The Committee reviews company and individual performance in determining the actual incentive award as reported in the Summary Compensation Table. The company performance for 2016 was based 50% on non-GAAP diluted earnings per share, 25% on total revenues (net of foreign exchange), and 25% on pipeline performance. Maximum represents the maximum individual incentive award allowable under our 2016 annual incentive plan and for the Named Executive Officers equals 200% of target. For 2016, threshold payout for all three measures was 46.50% of target. The threshold column above reflects the lowest possible combined payout of 11.63% of target based on the threshold payout on the least weighted metric only. The performance targets were the same for all employees participating in the plan. For Named Executive Officers, the Committee may use its discretion to award less than the threshold award even if threshold performance goals are met.
(3)       Reflects performance share unit awards which cliff vest on the third anniversary of the grant date. Performance targets under this performance share unit award are based 33% on 3-year cumulative total revenues (net of foreign exchange), 33% on 3-year cumulative operating margin, and 34% on 3-year relative TSR expressed as a percentile rank versus our peer group. Threshold payout for all three measures was 50% of target. The threshold column above reflects the lowest possible combined payout of 16.50% of target based on the threshold payout on one of the least weighted metrics only. The maximum performance will result in a payout of 200% of target. These performance share unit awards do not accrue dividend equivalents.
(4)       Reflects market share unit awards which vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Each market share unit converts into the number of shares of common stock determined by applying a payout factor to the target number of shares vesting on a given date. The payout factor is a ratio of the average of the closing price on the measurement date of February 28 immediately preceding the vesting date plus the nine prior trading days divided by the average stock price on the grant date (also a 10-day average). The minimum payout factor that must be achieved to earn a payout is 60% and the maximum payout factor is 200%. These market share units do not accrue dividend equivalents.
(5)       Fair value for the portion of these performance share unit awards related to the relative TSR measure (34% weighting) is estimated as of the date of grant on March 10, 2016 using a Monte Carlo simulation. Fair value for the remaining portion of these performance share unit awards, related to company financial measures (66% weighting), is calculated based on the grant date closing price of $64.94 on March 10, 2016 and a probable outcome of a 100% payout, discounted for the lack of dividends. Assumptions used in these calculations are included in Note 17, "Employee Stock Benefit Plans," of the Company's Form 10-K for the year ended December 31, 2016.
(6)       Fair value of these market share unit awards is estimated as of the date of grant on March 10, 2016 using a Monte Carlo simulation. Assumptions used in these calculations are included in Note 17, "Employee Stock Benefit Plans," of the Company's Form 10-K for the year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End
2016 Fiscal Year

		Option Awards					Stock Awards
	Grant Date/ Performance Award	Number of Securities Underlying Unexercised Options (#)			Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested

Name	Period	Exercisable (1)	Unexercisable		Price	Date	(#) (2)		($) (2)(3)	(#)		($) (3)

Giovanni Caforio, M.D.	1/1/2014-2/28/2017									41,431	(5)	$2,421,221
	1/1/2015-2/28/2018									121,333	(6)	$7,090,699
	1/1/2016-2/28/2019									54,550	(7)	$3,187,873
	3/10/2013									9,758	(8)	$570,258
	3/10/2014									22,808	(8)	$1,332,900
	3/10/2015									12,692	(9)	$741,744
	5/5/2015									48,240	(8)	$2,819,146
	3/10/2016									43,640	(9)	$2,550,310
Charles Bancroft	3/6/2007	22,598	0		$27.01	3/5/2017
	3/4/2008	37,460	0		$22.14	3/3/2018
	3/3/2009	52,884	0		$17.51	3/2/2019
	12/2/2013						12,802	(10)	$748,149
	1/1/2014-2/28/2017									49,620	(5)	$2,899,789
	1/1/2015-2/28/2018									47,349	(6)	$2,767,070
	1/1/2016-2/28/2019									18,515	(7)	$1,082,017
	3/10/2013									12,820	(8)	$749,201
	3/10/2014									27,316	(8)	$1,596,347
	3/10/2015									10,601	(9)	$619,511
	3/10/2016									14,812	(9)	$865,625

Francis Cuss, MB	7/1/2013						7,308	(10)	$427,080
BChir, FRCP	1/1/2014-2/28/2017									38,362	(5)	$2,241,882
	1/1/2015-2/28/2018									40,059	(6)	$2,341,065
	1/1/2016-2/28/2019									17,317	(7)	$1,012,005
	3/10/2013									5,480	(8)	$320,251
	3/10/2014									21,118	(8)	$1,234,136
	3/10/2015									8,969	(9)	$524,137
	3/10/2016									13,854	(9)	$809,628
Sandra Leung	3/6/2007	116,100	0	(4)	$27.01	3/5/2017
	3/4/2008	156,582	0	(4)	$22.14	3/3/2018
	3/3/2009	169,893	0	(4)	$17.51	3/2/2019
	1/1/2014-2/28/2017									37,198	(5)	$2,173,869
	1/1/2015-2/28/2018									36,133	(6)	$2,111,618
	1/1/2016-2/28/2019									13,302	(7)	$777,369
	3/10/2013									9,758	(8)	$570,258
	3/10/2014									20,478	(8)	$1,196,734
	3/10/2015									8,090	(9)	$472,768
	3/10/2016									10,642	(9)	$621,895

Murdo Gordon	8/1/2013						3,020	(10)	$176,489
	1/1/2014-2/28/2017									13,357	(5)	$780,557
	1/1/2015-2/28/2018									19,744	(6)	$1,153,814
	1/1/2016-2/28/2019									9,219	(7)	$538,758
	3/10/2013									3,060	(8)	$178,826
	3/10/2014									7,352	(8)	$429,651
	3/10/2015									4,420	(9)	$258,316
	3/10/2016									7,375	(9)	$431,007

(1)        These stock option awards vested in four equal installments of 25% on each of the first four anniversaries of the grant date. The company has not granted stock options since 2009.

(2)        Represents restricted stock units as of December 31, 2016.
(3)        Values based on closing stock price on December 30, 2016 of $58.44.
(4)        These stock option awards were not exercisable until the closing share price of common stock achieved a price of at least 15% above the option grant price and remained at that price for at least seven consecutive trading days. The thresholds have been attained for all of these awards.
(5)        Represents the number of performance share units granted under the 2014-2016 award based on the actual payout achieved with regard to the one-year financial performance measures in 2014 and a threshold 3-year relative TSR multiplier of 80%. The actual number of units earned was based on the BMS's actual three-year Total Shareholder Return (TSR) relative to our extended peer group. The award vested and was paid on March 10, 2017.
(6)        Represents the number of performance share units granted under the 2015-2017 award based on the actual payout achieved with regard to the one-year financial performance measures in 2015 and a threshold 3-year relative TSR multiplier of 80%. The number of units to be earned will be determined based on the BMS's actual three-year Total Shareholder Return (TSR) relative to our extended peer group. The award vests and is payable in March 2018.
(7)        Represents target number of performance share units granted under the 2016-2018 award at threshold payout of 50%.
(8)        Represents market share unit awards at maximum payout of 200%. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.
(9)        Represents market share unit awards at threshold payout of 60%. These market share unit awards vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to a payout factor.
(10)        These restricted stock unit awards vest in three equal installments on each of the third, fourth, and fifth anniversaries of the grant date.

Option Exercises and Stock Vesting
2016 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting (2) ($)
Giovanni Caforio, M.D.	70,580	$3,168,363	0	$0	(3)
			36,016	$2,388,344	(4)
			42,992	$2,791,874	(5)
Charles Bancroft	0	$0	9,503	$515,792	(3)
			38,706	$2,510,280	(4)
			56,490	$3,668,483	(5)
Francis Cuss, MB BChir, FRCP	0	$0	3,655	$269,666	(3)
			21,429	$1,390,248	(4)
			24,142	$1,567,792	(5)
Sandra Leung	114,560	$5,169,266	0	$0	(3)
			29,381	$1,905,500	(4)
			42,992	$2,791,874	(5)
Murdo Gordon	0	$0	3,846	$287,399	(3)
			9,600	$622,849	(4)
			13,486	$875,755	(5)

(1)        The value realized for each option award was determined by multiplying the number of options that were exercised by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option award.
(2)        The value realized for each restricted stock unit and market share unit award was determined by multiplying the number of units that vested by the closing share price of our common stock on the respective vesting date. The value realized for each performance share unit award was determined by multiplying the number of units that vested by the market price of our common stock on March 10, 2016, the vesting date.
(3)        Reflects restricted stock units that vested during 2016.
(4)        Reflects market share units that vested during 2016.
(5)        Reflects payouts of the vested 2013-2015 performance share units based on the closing share price of $64.94 on March 10, 2016, the vesting date.

Retirement Plan

            As of December 31, 2009, we discontinued service accruals under the Retirement Income Plan and Benefit Equalization Plan (BEP)—Retirement Plan in the U.S. and Puerto Rico for active plan participants and we closed the plans to new entrants. For active plan participants at year-end 2009, we provided five additional years of pay growth in the pension plans. Accordingly, 2014 was the last year of pay growth under our pension plans.

            The Retirement Income Plan is a tax-qualified defined benefit pension plan under Section 401(a) of the Internal Revenue Code that provides income for employees after retirement. The benefit is calculated based on the employee's final average compensation and years of service. All U.S. employees hired before January 1, 2010 who were not participants in a pension plan through a collective bargaining agreement were eligible to participate if they worked at least 1,000 hours per year. Employees whose pay or benefits exceeded the IRS qualified plan limits were eligible for the BEP—Retirement Plan.

            The key plan provisions of the Retirement Income Plan are as follows:

  •
  The retirement benefit equals:

    o
    2% × Final Average Compensation × Years of Service through December 31, 2009, up to 40, minus

    o
    1/70th of the Primary Social Security Benefit × Years of Service through December 31, 2009, up to 40.

  •
  Final Average Compensation equals the average of the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee's compensation was the highest. Compensation equals the base salary rate plus annual incentive awards paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Internal Revenue Code.

  •
  Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

  •
  Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

  •
  Employees are 100% vested after attaining five years of service.

  •
  The pension is generally payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

            The BEP—Retirement Plan is a non-qualified plan that provides income for employees after retirement in excess of the benefits payable under the Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Internal Revenue Code. Employees whose pay or benefits exceeded the IRS qualified plan limits were eligible for the BEP—Retirement Plan.

            The provisions are the same as those above for the Retirement Income Plan, except for the following:

  •
  Compensation is not subject to the limits under Section 401(a)(17) of the Internal Revenue Code.

  •
  Compensation includes the higher of annual incentive award earned or paid during the year.

  •
  The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan. A distribution for an executive classified as a "Specified Employee" of the company, as defined under Section 409A of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month delay following the executive's separation from service.

Key International Supplemental Program

The Key International Supplemental Program (KIP Supplemental Plan) is provided to supplement an employee's frozen retirement benefit under his or her Home Country Plan by providing an additional benefit that applies final average salary increases to the benefit formula used to determine his or her retirement benefit under his or her Home Country Plan for the period the employee is employed by a participant employer.

Specifically, the retirement income each KIP Supplemental Plan participant would be entitled to receive under the KIP Supplemental Plan is determined as follows:

  •
  The benefit that the participant would be entitled to receive under the benefit formula of his Home Country Plan, based on actual service credited under such Home Country Plan and his Final Average Salary, reduced by the actual benefit, if any, that the participant is entitled to receive from such Home Country Plan, based on actual service and earnings credited under such Home Country Plan (without any salary increases provided while employed by any participating employer).

  •
  Final Average Salary equals the average annual rate of compensation for the five consecutive years out of the last ten years, ending December 31, 2014, in which the employee's compensation was the highest.

Under the KIP Supplemental Plan, a Section 409A Participant means a U.S. Participant who accrued benefits under the Plan after December 31, 2004, that are subject to the requirements of Code section 409A.

  •
  A Section 409A Participant will be paid his Retirement Income in a cash lump sum on or about the first day of the month following the month in which his separation from service occurs; except, however, that if his separation of service occurs prior to his earliest retirement date, payment will be made on or about the first day of the month following such earliest retirement date.

  •
  A distribution for an executive classified as a "Section 409A Specified Employee" of the company, as defined under Section 409A of the Code, is subject to a six-month delay following separation from service, to comply with Section 409A requirements.

The Pension Plan for Employees of Bristol-Myers Squibb Canada

The Pension Plan for Employees of Bristol-Myers Squibb Canada (Canada Retirement Income Plan) is a defined benefit plan. The plan was amended effective July 1, 2010 to close the defined benefit component of the plan for future benefit accruals and to create a defined contributions component for future benefit accruals.

  •
  Normal retirement age is 65. Early retirement age is 55.

  •
  Employees eligible for early retirement with 10 or more years of service may receive their pension without any reduction at age 62. The pension is reduced by 4% for each year that the retirement age precedes age 62.

  •
  Employees eligible for early retirement with fewer than 10 years of service may receive their pension at any time between the Early Retirement Date and the Normal Retirement Date (each as defined in Article 12 of the plan document) the normal retirement pension shall be actuarially reduced if the date precedes the Normal Retirement Date.

  •
  The pension is payable in an annuity form of payment.

The retirement benefit equals:

  •
  For credited service prior to January 1, 2002, if the member was covered under a predecessor plan, the member's pension benefit under the applicable predecessor pension plan, if any; and

  •
  For credited service from January 1, 2002 until June 30, 2010, inclusively:

    o
    1.2% of the member's final average compensation to the average Years' Maximum Pensionable Earnings ("YMPE"), plus

    o
    1.6% of the member's final average compensation that is in excess of such average YMPE, multiplied by the member's credited service accrued from January 1, 2002 to June 30, 2010, inclusively.

Present Value of Accumulated Pension Benefits
2016 Fiscal Year

Name	Plan Name	# of Years of Credited Service (1)	Present Value of Accumulated Benefits (2)	Payments During Last Fiscal Year
Giovanni Caforio, M.D. (3)	Retirement Income Plan	0.0	$0.00	$0
	Benefit Equalization Plan	0.0	$0.00	$0
Charles Bancroft (4)	Retirement Income Plan	25.6	$1,635,545	$0
	Benefit Equalization Plan	25.6	$13,996,329	$0
Francis Cuss, MB BChir, FRCP (4)	Retirement Income Plan	6.5	$453,778	$0
	Benefit Equalization Plan	6.5	$2,546,742	$0
Sandra Leung (4)	Retirement Income Plan	17.8	$1,166,924	$0
	Benefit Equalization Plan	17.8	$7,888,265	$0
Murdo Gordon (5)	Retirement Income Plan	6.5	$341,353	$0
	Benefit Equalization Plan	6.5	$877,225	$0
	KIP Supplemental Plan	13.9	$959,891	$0
	Canada Retirement Income Plan	13.9	$267,385	$0

(1)      For the Retirement Income and Benefit Equalization Plans only, reflects the years of credited service through December 31, 2009 at which time we discontinued service accruals under the plans.

(2)        The present value of accumulated benefits was calculated based on the following assumptions which were used in the December 31, 2016 disclosure for the Retirement Income Plan, the Benefit Equalization Plan, the KIP Supplemental Plan, and the Canada Retirement Income Plan:

  –
  65% lump-sum utilization for the Retirement Income Plan and 100% lump-sum utilization for the Benefit Equalization Plan
  –
  100% lump-sum utilization for the KIP Supplemental Plan and 0% lump-sum utilization for the Canada Retirement Income Plan
  –
  4.03% discount rate for annuities and 4.03% discount rate for lump sums for the Retirement Income Plan
  –
  3.55% discount rate for annuities and 3.55% discount rate for lump sums for the Benefit Equalization Plan
  –
  3.76% discount rate for annuities and 3.76% discount rate for lump sums for the KIP Supplemental Plan
  –
  3.83% discount rate for annuities for the Canada Retirement Income Plan
  –
  lump sum rate(s): Citigroup Regular yield curve and implied forward rates as of the measurement date
  –
  the RP-2014 mortality table with white collar adjustment regressed to base year 2006 projected generationally from 2006 with Scale MP-2016 for annuities under the Retirement Income Plan, the Benefit Equalization Plan, and the KIP Supplemental Plan
  –
  the 2014 Private Sector Canadian Pensioners mortality table 100% for males and 95% for females projected generationally using CPM Improvement Scale B for the Canada Retirement Income Plan
  –
  the lump-sum mortality table under IRC Section 417(e)(3) (RP-2014 mortality table projected generationally with Scale MP-2016 with a 50/50 Male/Female Blend) in effect at assumed retirement age for lump sums.

These assumptions are the same as those disclosed in conformity with generally accepted accounting principles. For active executives, payments are assumed to begin at age 60 for the Retirement Income and Benefit Equalization Plans and at age 62 for KIP Supplemental Plan and Canada Retirement Income Plan, the earliest age that employees are eligible for an unreduced pension, or current age if over age 60 or 62, respectively. The actual benefit received will vary based on age and interest rates at the time of retirement.
(3)        For Dr. Caforio, does not include the value of participation in the Italian government pension system. Dr. Caforio is not a participant in any of the company's defined benefit pension plans.
(4)        Mr. Bancroft, Ms. Leung, and Dr. Cuss have met the requirements for early retirement under the Retirement Income and Benefit Equalization Plans.
(5)        Mr. Gordon commenced his participation in the U.S. pension plan effective July 1, 2003. He was a participant in our KIP Supplemental Plan, payable in USD, and Canada Retirement Income Plan, payable in CAD, from August 1, 1989 through June 30, 2003. The present value of accumulated benefits under the KIP Supplemental and Canada Retirement Income Plans listed in the table above was converted from CAD to USD using the exchange rate as of the end of December 2016 of 0.7389.

Non-Qualified Deferred Compensation Plan

            The Benefit Equalization Plan (BEP)—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their total eligible cash compensation and to receive company matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Internal Revenue Code. Employees who are eligible to participate in the Savings and Investment Program, and whose pay or benefits exceed the IRS qualified plan limits, are eligible for the BEP—Savings Plan. The key provisions of the BEP—Savings Plan are as follows:

  •
  Employee deferrals to the BEP—Savings Plan begin once the employee's total eligible compensation paid for the year exceeds the limit under Section 401(a)(17) of the Internal Revenue Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Internal Revenue Code.

  •
  Employees may defer up to 25% of their eligible compensation.

  •
  The company matching contribution equals 100% of the employee's contribution on the first 6% of eligible compensation that an employee elects to contribute.

  •
  An additional automatic company contribution, which is based on a point system of a participant's age plus service, equals: below 40 points—3% of total eligible cash compensation; between 40 and 59 points—4.5%; and at 60 points and above—6%.

  •
  The plan is not funded. Benefits are paid from general assets of the company.

  •
  Employees may allocate their contributions among 12 different notional investment options that provide different combinations of risk and return potential and employees can generally elect to change their investment elections each business day.

  •
  The employee's full balance under the BEP—Savings Plan is paid following termination of employment, or, if eligible, an election can be made at least 12 months prior to separation from service to defer payments until a later date, no sooner than five years following the date of separation from service. A distribution for an executive classified as a "Specified Employee" of the company, as defined under Section 409A of the Internal Revenue Code, is subject to 409A regulations and is therefore subject to a six-month delay following the executive's separation from service.

Non-Qualified Deferred Compensation Plan
2016 Fiscal Year

Name	Executive Contributions in 2016 (1)	Registrant Contributions in 2016 (2)	Aggregate Earnings in 2016 (3)	Aggregate Withdrawals/ Distributions in 2016	Aggregate Balance at December 31, 2016 (2)(4)
Giovanni Caforio, M.D. (5)	$284,667	$569,334	$124,464	$0	$2,484,034
Charles Bancroft (5)	$159,793	$319,585	$281,817	$0	$3,587,869
Francis Cuss, MB BChir, FRCP (5)	$148,548	$297,097	$39,083	$0	$2,208,345
Francis Cuss, MB BChir, FRCP (6)	$0	$0	$9,755	$0	$2,210,836
Sandra Leung (5)	$374,461	$309,827	$312,429	$0	$4,603,844
Murdo Gordon (5)	$117,349	$172,680	$73,533	$0	$869,476

(1) The contribution amounts in this column reflect the deferral of a portion of 2016 base salary and the 2015 annual incentive award that was paid in March 2016. The base salary deferral amount is also included as 2016 Salary in the Summary Compensation Table. The 2015 annual incentive award deferral amount was also included as 2015 Non-Equity Incentive Plan Compensation in the previous year's summary compensation table, as applicable.
(2) The contribution amounts in this column are included as All Other Compensation in the Summary Compensation Table. Includes the additional annual registrant contributions earned in 2016 but paid in February 2017.
(3) Aggregate earnings are not reflected in the Summary Compensation Table and were not reflected in prior years' summary compensation tables. The company does not pay above-market interest rates on non-qualified deferred compensation.
(4) Portions of the aggregate balances in this column reflect amounts reported in the summary compensation tables in prior years as follows: Dr. Caforio, $260,015 for 2014 and for $567,066 for 2015; Dr. Cuss, $245,407 for 2014 and $425,213 for 2015; Mr. Bancroft, $360,926 for 2014 and $408,139 for 2015; Ms. Leung, $456,031 for 2014 and $562,579 for 2015; Mr. Gordon, $193,264 for 2015.
(5) Reflects 2016 activity and aggregate balances in the non-qualified BEP-Savings Plan.
(6) Reflects earnings and aggregate balances related to prior voluntary deferral of annual incentive award under the Annual Incentive Deferral Plan. The company ceased offering participation in the Annual Incentive Deferral Plan effective January 1, 2010.

Post-Termination Benefits

            Following is a description of payments and benefits available under different termination scenarios:

Voluntary Termination

            The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination unless the applicable plan or award agreement provides otherwise.

Voluntary Termination for Good Reason

            Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they voluntarily terminate their employment for "good reason," where "good reason" is defined as:

  •
  The executive's monthly base salary is materially reduced;

  •
  The executive's grade level is reduced resulting in a material diminution of the executive's authority, duties, or responsibilities; or

  •
  The location of the executive's job or office is changed, so that it will be based at a location which is more than 50 miles further (determined in accordance with the company's relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

            A terminated executive who signs a general release will be eligible for the following:

  •
  Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

  •
  Continuation of medical, dental and life insurance benefits; and

  •
  Outplacement services.

Retirement and Death

            The following benefits are generally available to all salaried employees including the Named Executive Officers:

    Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period.

    Stock Options—Employees have the full term to exercise vested stock options. All outstanding options held by our employees vested as of December 31, 2013.

    Restricted Stock Units—Employees are eligible to vest in a pro-rata portion of restricted stock unit awards held at least one year from the grant date; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested Restricted Stock Units held for at least one year will vest in full prior to their retirement or death.

    Market Share Units—Employees are eligible to vest in a pro-rata portion of market share unit awards held at least one year from the grant date, subject to performance provisions; provided that if an employee turns 65 on or prior to their retirement or death, then any unvested Market Share Units held for at least one year will vest in full upon their retirement or death, subject to performance provisions.

    Performance Share Units—

  •
  For awards granted in 2014 and 2015, if at least one year from the start of the first performance year of a performance share unit award has passed and upon signing a general release, employees are eligible to vest in a proportionate amount of the performance share units, subject to performance provisions (in the case of death, only performance provisions exclude the 3-year TSR Modifier).

  •
  For the award granted in 2016, if at least one year from the grant date has passed and upon signing a general release, employees are eligible to vest in a proportionate amount of the performance share units, subject to performance provisions.

    Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the BEP—Retirement Plan.

    Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the BEP—Savings Plan, as well as a pro-rata annual contribution (if applicable) on eligible compensation paid in the year of separation from service or death.

    Post-Retirement Medical and Life Insurance—Employees age 55 or older with ten years of service or age 65 or over at the time of retirement are eligible for post-retirement medical and life insurance benefits. Employees retiring with less than 10 years of service are not eligible to receive a company subsidy for their post-retirement medical coverage.

Involuntary Termination Not for Cause

            The following benefits are generally available to all salaried employees including the Named Executive Officers:

    Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. If an employee is eligible to retire, or the employee's age plus years of service equal or exceed 70, and the employee has at least 10 years of service, the employee is eligible for a pro-rata award based on the number of months worked in the performance period.

    Stock Options—Upon signing a general release, an employee has three months to exercise. If an employee is eligible to retire, or the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. All outstanding options held by our employees vested as of December 31, 2013.

    Restricted Stock Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of restricted stock unit awards held at least one year from the grant date; provided that if an employee turns 65 on or prior to their involuntary termination not for cause, then any unvested Restricted Stock Units held for at least one year will have vested in full prior to their involuntary termination not for cause.

    Market Share Units—Upon signing a general release, employees are eligible to vest in a pro-rata portion of unvested market share unit awards held at least one year from the grant date, subject to performance provisions; provided that if an employee turns 65 on or prior to their involuntary termination not for cause, then any unvested Market Share Units held for at least one year will vest in full upon their involuntary termination not for cause, subject to performance provisions.

    Performance Share Units—

  •
  For awards granted in 2014 and 2015, if at least one year from the start of the first performance year of a performance share unit award has passed and upon signing a general release, employees are eligible to vest in a proportionate amount of the performance share units, subject to performance provisions.

  •
  For the award granted in 2016, if at least one year from the grant date has passed and upon signing a general release, employees are eligible to vest in a proportionate amount of the performance share units, subject to performance provisions.

    Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the BEP—Retirement Plan. If the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable following termination of employment based upon enhanced adjustment factors similar to those applied to employees eligible for early retirement.

    Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the BEP—Savings Plan. If the employee is involuntarily terminated not for cause on or after September 30th and the employee is receiving severance and signs a general release, or the employee qualifies for Rule of 70 Benefits, age plus years of service equal or exceed 70 and the employee has at least 10 years of service the employee is not eligible for early retirement, employee is receiving severance, and the employee signs a general release, the employee is eligible for a pro-rata annual contribution (if applicable) based on eligible compensation paid in the year of separation from service.

    Post-Retirement Medical Insurance—If the employee's age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage beyond the severance and COBRA period, as long as no other group medical coverage is available, without company subsidy until age 55. At age 55, they become eligible for company-subsidized, post-retirement medical benefits.

            Under the Bristol-Myers Squibb Senior Executive Severance Plan, certain senior executives (including the Named Executive Officers) are eligible to receive severance payments and benefits if they are involuntarily terminated not for "cause," where "cause" is defined as:

  •
  failure or refusal by the executive to substantially perform his or her duties (except where the failure results from incapacity due to disability); or

  •
  severe misconduct or engaging in an activity, which may include a failure to take action, deemed detrimental to the interests of the company including, but not limited to, acts involving dishonesty, violation of company policies, violation of safety rules, disorderly conduct, discriminatory harassment, unauthorized disclosure of confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime.

            A terminated executive who signs a general release will be eligible for the following:

  •
  Severance payments in the amount of 2 times base salary for our senior-most executives, including the Named Executive Officers, and 1.5 times base salary for other senior executives;

  •
  Continuation of medical, dental and life insurance benefits; and

  •
  Outplacement services.

Change-in-Control

            As disclosed in the CD&A, the company has entered into change-in-control agreements with certain senior executives, including all of the Named Executive Officers. The current agreements will expire on December 31, 2017, and may be extended with revisions, as appropriate, beginning on January 1, 2018, in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change-in-control shall have occurred prior to January 1 of such year.

            To trigger benefits, there must be both a change-in-control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision. This protection extends for 36 months following a change-in-control for our senior most executives, including all our Named Executive Officers, or 24 months following a change-in-control for other executives who became eligible for change-in-control benefits after September 1, 2010.

            "Change-in-Control" means the earliest to occur of any one of the following dates:

  (i)
  The date any Person (as defined in Section 13(d)(3) of the Securities Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;

  (ii)
  The date of consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company's then outstanding securities;

  (iii)
  The date the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company's assets; or

  (iv)
  The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the company's stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

            Each of our Named Executive Officers is eligible to receive the following benefits if he or she is terminated in connection with a change-in-control:

  •
  A cash payment equal to 2.99 years of base salary plus target annual incentive award.

  •
  Payout of annual incentive award on a pro-rata basis at target.

  •
  Vesting of unvested stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

  •
  Vesting of unvested restricted stock units, including units held less than one year.

  •
  Vesting of unvested market share units, subject to performance provisions, including units held less than one year.

    Performance share units:

      •
      For awards granted in 2014 and 2015, payout of a proportionate amount of the banked performance share units, further adjusted by the TSR Modifier which is determined by substituting for the TSR Measurement Date the date of the change-in-control.

      •
      For the award granted in 2016, payout of a proportionate amount of the performance share units at target.

  •
  Three additional years of service and age for pension purposes and eligibility for the plan's early retirement subsidy if the executive's age and service fall below the normal eligibility threshold (i.e., 55 years old with at least 10 years of service). As of September 1, 2010, we no longer provide any pension subsidy or enhancement for newly eligible executives. In lieu of such subsidy or enhancement, we provide under the non-qualified savings plan a continuation of company matching contributions and automatic year-end contributions equal to the length of the severance period.

  •
  Eligibility for retiree medical benefits based on three years additional age and service.

  •
  Continuation of health benefits for three years.

  •
  Vesting of unvested match in the company's savings plans.

  •
  As of September 1, 2010, we no longer gross up compensation on excess parachute payments for newly eligible executives. In December 2014, the Committee determined that it would eliminate the remaining excise tax gross-up provisions in change-in-control agreements for grandfathered executives, including all of our Named Executive Officers. This change became effective as of January 1, 2016.

  •
  Payment of any reasonable legal fees incurred to enforce the agreement.

            The following illustrates the potential payments and benefits under the company's plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2016. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the table.

Termination of Employment Obligations (Excluding Vested Benefits)
2016 Fiscal Year

Name	Cash Severance (1)	Restricted Stock Units (2)(5)	Market Share Units (3)(5)	Performance Share Units (4)(5)	Retirement (6)	Health (7)	Retiree Medical (8)	Total
Voluntary Termination for Good Reason
Giovanni Caforio, M.D. (10)	$3,100,000	$0	$0	$0	$0	$26,715	$96,560	$3,223,275
Charles Bancroft (9)	$1,950,698	$0	$0	$0	$0	$26,040	$0	$1,976,738
Francis Cuss, MB BChir, FRCP (9)	$1,947,750	$0	$0	$0	$0	$27,913	$0	$1,975,663
Sandra Leung (9)	$1,853,176	$0	$0	$0	$0	$23,778	$0	$1,876,954
Murdo Gordon	$1,573,000	$0	$0	$0	$458,115	$23,866	$142,866	$2,197,847
Involuntary Termination Not for Cause
Giovanni Caforio, M.D. (10)	$3,100,000	$0	$1,250,967	$9,246,254	$0	$26,715	$96,560	$13,720,496
Charles Bancroft (9)	$1,950,698	$0	$0	$0	$0	$26,040	$0	$1,976,738
Francis Cuss, MB BChir, FRCP (9)	$1,947,750	$0	$0	$0	$0	$27,913	$0	$1,975,663
Sandra Leung (9)	$1,853,176	$0	$0	$0	$0	$23,778	$0	$1,876,954
Murdo Gordon	$1,573,000	$36,993	$317,505	$2,036,143	$458,115	$23,866	$142,866	$4,588,487
Qualifying Termination Within 3 Years Following a Change-in-Control
Giovanni Caforio, M.D. (10)	$11,586,250	$0	$7,467,171	$10,966,202	$0	$80,485	$100,930	$30,201,038
Charles Bancroft (11)	$6,415,846	$717,409	$2,632,254	$583,757	$7,286,488	$78,448	$0	$17,714,203
Francis Cuss, MB BChir, FRCP (11)	$5,823,773	$319,433	$2,260,927	$546,005	$3,466,541	$69,552	$0	$12,486,230
Sandra Leung (11)	$5,540,996	$0	$1,942,838	$419,424	$6,108,912	$71,710	$0	$14,083,880
Murdo Gordon	$4,703,270	$176,489	$1,426,696	$2,326,824	$3,544,665	$71,969	$143,308	$12,393,220

(1)        For voluntary termination for good reason and involuntary termination not for cause, severance is equal to 2 times base salary. For change-in-control, severance is equal to 2.99 times base salary plus target annual incentive award for these Named Executive Officers.
(2)        For involuntary termination not for cause, represents pro-rata portion of awards held at least one year. For change-in-control, represents all unvested units.

(3)        For involuntary termination not for cause, represents pro-rata portion of awards held at least one year. For change-in-control, represents all unvested units. The payout factor applied is equal to the 10-day average closing price on December 30, 2016 divided by the 10-day average closing price on the grant date.
(4)        For change-in-control, represents a payout of the 2014-2016 award and a pro-rata payout of the 2015-2017 award based on the actual payout on company financial metrics related to the first performance year, further adjusted by the TSR modifier determined by substituting for the TSR Measurement Date the date of December 30, 2016, and a pro-rata payout of the 2016-2018 award at target. For involuntary termination not for cause, the payment excludes the pro-rata payout of 2016-2018 award because as of December 31, 2016 the award was not held for at least one year since the grant date.
(5)        Values as of December 30, 2016 based on the closing stock price of $58.44 on that day.
(6)        Reflects Retirement Income Plan and Benefit Equalization Plan. Change-in-control values include early retirement subsidy and additional years of credited service and age.
(7)        For voluntary termination for good reason and involuntary termination not for cause, reflects health care benefit continuation through the severance period. For change-in-control, represents continuation of health care benefits for 3 years.
(8)        Reflects cost to the company for providing retiree medical benefits. For change-in-control, includes additional years of credited service and age.
(9)        These Named Executive Officers are retirement-eligible under our stock plans and therefore are entitled to the following benefits, which are generally available to all retirement eligible participants in our stock plans:

  •
  a pro-rata portion of restricted stock units held for one year from the grant date;
  •
  a pro-rata portion of market share units held for one year from the grant date, subject to performance provisions; and
  •
  a pro-rata portion of the performance share unit awards held one year from the performance start date/grant date, subject to performance provisions.

(10)        Dr. Caforio is not a participant in any of the company's pension plans.
(11)        These Named Executive Officers are retirement-eligible under our stock plans and therefore the number of units used to calculate the change-in-control value reflects:

  •
  Restricted Stock Units—the difference between a pro-rata portion of restricted stock units held for one year from the grant date and all unvested restricted stock units including units held less than one year.
  •
  Market Share Units—the difference between a pro-rata portion of market share units held for one year from the grant date and all unvested market share units including units held less than one year from the grant date, subject to performance provisions.
  •
  Performance Share Units—a pro-rata portion of the 2016-2018 award at target.

ITEM 2—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

            As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders the opportunity to advise the Compensation and Management Development Committee and the Board of Directors regarding the compensation of our Named Executive Officers, as such compensation is described in the "Compensation Discussion and Analysis" (CD&A) section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, beginning on page 29. We strongly encourage you to read these sections for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Committee has made under those programs, the factors considered in making those decisions, the changes approved to such programs for 2016 and the feedback we received from our shareholder engagement. Accordingly, we are requesting your nonbinding vote on the following resolution:

"RESOLVED, that the shareholders of Bristol-Myers Squibb Company approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company's 2017 Proxy Statement."

            Our executive compensation programs are designed to enable us to attract and retain talented executives capable of leading our business in the highly complex and competitive business environment in which we operate. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders' long-term interests. A significant portion of each executive's pay depends on his or her individual performance against financial and operational objectives as well as key behaviors necessary to our continued evolution into a specialty biopharmaceutical company. In addition, a substantial portion of an executive's compensation is in the form of equity awards that tie the executive's compensation directly to creating shareholder value and achieving financial and operational results. We value input from our shareholders as expressed through their votes and other communications. As an advisory vote, this proposal is not binding on the company. However, consistent with our record of shareholder responsiveness, the Compensation and Management Development Committee will consider the outcome of the vote when making future executive compensation decisions.

            Accordingly, the Board of Directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Equity Compensation Plan Information

            The following table summarizes information concerning the company's equity compensation plans and outstanding and exercisable options as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in millions)		Weighted-average exercise price of outstanding options, warrants and rights			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in millions)
	(a)			(b)		(c)
Equity compensation plans approved by security holders	16.6	(1)		$21.02	(1)	105.7
Equity compensation plans not approved by security holders(2)	0.0		$	N/A		28.5

	16.6			$21.02		134.2

(1)
The weighted average exercise price of outstanding awards does not take into account the shares issuable upon vesting of outstanding restricted stock units, market share units or performance share units which have no exercise price. At December 31, 2016, there were a total of approximately 4.6 million shares subject to restricted stock units, approximately 1.5 million shares subject to market share units and approximately 4.1 million shares subject to performance share units.
(2)
No awards have been granted under this plan since 2006 and no future awards will be made under this plan.

ITEM 3—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APRROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

            As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders the opportunity to advise the Board of Directors regarding how frequently to conduct the advisory vote on executive compensation. Shareholders may indicate their preference for an annual, biennial (every two years) or triennial (every three years) advisory vote. We are required to hold at least once every six years an advisory vote to determine the frequency of the advisory stockholder vote on executive compensation.

            Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate for BMS and such vote is currently occurring annually. Such a vote provides shareholders and advisory firms the opportunity to react promptly to emerging trends in compensation and to provide feedback before those trends become pronounced over time. In addition, an annual vote allows shareholders the opportunity to engage in thorough analysis each year, and encourages meaningful dialogue between shareholders and the Board regarding the company's executive compensation practices on a yearly basis, which allows the Board to more effectively implement changes to our compensation programs in a timely manner.

            As an advisory vote, this proposal is not binding on the company. However, our Board will take into account our shareholders' preferences when considering the frequency of future advisory votes on executive compensation.

            Accordingly, the Board of Directors unanimously recommends that the advisory vote on executive compensation be conducted every ONE year.

ITEM 4—RE-APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE-BASED AWARDS UNDER THE COMPANY'S 2012 STOCK AWARD AND INCENTIVE PLAN (AS AMENDED)

            We are seeking shareholder re-approval of the material terms of the performance-based awards under the Bristol-Myers Squibb Company 2012 Stock Award and Incentive Plan, as amended (the "Plan"), for purposes of preserving our ability to grant awards to covered employees under the Plan that potentially will qualify as performance-based compensation that is deductible without limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Under Section 162(m), shareholder approval of the material terms of performance-based awards must be obtained at five-year intervals to preserve our ability to claim federal income tax deductions for qualifying awards. The material terms of the original Plan were approved by shareholders at our 2012 Annual Meeting as part of the initial approval of the Plan. The Plan, which replaced the similar 2007 Stock Award and Incentive Plan, provides for the granting of stock options, restricted stock units and a variety of other types of equity and cash-based incentive awards.

Important Facts About This Proposal

  •
  This Proposal does not seek to increase the number of shares of common stock that can be issued under Plan awards.

  •
  Approval of this Proposal by the company's shareholders will not result in any additional cost to the company.

            Under "Proposal 5: Approval of an Amendment to the Company's 2012 Stock Award and Incentive Plan" in this Proxy Statement, we are also proposing a limit on the amount of equity and cash compensation that can be paid to our non-employee directors in a calendar year under such plan. The non-employee director compensation limit, as described in Proposal No. 5, is separate from this Proposal No. 4, and is not conditioned on or a part of this Proposal. Shareholders are not being asked to approve any amendment to the 2012 Stock Award and Incentive Plan or to approve the Plan itself in this Proposal No. 4, but are only being asked to re-approve the material terms of performance-based awards for compliance with Section 162(m). A copy of the Plan is attached as Exhibit B to this Proxy Statement. Exhibit B also reflects the non-employee director compensation limit amendment described in Proposal No. 5.

            The Board believes that it is in the best interests of the company and our shareholders to continue providing an incentive plan under which equity and cash-based compensation awards made to executive officers can be deducted by the company for federal income tax purposes. The Plan has been structured in a manner such that certain awards granted under it can satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m). Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the three other most highly compensated executive officers serving on the last day of the fiscal year, excluding the chief financial officer. "Performance-based" compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible.

            For purposes of Section 162(m), the material terms that must be approved by shareholders in order for certain awards to qualify as "performance-based compensation" include the employees eligible to receive the awards, a description of the business criteria on which the performance goals are based, and the maximum amount of compensation that could be paid to an individual employee under the performance-based award. Each aspect is discussed in "Description of the Amended 2012 Plan" in Proposal No. 5 (pages 72-80). In addition, Proposal 5 provides a summary of the Plan and other information you should review in evaluating this Proposal. Such summary and related information is qualified by reference to the complete text set forth in Exhibit B of this Proxy Statement.

            Shareholder approval of this Proposal No. 4 is intended to constitute re-approval of each of these material terms of the Plan for purposes of the shareholder approval requirements of Section 162(m). If shareholders do not re-approve the material terms relating to performance-based awards under the Plan under this Proposal, grants of non-performance-based awards under the Plan to covered employees within the meaning of Section 162(m) (to the extent permitted) may not be fully tax deductible by Bristol-Myers Squibb under Section 162(m). Shareholder approval of the general business criteria used for performance-based compensation awards, without specific targeted levels of performance, will permit qualification of such awards for full tax deductibility for awards granted within a period of approximately five years following approval by shareholders under Section 162(m). Because the original approval of the Plan by shareholders in 2012 included approval of the specific performance goal inherent in stock options and SARs (increases in the market price of stock), which is not subject to the five-year re-approval requirement under Section 162(m), those awards and their related material terms are not within the scope of this Proposal.

            The Board of Directors unanimously recommends a vote "FOR" the re-approval of the material terms of performance-based awards under our 2012 Stock Award and Incentive Plan.

ITEM 5—APPROVAL OF AN AMENDMENT TO THE COMPANY'S 2012 STOCK AWARD AND INCENTIVE PLAN

            In consideration of emerging corporate governance best practices, on March 2, 2017, our Board adopted an amendment to the Company's 2012 Stock Award and Incentive Plan, for the sole purpose of adding a limit on the amount of equity and cash compensation that can be paid to a non-employee director of the company in a calendar year. The amendment is subject to approval by our shareholders at the 2017 Annual Meeting. In setting the non-employee director compensation limit, the Board reviewed survey data covering companies within the Fortune 500, as well as data from our 2016 executive compensation peer group discussed above in the Compensation Discussion and Analysis.

            For purposes of this discussion, we refer to the 2012 Stock Award and Incentive Plan as the "Amended 2012 Plan," except when discussing terms that are currently in effect and are not changed by the amendment, in which case, we refer to the 2012 Stock Award and Incentive Plan as the "2012 Plan" or the "Plan."

            We believe that the Amended 2012 Plan promotes the interests of the company and the creation of long-term value for our shareholders because it enhances our ability to attract, retain and motivate our non-employee directors and it aligns the interest of our non-employee directors with the interest of our shareholders. Shareholder approval of meaningful limits on non-employee director compensation also provides guidance to the Board as to the parameters within which director compensation can be set without undue risk of litigation challenging such director compensation. The Amended 2012 Plan is intended to permit flexibility in implementing a non-employee director compensation policy to align non-employee directors' compensation closely with the economic interests of our shareholders by use of equity based compensation awards.

            The only change to the Amended 2012 Plan to be implemented by the proposed amendment is:

Annual Non-Employee Director Individual Limit:	The Amended 2012 Plan provides in relevant part that the aggregate value of equity-based and cash compensation granted during any calendar year to any individual non-employee director, under the Amended 2012 Plan or otherwise paid, shall not exceed $600,000, provided that the aggregate value of equity-based and cash compensation during any calendar year for a Chairman of the Board or Lead Director shall not exceed $900,000.

The 2012 Plan as currently in effect does not contain this limit. This new Plan provision would authorize and approve both the cash compensation and the equity awards that comply with the applicable annual limit.

            The amendment to the 2012 Plan would not increase the aggregate number of shares reserved for grant under the 2012 Plan, increase compensation to participants or otherwise add to the company's costs under the 2012 Plan, or extend the termination date of the 2012 Plan. The compensation limit would not apply to compensation earned by an employee but payable after employment terminated and at a time such person served as a non-employee director.

            The Amended 2012 Plan is the only plan or arrangement under which share-based compensation is provided to our non-employee directors, and no shares have been added to the Plan since it was originally approved by our shareholders in 2012. As of February 28, 2017, there were 106 million shares of our common Stock remaining available for awards under the Amended 2012 Plan and other continuing equity compensation plans. If approved by our shareholders, the proposed amendment, a copy of which is included in Exhibit B to this Proxy Statement, will become effective on the date of such approval.

            The following is a summary of the basic features of the Amended 2012 Plan and related information, which is qualified by reference to the specific provisions of the full text of the 2012 Plan set forth in Exhibit B of this Proxy Statement.

Summary of the Amended 2012 Plan

            The Board and shareholders previously approved the Plan to help us:

  •
  Attract, retain and motivate officers, employees, directors, and other service providers to Bristol-Myers Squibb and its subsidiaries and affiliates.

  •
  Provide equitable and competitive benefit opportunities.

  •
  Reward achievement of our goals.

  •
  Promote creation of long-term value for shareholders by closely aligning the interests of participants with the interests of shareholders.

            The Board and the Compensation and Management Development Committee (the "Committee") believe that awards linked to common stock and awards with terms tied to our performance provide incentives for the achievement of important performance objectives and promote the long-term success of Bristol-Myers Squibb. Therefore, they view the Amended 2012 Plan as an integral part of our overall compensation program.

Shares Committed for Equity Compensation

            Information on the total number of shares available under our existing equity compensation plans and unissued shares deliverable under outstanding options, warrants and rights as of the end of the last fiscal year is presented on page 70 under the caption "Equity Compensation Plan Information."

            Based on our equity award plans in effect and outstanding awards at February 28, 2017, the total number of shares subject to outstanding awards and available for future awards under the 2012 Plan and other continuing equity compensation plans, which will not change regardless of the outcome of the vote on Proposal 4 or 5, would be as follows:

in millions
Shares subject to outstanding awards	16
Shares available for future equity awards	106

Total shares	122

Percentage of outstanding shares*	7.4%

* Outstanding shares (the denominator in this calculation) includes all common stock outstanding at February 28, 2017 and does not include issuance of unissued shares reserved for outstanding or future awards under any existing plans, including the 2012 Plan.

Overview of 2012 Plan Awards

            The 2012 Plan authorizes a broad range of awards, including:

  •
  stock options

  •
  stock appreciation rights ("SARs")

  •
  restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer

  •
  restricted stock units or stock units, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture

  •
  other awards based on common stock

  •
  dividend equivalents

  •
  performance shares or other stock-based performance awards

  •
  cash-based performance awards tied to achievement of specific performance objectives

  •
  shares issuable in lieu of rights to cash compensation

Restriction on Repricing and Loans

            Consistent with the company's long-standing policy, the 2012 Plan includes a restriction providing that, without shareholder approval, we will not amend or replace options or SARs previously granted under the Amended 2012 Plan in a transaction that constitutes a "repricing." For this purpose, a "repricing" is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, other equity, cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a "repricing." The 2012 Plan does not authorize loans to participants.

Description of the Amended 2012 Plan

            The following is a brief description of the material features of the Amended 2012 Plan. This description, including information summarized above, is qualified in its entirety by reference to the full text of the Amended 2012 Plan, a copy of which is attached to this Proxy Statement as Exhibit B.

            Shares Available under the 2012 Plan.    The number of shares available under the 2012 Plan as of a recent date is discussed above under the caption "Shares Committed to Equity Compensation." No increase is proposed for the aggregate number of shares reserved for grant under the 2012 Plan. Shares that remained available under the 2007 Stock Award and Incentive Plan (and an earlier plan incorporated into the 2007 Plan) and shares that are recaptured from outstanding awards under that plan are part of the shares available under the 2012 Plan. The 2012 Plan specifies that not more than 42 million shares would be available for tax-favored incentive stock options. Shares used for awards assumed in an acquisition do not count against the shares reserved under the 2012 Plan. The shares reserved may be used for any type of award under the 2012 Plan. The number of shares reserved under the 2012 Plan is subject to adjustment in the event of stock splits, stock dividends and other extraordinary items.

            Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed are counted against the number of shares reserved under the 2012 Plan. Thus, shares remain available for new awards if an award expires or is forfeited, canceled or settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number of shares covered by the SAR, or if shares that had been issued as restricted stock are forfeited. These same rules apply to awards that were granted under the 2007 Plan, so that shares may become available under the 2012 Plan to the extent that shares are not in fact both delivered and vested in connection with those awards. Under the 2012 Plan, awards may be outstanding relating to a greater number of shares than the aggregate remaining available under the 2012 Plan so long as the Committee ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2012 Plan. Shares delivered under the 2012 Plan may be either newly issued or treasury shares.

            On February 28, 2017, the last reported sale price of Bristol-Myers Squibb's common stock in composite transactions for New York Stock Exchange-listed securities was $56.71 per share.

            Per-Person Award Limitations.    The 2012 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as "performance-based" compensation not subject to the limitation on deductibility under Section 162(m). Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2012 Plan relating to more than his or her "Annual Limit". The Annual Limit equals three million shares plus the amount of the participant's unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated awards, the 2012 Plan limits performance awards that may be earned by a participant to the participant's defined Annual Limit, which for this purpose equals $6 million plus the amount of the participant's unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. These limits apply only to awards under the 2012 Plan, and do not limit our ability to enter into compensation arrangements outside of the 2012 Plan.

            As discussed above in the introductory text describing this Proposal 5, the proposed amendment to the 2012 Plan to be voted upon under this Proposal will add an annual limit applicable to equity and cash compensation payable to each non-employee director.

            Adjustments.    Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction, equity restructuring as defined under applicable accounting rules, or other similar event affecting the common stock. We are also obligated to adjust outstanding awards upon the occurrence of these types of events to preserve, without enlarging, the rights of participants with respect to their awards. The Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as "performance-based" generally must conform to requirements imposed by Section 162(m).

            Eligibility.    Executive officers and other employees of Bristol-Myers Squibb and its subsidiaries, and non-employee directors and others who provide substantial services to us, are eligible to be granted awards under the 2012 Plan. In addition, any person who has been offered employment by us may be granted awards, but such prospective grantee may not receive any payment or exercise any right relating to the award until he or she has commenced employment or the providing of services. Currently, we have approximately 25,300 employees and other service providers who would be potentially eligible for awards under the 2012 Plan. Under the current program, approximately 18,900 employees are eligible on an annual basis to receive awards, and in 2016, we granted equity awards under the 2012 Plan to approximately 8,200 persons.

            Administration.    The Committee administers the 2012 Plan, except that the Board may itself act to administer the 2012 Plan. References to the "Committee" here mean the Committee or the full Board exercising authority with respect to a given award. The 2012 Plan provides that the composition and governance of the Committee shall be established in the Committee's charter adopted by the Board. Subject to the terms and conditions of the 2012 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition of the award, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2012 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2012 Plan. Nothing in the 2012 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the 2012 Plan.

            The Board or another committee of the Board may perform the functions of the Committee for purposes of granting awards under the 2012 Plan to non-employee directors, as the Board may at any time direct. The 2012 Plan authorizes the Committee to delegate authority to executive officers to the extent permitted by applicable law, but such delegation will not authorize grants of awards to executive officers without direct participation by the Committee. The 2012 Plan provides that members of the Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2012 Plan.

            Stock Options and SARs.    The Committee is authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR's designated "base price." The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value (i.e. closing price) of the shares on the date of grant. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price. These exercise methods may include withholding of option shares to pay the exercise price if that would not result in additional accounting expense. We may impose limits on any of these methods of exercise and settlement and implement other methods, for both options and SARs. SARs may be exercisable for shares or for cash, as determined by the Committee. Options and SARs may be granted on terms that cause such awards not to be subject to Section 409A of the Internal Revenue Code ("Section 409A"), or with terms that cause those awards to be deferral arrangements subject to Section 409A.

            Restricted Stock and Stock Units.    The Committee is authorized to grant restricted stock and stock units. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a shareholder of Bristol-Myers Squibb, including the right to vote the shares and to receive dividends, which dividends could be either forfeitable or non-forfeitable. Any of these rights may be limited by the Committee.

            Stock units give a participant the right to receive shares at the end of a specified deferral period. Stock units subject to a risk of forfeiture upon termination of employment may be denominated as an award of "restricted stock units." The Committee will establish any vesting requirements for restricted stock units. Restricted stock units offer an advantage, as compared to restricted stock, in that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to common stock on a tax-deferred basis. Prior to settlement, stock units carry no voting or dividend rights or other rights associated with stock ownership, but the Committee may choose to authorize payment of dividend equivalents, which may be forfeitable or non-forfeitable, in connection with these awards.

            Other Stock-Based Awards, Bonus Stock Awards, and Awards in Lieu of Other Obligations.    The 2012 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to common stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

            Performance-Based Awards.    The Committee may grant performance awards, which may be awards of a specified cash amount or may be share-based awards (for example, performance shares). Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. Therefore, for example, annual incentive awards may be granted under the 2012 Plan, payable in cash or in shares. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m), the business criteria used by the Committee in establishing performance goals applicable to performance awards to the Named Executive Officers will be selected from among the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance at or above a specified level of the price of the shares or any other publicly-traded securities of the company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-created models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margins; year-end cash; debt reductions and control of interest expense; shareholder equity; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures, market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost controls and targets (including cost of capital), customer satisfaction, employee satisfaction, agency ratings, management of employment practices and employee benefits, supervision of litigation and information technology, implementation of business process controls, and recruiting and retaining personnel.

            The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. Performance goals may be based on our overall performance or the performance of a subsidiary, division, business segment, product line or business unit or function, or based on such performance as compared to the performance of other companies or an index or industry measure of performance. The Committee may also exclude charges or items from the measurement of performance, including those relating to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to our operations or not within the reasonable control of our management, or (c) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. The Committee may specify that a performance goal will incorporate additional business criteria (including business criteria not specified above) as a condition to the earning of all or a portion of a performance award, so long as the performance goal incorporates at least one of the business criteria specified above and the failure to achieve a specified level of performance with respect to that business criteria will result in forfeiture of the performance award.

            Other Terms of Awards.    Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, including shares issued upon exercise of an option or SAR subject to compliance with Section 409A, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2012 Plan allows vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency, as defined in Section 409A. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2012 Plan. The Committee may condition awards on the payment of taxes, and may provide for mandatory withholding of a portion of the shares or other property to be distributed in order to satisfy tax withholding obligations, or may permit a participant to elect to satisfy these tax obligations by having us withhold shares. Awards granted under the 2012 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis, but such transfers will be allowed only for estate-planning purposes and may not involve transfers to other third parties for value.

            The 2012 Plan authorizes the Committee to provide for a forfeiture of awards and award gains realized by exercise or settlement of an award in the event a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of our business. The 2012 Plan also provides that awards may be subject to a "clawback" to the extent necessary to comply with applicable law or as otherwise determined by the Committee. Awards under the 2012 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Subject to the requirement that any repricing transaction be approved by shareholders, the Committee may grant awards in substitution for, exchange for or as a buyout of other awards or rights to payment from us, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the requirement that repricing transactions must be approved by shareholders.

            Dividend Equivalents.    The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of common stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of common stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable, provided that all dividend equivalents relating to a performance award are forfeitable to the same extent as the underlying award is forfeitable due to failure to achieve the specified performance condition.

            Vesting, Forfeitures, and Related Award Terms.    The Committee will determine, in its discretion, the vesting schedule of awards, the circumstances resulting in forfeiture of awards, the post-termination exercise periods of options and SARs, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

            The 2012 Plan provides that, in the event of a "change-in-control" (as defined in the 2012 Plan) of Bristol-Myers Squibb followed within two years (or such other period specified by the Committee) by a termination of the participant's employment by us not for cause or by the participant for "good reason" (as defined in the 2012 Plan) then, upon such termination, outstanding awards will immediately vest and be fully exercisable, any restrictions and forfeiture conditions of such awards will lapse, and goals relating to awards that remain subject to performance conditions will be deemed met at the specified target level. The Committee can provide for different treatment of an award upon a change-in-control, by so specifying at the date of grant. The Committee may also terminate outstanding awards in the event of a merger or other acquisition of Bristol-Myers Squibb, which would entitle the participant to the per-share consideration to be received by shareholders. The distribution of cash or shares in settlement of awards upon termination following a change-in-control may be limited by applicable restrictions under Section 409A.

            Amendment and Termination of the 2012 Plan.    The Board may amend, suspend, discontinue, or terminate the 2012 Plan or the Committee's authority to grant awards thereunder without shareholder approval, except as required by law or regulation or under the Listed Company Manual of the New York Stock Exchange. New York Stock Exchange rules require shareholder approval of any material amendment to plans such as the 2012 Plan. Under these rules, however, shareholder approval will not necessarily be required for all amendments that might increase the cost of the 2012 Plan or broaden eligibility. Unless earlier terminated, the authority of the Committee to make grants under the 2012 Plan will terminate ten years after the latest shareholder approval of the 2012 Plan; in this regard, approval of this Proposal will be deemed to be approval of a Plan amendment that does not extend this termination date beyond 2022. Otherwise, the 2012 Plan will terminate when we have no further rights or obligations with respect to any outstanding award or otherwise under the 2012 Plan.

Federal Income Tax Implications of the 2012 Plan

            We believe that under current law the following Federal income tax consequences generally would arise with respect to awards under the 2012 Plan.

            Options and SARs that are not deemed to be deferral arrangements under Section 409A would have the following tax consequences: The grant of an option or an SAR will create no federal income tax consequences for the participant or Bristol-Myers Squibb. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply.

            Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

            Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's sale of shares acquired by exercise of any option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax "basis" in such shares. The tax "basis" normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option's exercise. A participant's sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax "basis" in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR's exercise.

            We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant's capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to selling the shares.

            Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will be structured under the 2012 Plan with the intent that the awards meet applicable requirements under Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if we grant an award of restricted stock units that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we will become entitled to claim a tax deduction at that time.

            On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In the usual case, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

            Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.

            As discussed above, compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap of Section 162(m), and therefore remains fully deductible by the company paying it. Under the 2012 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, performance awards to employees the Committee expects to be Named Executive Officers at the time compensation is received, and certain other awards that are conditioned upon achievement of performance goals are intended to qualify as such "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify, including in the case of future grants of awards (other than options and SARs) that Proposal 4 be approved by shareholders. Therefore, there can be no assurance that such compensation under the 2012 Plan will be fully deductible under all circumstances. In addition, other awards under the 2012 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not qualify as performance-based compensation under Section 162(m), so that compensation paid to certain executives in connection with such awards, to the extent it and other compensation subject to Section 162(m)'s deductibility cap exceed $1 million in a given year, may not be deductible by us as a result of Section 162(m). Compensation to certain employees resulting from the earning or vesting of awards in connection with a change-in-control or termination following a change-in-control also may be non-deductible under Sections 4999 and 280G of the Internal Revenue Code.

            The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2012 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2012 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2012 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local or foreign tax laws.

New Plan Benefits Under the Amended 2012 Plan

            Because future awards under the 2012 Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to incentive awards and stock-based compensation, including under the 2012 Plan, is presented in the "Equity Compensation Plan Information Table," and in the "Summary Compensation Table" and these related tables: "Grants of Plan-Based Awards," "Outstanding Equity Awards at Fiscal Year-End," and "Options Exercises and Stock Vesting," elsewhere in this Proxy Statement, and in our financial statements for the fiscal year ended December 31, 2016, in the Annual Report that accompanies this Proxy Statement.

            If shareholders decline to approve this Proposal, the 2012 Plan will remain in effect under its current terms without the addition of the proposed limitation on the amount of equity and cash compensation that can be paid to a non-employee director of the company in a calendar year.

The Board of Directors unanimously recommends a vote "FOR" approval of the proposed amendment to the 2012 Stock Award and Incentive Plan.

ITEM 6—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

            Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the Audit Committee's appointment of Deloitte & Touche LLP (D&T) as our independent registered public accounting firm for the year 2017. The Audit Committee and the Board believe that the continued retention of D&T to serve as our independent registered public accounting firm is in the best interests of the company and its shareholders. As a matter of good corporate governance, we are asking shareholders to ratify such appointment. In the event our shareholders fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider such appointment. It is understood that even if the appointment is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and our shareholders.

            The Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fees of our independent registered public accounting firm. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm's lead engagement partner, the Audit Committee and its chairperson participate in the process for the selection of D&T's new lead engagement partner.

            Representatives from D&T will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

            The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb's independent registered public accounting firm for 2017.

Audit and Non-Audit Fees

            The following table presents aggregate fees for professional audit services rendered by D&T for the years ended December 31, 2016 and 2015 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by D&T during those periods.

	2016	2015
	(in millions)
Audit	$9.97	$10.69
Audit Related	0.84	0.84
Tax	7.39	6.80
All Other	0.11	0.19

Total	$18.31	$18.52

            Audit fees for 2015 and 2016 were for professional services rendered for the audits of our consolidated financial statements, including accounting consultation, and of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, and assistance with review of documents filed with the SEC.

            Audit Related fees for 2015 and 2016 were primarily for agreed-upon procedures, special purpose financial statement audits, due diligence related to acquisitions, and other audit-related services that are not required by statute or regulation.

            Tax fees for 2015 and 2016 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with tax audits and appeals, advice related to acquisitions, preparation of individual income tax returns (excluding those of executive officers) and consultations relating to our international compensation matters, and requests for rulings or technical advice from tax authorities.

            All Other fees for 2015 and 2016 related to subscription fees to an accounting and reporting research library and a pharmaceutical alliance database, as well as surveys, benchmarking, commercial strategy and training programs.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

            The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year's audit, a schedule of the aggregate of services expected to be rendered during that year for each of the four categories of services described above is submitted to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

            The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting. During 2016, the Audit Committee did not delegate pre-approval authority to any of its members.

Audit Committee Report

            As the Audit Committee of the Board of Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company's website.

            Management has primary responsibility for the company's financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that Bristol-Myers Squibb's consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T's auditing process on behalf of the Board of Directors.

            As part of the oversight of the company's financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to auditing standards adopted by the PCAOB.

            In addition, we have received the written disclosures and the letter from D&T required by PCAOB Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence", and have discussed with D&T their independence from Bristol-Myers Squibb and its management. We have determined that D&T's provision of non-audit services in 2016 was compatible with, and did not impair, its independence. We have also received written materials addressing D&T's internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

            We have discussed with our internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present, to discuss their evaluations of the company's internal control over financial reporting, and the overall quality of the company's financial reporting.

            Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements for the year ended December 31, 2016 be included in Bristol-Myers Squibb's Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

            In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member's ability to act independently.

The Audit Committee

    Alan J. Lacy, Chair
    Peter J. Arduini
    Michael Grobstein
    Dinesh C. Paliwal
    Gerald L. Storch

SHAREHOLDER PROPOSAL

            We expect the following shareholder proposal (Item 7) to be presented at the 2017 Annual Meeting. The Board of Directors has recommended a vote against this proposal for the policy reasons set forth following the proposal. The stock holdings of the proponent will be provided upon request to the Corporate Secretary of Bristol-Myers Squibb.

ITEM 7—SHAREHOLDER PROPOSAL TO LOWER THE SHARE OWNERSHIP THRESHOLD
TO CALL SPECIAL SHAREHOLDER MEETINGS

            The proponent of this resolution is Mr. James McRitchie of 9295 Yorkship Court, Elk Grove, California, 95758.

    Proposal 7—Special Shareholder Meetings

            RESOLVED:

            The shareholders of Bristol-Myers Squibb (BMY) ('Company') hereby request that the Board of Directors take the steps necessary to amend our bylaws and each appropriate governing document to give holders with an aggregate of 15% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board's current power to call a special meeting.

            SUPPORTING STATEMENT:

            Delaware law allows 10% of company shares to call a special meeting. A shareholder right to call a special meeting is a way to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings.

            A shareholder right to act by written consent and to call a special meeting are two complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. Both are associated with increased governance quality and shareholder value. Our Company offers no right of shareholders to act by written consent.

            Currently, more than 60% of the companies in the S&P 500 have adopted company bylaws, articles of incorporation, or charter provisions to allow shareholders to call a special meeting

            This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013. It may be possible to adopt this proposal by simply incorporating this text into our governing documents:

            "Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 15% of the entire capital stock of the Corporation issued and outstanding and entitled to vote."

            We urge the Board to join the mainstream of major U.S. companies and establish a right for shareholders owning 15% of our outstanding common sock to call a special meeting.

            Please vote to enhance shareholder value:

Special Shareholder Meetings—Proposal 7

Board of Directors' Position

The Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

            After careful consideration, and informed by dialogue with our shareholders on this topic, the Board believes the shareholder proposal to lower the threshold for holders of our common stock to call a special meeting is not in the best interests of the company and its shareholders. The company's Bylaws currently provide that any person or persons holding at least 25% of the company's common stock outstanding and entitled to vote may call a special meeting upon written request to the company's Corporate Secretary. The Board believes that this 25% threshold is reasonable, appropriate and aligned with our shareholders' interests. The current threshold is designed to strike a balance between assuring that shareholders have the ability to call a special meeting and protecting against the risk that a small minority of shareholders, including those with special interests, could trigger the expense and distraction of a special meeting to pursue matters that are not widely viewed as requiring immediate attention or for reasons that may not be in the best interests of the company or all of our shareholders. The company's current threshold is well within the mainstream, with 25% emerging as the most common threshold for special meeting rights at public companies. In addition, the company's 25% threshold is equal to or lower than the comparable threshold adopted by approximately 69% of Delaware corporations in the S&P 500 Index that permit shareholders to call a special meeting.

            We believe that a special shareholder meeting should only be convened to discuss extraordinary events when fiduciary, strategic or similar considerations dictate the matter be addressed prior to the next annual meeting. Convening a special meeting imposes substantial legal, administrative and distribution costs associated with, among other things, preparing the required disclosure documents, printing and mailing. In addition, preparing for and conducting a special meeting requires a significant commitment of time and focus from the company's Board and senior management, distracting them from their primary focus of maximizing long-term financial returns and operating the company's business in the best interests of shareholders. The Board believes that a 25% threshold establishes the appropriate balance between meaningful accountability and mitigation of risk that may be presented by a lower threshold, including significant costs, Board and management distraction and waste of corporate resources.

            Our shareholders' ability to vote on significant matters is further ensured and protected by state law and other regulations. As a Delaware corporation, the company is required to have all major corporate actions, such as mergers, a sale of all or substantially all of the company's assets or increases or decreases in authorized shares, approved by shareholders. As a New York Stock Exchange listed company, the company is also required to, among other things, obtain shareholder approval for equity compensation plans, significant issuances of securities to related parties or when such issuances represent more than 20% of the company's voting power.

            The Board also believes that adoption of this proposal is unnecessary because the company is committed to high standards of corporate governance and has already taken a number of steps to achieve greater transparency and accountability to shareholders. Following extensive engagement with our shareholders throughout 2015, our Board amended the company's Bylaws to adopt a proxy access shareholder right in February 2016. The Board took particular care to adopt a bylaw with provisions that reflect the input of our shareholders, the details of which are described on page 11 of this Proxy Statement under the heading "Proxy Access Shareholder Right." In addition to engaging with our shareholders on a regular basis, our Board continually reassesses our corporate governance practices to identify additional steps to further benefit our shareholders. For example, our Board recommended, and our shareholders approved, amendments to our governing documents to eliminate all supermajority provisions applicable to common shareholders. In addition, the Board's Committee on Directors and Corporate Governance has created a process for shareholders to communicate directly with our non-management directors outside the annual meeting cycle, which is described on page 25 of this Proxy Statement under the heading "Communications with our Board of Directors." More information about the company's corporate governance practices and policies can be found beginning on page 17 of this Proxy Statement under the heading "Corporate Governance and Board Matters."

            The existing 25% threshold protects shareholder interests by ensuring that special meeting matters are (i) of concern to a significant number of shareholders, (ii) worth the significant expense to the company, and (iii) not an unnecessary distraction to the Board and management. As informed by ongoing dialogue with our shareholders on this topic, the Board continues to believe that a 25% threshold ensures that a meaningful percentage of our shareholders agree on the need for a special meeting before a special meeting is called.

            In light of the strong shareholder rights the company already has in place, including the right for shareholders of 25% to call a special meeting, and the Board's demonstrated commitment to establishing good governance practices, the Board recommends that you vote against this proposal.

The Board of Directors unanimously recommends a vote "AGAINST" the proposal.

VOTING SECURITIES AND PRINCIPAL HOLDERS

            At the close of business on March 14, 2017, there were 1,647,500,264.51 shares of $0.10 par value common stock and 4,129 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

            The following table sets forth, as of March 15, 2017, beneficial ownership of shares of our common stock by each director, each of the Named Executive Officers and all directors and executive officers as a group, in each case, as of such date. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of common or preferred stock.

	Bristol-Myers Squibb Company
Name	Total Common Shares Owned(1)	Common Shares Underlying Options or Stock Units(2)	Common Shares Underlying Deferred Share Units(3)
L. Andreotti	1,251,959	0	7,574
P. J. Arduini	7,112	0	7,112
C. A. Bancroft	351,713	90,344	0
R. J. Bertolini	3,322	0	2,925
G. Caforio, M.D.	180,458	8,040	0
F. M. Cuss, MB BChir, FRCP	321,906	0	0
M. W. Emmens	3,185	0	2,925
L. H. Glimcher, M.D.	93,924	0	93,924
M. Gordon	27,241	0	0
M. Grobstein	70,082	0	66,699
A. J. Lacy	57,596	0	55,291
S. Leung	760,113	326,475	0
T. J. Lynch, Jr., M.D.	14,336	0	14,336
D. C. Paliwal	17,812	0	14,556
T. R. Samuels	14,925	0	2,925
V. L. Sato, Ph.D.	55,356	0	55,356
G. L. Storch	35,397	0	35,397
T. D. West, Jr.	50,495	0	50,495
All Directors and Executive Officers as a Group(4)	3,713,183	461,413	409,513

(1)
Consists of direct and indirect ownership of shares, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable, restricted stock units that vest within 60 days, the target number of market share units that vest within 60 days and deferred share units.
(2)
Consists of shares underlying stock options that are currently exercisable, restricted stock units that vest within 60 days, and the target number of market share units that vest within 60 days. None of these shares have any voting rights.
(3)
Consists of deferred share units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred share units have no voting rights.
(4)
Includes 25 individuals.

Principal Holders of Voting Securities

            The following table sets forth information regarding beneficial owners of more than 5% of the outstanding shares of our common stock. There are no beneficial owners of more than 5% of the outstanding shares of our preferred stock.

Name	Number of Shares Beneficially Owned	Percent of Class
Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	148,243,588 (1)	8.87% (1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	114,811,204 (2)	6.86% (2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	99,698,762 (3)	6.0% (3)

(1)
This information is based on the Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 9, 2017 reporting beneficial ownership as of December 31, 2016. The reporting person has sole voting power with respect to zero shares, shared voting power with respect to 47,076,526 shares, sole dispositive power with respect to zero shares and shared dispositive power with respect to 148,243,588 shares.
(2)
This information is based on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2017 reporting beneficial ownership as of December 31, 2016. The reporting person has sole voting power with respect to 2,614,590 shares, shared voting power with respect to 306,495 shares, sole dispositive power with respect to 111,914,878 shares and shared dispositive power with respect to 2,896,326 shares.
(3)
This information is based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 19, 2017 reporting beneficial ownership as of December 31, 2016. The reporting person has sole voting power with respect to 84,710,967 shares, shared voting power with respect to 31,622 shares, sole dispositive power with respect to 99,667,140 shares and shared dispositive power with respect to 31,622 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

            Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC. To the best of our knowledge, during 2016 all applicable Section 16(a) filing requirements were met, except that, due to an administrative error, a Form 4 was filed late for Lamberto Andreotti relating to the 831 shares awarded to Mr. Andreotti on March 31, 2016 for his service as Non-Executive Chairman.

Policy on Hedging and Pledging

            Our insider trading policy prohibits all employees, including directors and executive officers, from engaging in any speculative or hedging transactions. Our insider trading policy also prohibits all employees, including directors and executive officers, from holding our securities in a margin account or pledging our securities as collateral for a loan except in certain limited circumstances pre-approved by our Corporate Secretary when a person wishes to pledge our securities as collateral for a loan and clearly demonstrates the ability to repay the loan without selling such securities. None of our directors or executive officers has pledged shares of our stock as collateral for a loan or holds shares of our stock in a margin account.

OTHER MATTERS

Advance Notice Procedures

            As set forth in our Bylaws, if you wish to propose any action, including the nomination of directors, at next year's annual meeting, you must deliver notice to BMS containing certain information set forth in our Bylaws, not less than 90 but not more than 120 days before the anniversary of the prior year's annual meeting. For our 2018 Annual Meeting, we must receive this notice between January 2, 2018 and February 1, 2018. These requirements are separate and distinct from the SEC requirements that a shareholder must meet to have a shareholder proposal included in our proxy statement. For further information on how a shareholder may nominate a candidate to serve as a director, please see page 11.

            Our Bylaws are available on our website at www.bms.com/ourcompany/governance. In addition, a copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary.

2018 Shareholder Proposals

            Shareholder proposals relating to our 2018 Annual Meeting of Shareholders must be received by us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Corporate Secretary, no later than November 23, 2017. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Shareholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a shareholder proposal or any time they have a concern. At the direction of the Board of Directors, the Office of the Corporate Secretary acts as corporate governance liaison to shareholders.

Compensation Committee Interlocks and Insider Participation

            There were no Compensation and Management Development Committee interlocks or insider (employee) participation in 2016.

Availability of Corporate Governance Documents

            Our Corporate Governance Guidelines (including the standards of director independence), Principles of Integrity, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters and links to Reports of Insider Transactions are available on our corporate governance webpage at www.bms.com/ourcompany/governance and are available to anyone who requests them by writing to: Corporate Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

FREQUENTLY ASKED QUESTIONS

Why am I receiving these materials?

            This Proxy Statement is being delivered to all shareholders of record as of the close of business on March 14, 2017 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Shareholders on May 2, 2017. We expect our proxy materials, including this Proxy Statement and the Annual Report, to be first made available to shareholders on or about March 23, 2017. Although the Annual Report and Proxy Statement are being delivered together, the Annual Report should not be deemed to be part of the Proxy Statement.

What is "Notice and Access" and how does it affect me?

            The U.S. Securities and Exchange Commission (SEC) has adopted a "Notice and Access" model which permits us to provide proxy materials to our shareholders electronically by posting the proxy materials on a publicly accessible website. Delivering proxy materials electronically will conserve natural resources and save us money by reducing printing and mailing costs. Accordingly, we have sent to most of our shareholders a "Notice of Internet Availability of Proxy Materials." This Notice provides instructions on how to access our proxy materials online and, if you prefer receiving a paper copy of the proxy materials, how you can request one. Employees and pension plan participants who have given consent to receive materials electronically received a link to access our proxy materials by email. We encourage all of our shareholders who currently receive paper copies of the proxy materials to elect to view future proxy materials electronically if they have Internet access. You can do so by following the instructions when you vote your shares online or, if you are a beneficial holder, by asking your bank, broker or other holder of record how to receive proxy materials electronically.

What is "householding" and how does it work?

            "Householding" is a procedure we adopted whereby shareholders of record who have the same last name and address and who receive the proxy materials by mail will receive only one copy of the proxy materials unless we have received contrary instructions from one or more of the shareholders. This procedure reduces printing and mailing costs. If you wish to receive a separate copy of the proxy materials, now or in the future, at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us by writing to Shareholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, or by calling us at (212) 546-3309.

            If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, to shareholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the shareholders. If you wish to receive a separate copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, now or in the future, you may contact us at the address or phone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all shareholders at the shared address in the future.

Who can attend the Annual Meeting?

            Only shareholders of Bristol-Myers Squibb as of the record date, March 14, 2017, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. A form of government-issued photograph identification will be required to enter the meeting. Large bags, backpacks, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. Our offices are wheelchair accessible. We will provide, upon request, wireless headsets for hearing amplification.

How do I receive an admission ticket?

            If you are a registered shareholder (your shares are held in your name) and plan to attend the meeting, you should bring either the Notice of Internet

Availability of Proxy Materials or the top portion of the proxy card, both of which will serve as your admission ticket.

            If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Shareholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Shareholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

            We may also issue tickets to other individuals at our discretion.

Who is entitled to vote?

            All holders of record of our $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 14, 2017 will be entitled to vote at the 2017 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered shareholder?

            Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your shares by proxy in one of the following manners:

  i)
  via Internet at www.proxyvote.com;

  ii)
  by telephone at (800) 690-6903

  iii)
  by mail, if you received a paper copy of the proxy materials; or

  iv)
  in person at the Annual Meeting.

            Choosing to vote via Internet or calling the toll-free number listed above will save us expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

            If you received a paper copy of the proxy materials and choose to vote by mail, specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

            If you wish to vote in person, you can vote your shares at the Annual Meeting.

How do I vote if I am a beneficial shareholder?

            If you are a beneficial shareholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a legal proxy issued in your name.

            Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers' shares in the brokers' discretion on the proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm.

            Under NYSE rules, the election of directors, the advisory votes relating to the compensation of our Named Executive Officers, the approval of two proposals related to our 2012 Stock Award and Incentive Plan and the approval of any shareholder proposals are considered "non-discretionary" items, which means that your broker cannot vote your shares on these proposals.

What items will be voted upon at the Annual Meeting?

            At the Annual Meeting, we will consider and act on the following items of business:

  i)
  the election to the Board of Directors the 11 persons nominated by the Board, each for a term of one year;

  ii)
  an advisory vote to approve the compensation of our Named Executive Officers;

  iii)
  an advisory vote on the frequency of the advisory vote to approve the compensation of our Named Executive Officers;

  iv)
  the re-approval of the material terms of the Performance-Based Awards under the Company's 2012 Stock Award and Incentive Plan (as amended);

  v)
  the approval of an Amendment to the Company's 2012 Stock Award and Incentive Plan;

  vi)
  the ratification of the appointment of our independent registered public accounting firm; and

  vii)
  one shareholder proposal, if presented at the meeting.

            We do not know of any other matter that may be brought before the meeting. However, if other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors' voting recommendations?

            For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote FOR the election of each director, FOR the advisory vote to approve the compensation of our Named Executive Officers, FOR a frequency of every 1 YEAR to hold the advisory vote on the compensation of our Named Executive Officers, FOR the re-approval of the material terms of the Performance-Based Awards under the Company's 2012 Stock Award and Incentive Plan, FOR the approval of the amendment to the Company's 2012 Stock Award and Incentive Plan, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017 and AGAINST the shareholder proposal.

How will my shares be voted at the Annual Meeting?

Voting Options

Item	Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non- Votes

1	Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect—not counted as a vote cast	No	No effect
2	Advisory vote to approve the compensation of our Named Executive Officers	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
3	Advisory vote on the frequency of the advisory vote to approve the compensation of our Named Executive Officers	1 YEAR, 2 YEARS, 3 YEARS or ABSTAIN	No effect—not counted as a vote cast	No	No effect
4	Re-approval of the material terms of the Performance-Based Awards under the Company's 2012 Stock Award and Incentive Plan (as amended)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
5	Approval of an Amendment to the Company's 2012 Stock Award and Incentive Plan	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
6	Ratification of the appointment of an independent registered public accounting firm	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
7	Shareholder proposal to lower the share ownership threshold to call special shareholder meetings	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

How many votes are needed to elect the directors and to approve each of the proposals?

            Director Elections: A majority of votes cast with respect to each director's election at the meeting is required to elect each director. A majority of the votes cast means that the number of votes cast "for" a director must exceed the number of votes cast "against" that director in order for the director to be elected. Abstentions will not be counted as votes cast for or against the director and broker non-votes will have no effect on this proposal.

            Advisory Vote to Approve Compensation of our Named Executive Officers: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the advisory vote to approve the compensation of our Named Executive Officers. Because your vote is advisory, it will not be binding upon our Board of Directors. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.

            Advisory Vote on the Frequency of the Advisory Vote to Approve Compensation of our Named Executive Officers: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the advisory vote to approve the frequency of the advisory vote to approve compensation of our Named Executive Officers. Because your vote is advisory, it will not be binding upon our Board of Directors. Abstentions will not be counted as votes cast for or against this proposal and broker non-votes will have no effect on this proposal.

            Re-approval of the Material Terms of the Performance-Based Awards under the Company's 2012 Stock Award and Incentive Plan (as amended): The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the re-approval of the material terms of the performance-based Awards under the Company's 2012 Stock Award and Incentive Plan for purposes of 162(m) of the Internal Revenue Code.

            Approval of an Amendment to the Company's 2012 Stock Award and Incentive Plan: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the Amendment to the Company's 2012 Stock Award and Incentive Plan. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.

            Ratification of our Auditors: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will be counted as votes against this proposal. As described above, a broker or other nominee may generally vote on routine matters such as this one, and therefore no broker non-votes are expected to exist in connection with this proposal.

            Shareholder Proposal: The affirmative vote of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of the shareholder proposal, if presented at the meeting. Abstentions will be counted as votes against the proposal and broker non-votes will have no effect on the proposal.

How are the votes counted?

            In accordance with the laws of Delaware, our Amended and Restated Certificate of Incorporation and our Bylaws, for all matters being submitted to a vote of shareholders, only proxies and ballots that indicate votes "FOR," "AGAINST" or "ABSTAIN" on the proposals, or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

            If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

  i)
  by giving timely written notice of the revocation to the Corporate Secretary of Bristol-Myers Squibb;

  ii)
  by casting a new vote by telephone or by the Internet; or

  iii)
  by voting in person at the Annual Meeting.

            If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

            All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I designate my proxy?

            If you wish to give your proxy to someone other than the persons named as proxies in the enclosed form of proxy, you may do so by crossing out the names of all three persons named as proxies on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

            An independent agent tabulates the proxies and the votes cast at the meeting. In addition, independent inspectors of election certify the results of the vote tabulation.

Is my vote confidential?

            Yes, any information that identifies a shareholder or the particular vote of a shareholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

            We will pay all costs of preparing, assembling, printing and distributing the proxy materials as well as the solicitation of all proxies. We have retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $18,000, plus reasonable out-of-pocket expenses. We may solicit proxies on behalf of the Board of Directors through the mail, in person, electronically, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

EXHIBIT A

Categorical Standards of Independence

            In determining director independence, the Board has adopted the following categorical standards to assist it in determining which relationships will be considered immaterial:

a)
an immediate family member of the director is or has been employed by the company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the company;

b)
more than three years has elapsed since i) the director was employed by the company, ii) an immediate family member of the director was employed by the company as an executive officer, or iii) an executive officer of the company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)
the director, or an immediate family member of the director, received, in any twelve-month period within the last three years, $120,000 or less in direct compensation from the company (other than director's fees or compensation that was deferred for prior service with the company);

d)
more than three years has elapsed since i) the director has been a partner with or employed by the company's independent auditor or ii) an immediate family member personally worked on the company's audit as a partner or employee of the company's independent auditor;

e)
the director has an immediate family member who i) is an employee of, but not a partner of, the independent auditor and ii) does not personally work on the company's audit;

f)
the director of the company, or an immediate family member of a director, is a director, an executive officer or an employee of, or is otherwise affiliated with, another company that makes payment to, or receives payment from, the company for property or services in an amount which, in any single fiscal year within the preceding three years, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues;

g)
the director of the company and/or an immediate family member of the director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the company for property or services; and

h)
the director of the company is a director, executive officer, trustee of, or is otherwise affiliated with, a charitable organization or non-profit organization, and the company's, or the Bristol-Myers Squibb Foundation's discretionary charitable contributions to the organization, in the aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization's consolidated gross revenues.

A-1

EXHIBIT B

BRISTOL-MYERS SQUIBB COMPANY
2012 STOCK AWARD AND INCENTIVE PLAN, AS AMENDED

            1.           Purpose.    The purpose of this 2012 Stock Award and Incentive Plan, as amended (the "Plan") is to aid Bristol-Myers Squibb Company, a Delaware corporation (together with its successors and assigns, the "Company"), in attracting, retaining, motivating and rewarding employees, non-employee directors, and other service providers of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and to promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

            2.           Definitions.    In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

            (a)          "Acquisition Events" shall have the meaning specified in Section 9(d).

            (b)         "Annual Limit" shall have the meaning specified in Section 5(b).

            (c)          "Award" means any Option, SAR, Restricted Stock, Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, or Performance Award, together with any related right or interest, granted to a Participant under the Plan.

            (d)         "Beneficiary" means the person, persons, trust or trusts designated as being entitled to receive the benefits under a Participant's Award upon and following a Participant's death. Unless otherwise determined by the Committee, a Participant may designate a person, persons, trust or trusts as his or her Beneficiary, and in the absence of a designated Beneficiary the Participant's Beneficiary shall be as specified in Section 11(b)(ii). Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant's spouse shall be subject to the written consent of such spouse.

            (e)          "Board" means the Company's Board of Directors.

            (f)           "Change in Control" and related terms have the meanings specified in Section 9.

            (g)         "Code" means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

            (h)         "Committee" means the Compensation and Management Development Committee of the Board, the composition and governance of which is established in the Committee's Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder (subject to applicable requirements of New York Stock Exchange rules and Code Section 162(m)), in which case the term "Committee" shall refer to the Board.

            (i)           "Covered Employee" means an Eligible Person who is a Covered Employee as specified in Section 11(j).

            (j)           "Dividend Equivalent" means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

            (k)          "Effective Date" means the effective date specified in Section 11(q).

            (l)           "Eligible Person" shall have the meaning specified in Section 5.

            (m)        "Exchange Act" means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

            (n)         "Fair Market Value" means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock on a given day shall mean the last sale price of a share of stock before the 4 p.m. Eastern Time closing time (or equivalent earlier time for partial trading days) on that day or, if there was not trading on that day, on the last preceding day on which the Stock was traded, as reported on the composite tape for securities listed on the New York Stock Exchange. Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR and relating to the market value of Stock measured at the time of exercise shall conform to applicable requirements under Code Section 409A.

            (o)         "409A Awards" means Awards that constitute a deferral of compensation under Code Section 409A granted to or held by a person who is subject to United States federal income tax. "Non-409A Awards" means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options and SARs on terms that will qualify those Awards as 409A Awards, Options, and SARs are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

            (p)         "Full-Value Award" means an Award relating to Stock other than (i) Options and SARs and (ii) Awards for which the Participant pays (at any time) a stated price specified in the Award for each share of Stock issued upon exercise of the Award at least equal to 100% of the Fair Market Value of the underlying Stock valued at the grant date, either directly or by forgoing a right to receive a cash payment from the Company.

            (q)         "Incentive Stock Option" or "ISO" means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

            (r)          "Non-Employee Director" means an individual who is a member of the Board but who is not an employee of the Company or a subsidiary or affiliate.

            (s)          "Option" means a right to purchase Stock granted under Section 6(b).

            (t)           "Other Stock-Based Awards" means Awards granted to a Participant under Section 6(h).

            (u)         "Participant" means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

            (v)          "Performance Award" means a conditional right, granted to a Participant under Sections 6(i) or 7, to receive cash, Stock or other Awards or payments.

            (w)         "Protected Period" shall have the meaning specified in Section 9(a).

            (x)          "Restricted Stock" means Stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

            (y)          "Retirement" means a Participant's termination of employment with the Company or a subsidiary or affiliate in the following circumstances:

  (i)
  At or after the Participant's 65th birthday; or

  (ii)
  At or after the later of the Participant's 55th birthday or the date the Participant has completed ten years of service with the Company and/or its subsidiaries and affiliates; or

  (iii)
  Such termination is by the Company or a subsidiary or affiliate not for cause and is not voluntary on the part of the Participant, and, in addition, each of the following criteria is met: (A) Participant's age plus years of service (rounded up to the next higher whole number) equals at least 70, (B) the Participant has completed at least ten years of service with the Company and/or its subsidiaries and affiliates, and (C) if the Participant is employed in the United States or Puerto Rico, the Participant has executed a general release and has agreed to be subject to covenants relating to noncompetition, nonsolicitation and other commitments for the protection of the Company's business as then may be required by the Committee, and if the Participant is employed outside of the United States or Puerto Rico, the Participant has agreed to be subject to covenants relating to noncompetition, nonsolicitation and other commitments for the protection of the Company's business as then may be required by the Committee and not otherwise prohibited by law.

            (z)          "Section 409A" shall have the meaning specified in Section 11(k)(i).

            (aa)       "Stock" means the Company's Common Stock, par value $0.10 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

            (bb)       "Stock Units" means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified period. Stock Units subject to a risk of forfeiture may be designated as "Restricted Stock Units" as provided in Section 6(e)(ii).

            (cc)        "Stock Appreciation Rights" or "SAR" means a right granted to a Participant under Section 6(c).

            (dd)       "2007 Plan" shall have the meaning specified in Section 4(a).

            3.           Administration.

            (a)         Authority of the Committee.    The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant or each Award), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, the Board or another committee of the Board may perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors, as the Board may at any time direct.

            (b)         Manner of Exercise of Committee Authority.    The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to one or more officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, (ii) will not cause Awards intended to qualify as "performance-based compensation" under Code Section 162(m) to fail to so qualify, (iii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act, and (iv) is permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law.

            (c)         Limitation of Liability.    The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company's independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, by the Company's certificate of incorporation or by the

Company's bylaws, be fully indemnified and protected by the Company with respect to any such action or determination.

            4.           Stock Subject To Plan.

            (a)         Overall Number of Shares Available for Delivery.    Subject to adjustment as provided under Section 11(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) the number of shares that, immediately prior to the Effective Date, remain available for new awards under the 2007 Stock Award and Incentive Plan (the "2007 Plan"), plus (ii) the number of shares subject to awards under the 2007 Plan that become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed 42 million shares; and provided further, that shares issuable in connection with awards of acquired businesses that are assumed or substituted for by Awards shall not count against the shares of Stock reserved under the Plan. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

            (b)         Share Counting Rules.    The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute Awards) and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, (i) to the extent that an Award under the Plan or an award under the 2007 Plan is canceled, expired, forfeited, settled in cash, settled by delivery of fewer shares than the number underlying the Award or award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will not be deemed to have been delivered under the Plan or the 2007 Plan and will be available for Awards under the Plan; and (ii) shares that are withheld from such Award or award or separately surrendered by the Participant in payment of the exercise price or taxes relating to such Award or award shall be deemed to constitute shares not delivered and will be available for Awards under the Plan. The Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a subsidiary or affiliate combines, shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of shares reserved under the Plan.

            5.           Eligibility; Per-Person Award Limitations.

            (a)         Eligibility.    Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an "Eligible Person" means (i) an employee of the Company or any subsidiary or affiliate, including any executive officer or employee director of the Company or a subsidiary or affiliate, (ii) any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate, (iii) any non-employee director of the Company, and (iv) any person who provides substantial services to the Company or a subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines, are eligible for substitute Awards granted in assumption of or in substitution for such outstanding awards in connection with such acquisition or combination transaction.

            (b)         Per-Person Award Limitations.    In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards under the Plan intended to qualify as "performance-based compensation" under Code Section 162(m) up to his or her Annual Limit. A Participant's Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal three million shares plus the amount of the Participant's unused Annual Limit as of the close of the previous year, subject to adjustment as provided in Section 11(c). In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law (including Treasury Regulation § 1.162-27(e)(4)), an Eligible Person may not be granted Awards under the Plan authorizing the earning during any calendar year of an amount that exceeds the Eligible Person's Annual Limit. For this purpose, a Participant's Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal $6 million plus the amount of the Eligible Person's unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year which are subject to the limitation in the preceding sentence, and the Annual Limits are subject to Section 11(h)). For this purpose, (i) "earning" means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, (ii) a Participant's Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid, and (iii) the Annual Limit applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of a Full-Value Award.

            (c)         Non-Employee Director Limitations.    The maximum number of shares of Stock that may be covered by Awards granted during a single calendar year to any Non-Employee Director, taken together with any cash fees paid and projected to be paid to such Non-Employee Director during the calendar year, shall not exceed $600,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), except that such limit for a non-employee Chairman of the Board or Lead Director shall be $900,000.

            6.           Specific Terms of Awards.

            (a)         General.    Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k) and the terms of the Award agreement. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

            (b)         Options.    The Committee is authorized to grant Options to Participants on the following terms and conditions:

  (i)
  Exercise Price.    The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Section 8(a). Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines may be granted with an exercise price per share of Stock adjusted to give credit for any intrinsic (i.e., in-the-money) value of the predecessor award in accordance with applicable rules under FASB ASC Topic 718. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock is issued, except as provided in Section 11(c) of the Plan.

  (ii)
  Option Term; Time and Method of Exercise.    The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 11(k)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property, and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

  (iii)
  ISOs.    The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.

            (c)         Stock Appreciation Rights.    The Committee is authorized to grant SARs to Participants on the following terms and conditions:

  (i)
  Right to Payment.    An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The grant price of each SAR shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR, subject to Section 8(a). Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines, may be granted with a grant price per share of Stock adjusted to give credit for any intrinsic (i.e., in-the-money) value of the predecessor award in accordance with applicable rules under FASB ASC Topic 718. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock is issued, except as provided in Section 11(c) of the Plan.

  (ii)
  Other Terms.    The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company or violation of Code Section 409A.

            (d)         Restricted Stock.    The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

  (i)
  Grant and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon; provided, however, that the Committee may require mandatory reinvestment of dividends in additional Restricted Stock, may provide that no dividends will be paid on Restricted Stock or retained by the Participant, or may impose other restrictions on the rights attached to Restricted Stock.

  (ii)
  Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

  (iii)
  Certificates for Stock.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

  (iv)
  Dividends and Splits.    Unless otherwise determined by the Committee (except as limited below), Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed. In addition, as a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms (including the risk of forfeiture) as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in Stock Units, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect in accordance with Code Section 409A to the extent applicable. The foregoing notwithstanding, all dividends relating to an Award of Restricted Stock subject to performance conditions shall remain forfeitable to the same extent as the underlying Award is forfeitable due to failure to achieve the specified performance condition.

            (e)         Stock Units.    The Committee is authorized to grant Stock Units to Participants, subject to the following terms and conditions:

  (i)
  Award and Restrictions.    Issuance of Stock will occur upon expiration of the holding period specified for the Stock Units by the Committee (or, if permitted by the Committee and compliant with Code Section 409A to the extent applicable, at the end of any additional deferral period elected by the Participant). In addition, Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the holding period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Stock Units may be settled by delivery of Stock, other Awards, or a combination thereof (subject to Section 11(k)), as determined by the Committee at the date of grant or thereafter.

  (ii)
  Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable holding or deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Stock Units), all Stock Units that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Stock Units will lapse in whole or in part, including in the event of terminations resulting from specified causes. Stock Units subject to a risk of forfeiture shall be designated as "Restricted Stock Units" unless otherwise determined by the Committee.

  (iii)
  Dividend Equivalents.    Unless otherwise determined by the Committee and subject to Section 6(g), Dividend Equivalents on the specified number of shares of Stock underlying Stock Units shall be either (A) paid with respect to such Stock Units at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Stock Units, either as a cash deferral or as a number of additional Stock Units with a value equal to the value of the Dividend Equivalents or with such value otherwise deemed reinvested in additional Stock Units, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect; provided, however, that the Committee may provide that no Dividend Equivalents will be paid on a given Award of Stock Units.

            (f)         Bonus Stock and Awards in Lieu of Obligations.    The Committee is authorized to grant to Participants Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee, provided that no Stock or other Award shall be granted in lieu of any obligation of the Company, subsidiary or affiliate where such obligation is or relates to a 409A Award or otherwise constitutes deferred compensation subject to Code Section 409A.

            (g)         Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to a Participant, which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify. All dividend equivalents relating to a Performance Award or other Award subject to performance conditions shall remain forfeitable to the same extent as the underlying Award is forfeitable due to failure to achieve the specified performance.

            (h)         Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

            (i)         Performance Awards.    Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

            7.           Performance Awards.

            (a)         Performance Awards Generally.    Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 7(b) in the case of a Performance Award intended to qualify as "performance-based compensation" under Code Section 162(m).

            (b)         Performance Awards Granted to Covered Employees.    If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

  (i)
  Performance Goal Generally.    The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

  (ii)
  Business Criteria.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: Net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance at or above a specified level of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-created models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions and control of interest expense; stockholder equity; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures, market penetration, total market capitalization, business retention, new product generation, geographic business expansion goals, cost controls and targets (including cost of capital), customer satisfaction, employee satisfaction, agency ratings, management of employment practices and employee benefits, supervision of litigation and information technology, implementation of business process controls, and recruiting and retaining personnel. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the relevant performance of one or more comparable companies or indicators of performance relevant to other companies, or an index covering multiple companies. The Committee may also exclude charges or items from the measurement of performance in respect of these business criteria, including those relating to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company's management, or (c) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Performance Goals may be particular to a Participant, the Company as a whole or a division, subsidiary, product line or other business segment, business unit or function of the Company or a division or subsidiary of the Company. The Committee may specify that a performance goal will incorporate additional business criteria (including business criteria not specified herein) as a condition to the earning of all or a portion of a Performance Award, so long as the performance goal incorporates at least one of the business criteria specified above and the failure to achieve a specified level of performance with respect to that business criteria will result in forfeiture of the Performance Award.

  (iii)
  Performance Period; Timing for Establishing Performance Goals.    Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time twenty-five percent (25%) of such performance period has elapsed.

  (iv)
  Performance Award Pool.    The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iii). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

  (v)
  Settlement of Performance Awards; Other Terms.    Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b) beyond the level of payment authorized based on the level of achievement of the performance goal specified under this Section 7(b) and may not otherwise waive the requirement that the performance goal be achieved (except in the event of death or disability or other special circumstances that will not result in loss of tax deductibility with respect to the Award). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as "performance-based compensation" for purposes of Code Section 162(m) and do not cause a Non-409A Award to become subject to Code Section 409A or, as to a 409A Award, cause it to violate Code Section 409A. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

            (c)         Written Determinations.    Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Code Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

            8.           Certain Provisions Applicable to Awards.

            (a)         Stand-Alone, Additional, Tandem, and Substitute Awards.    Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award, and a substitution or exchange relating to any Award must comply with requirements under Code Section 409A; and provided further, that a substitution or exchange will be subject to the restrictions relating to a "repricing" under Section 11(e). Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Section 11(k), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by the Participant may be applied to the purchase of any other Award. Any transaction otherwise authorized under this Section 8(a) remains subject to the restriction on repricing under Section 11(e).

            (b)         Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.

            (c)         Form and Timing of Payment under Awards; Deferrals.    Subject to the terms of the Plan (including Section 11(k)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Section 11(k). Subject to Section 11(k), installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Code Section 409A(a)(2)(B)(ii).

            9.           Change in Control.

            (a)         Effect of "Change in Control."    In the event that there occurs a Change in Control of the Company, if the Participant's employment with the Company and its subsidiaries and affiliates terminates in an event constituting a "Qualifying Termination" (as defined in Section 9(c)) during the Protected Period the following provisions shall apply to the Participant's Awards upon such Qualifying Termination, unless otherwise provided by the Committee in the Award document (in language specifically negating the effect of this Section 9(a) if the effect of such language is to restrict the Participant's rights hereunder):

  (i)
  In the case of an Award other than a Performance Award, all forfeiture conditions and other restrictions applicable to such Award shall lapse and such Award shall be fully payable as of the time of the Participant's Qualifying Termination without regard to vesting or other conditions, and any such Award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable as of the time of the Participant's Qualifying Termination, and all deferral of settlement and similar restrictions applicable to such Award shall lapse and such Award shall be fully payable as of the time of such Qualifying Termination without regard to deferral conditions, subject to Section 11(k) (including any applicable six-month delay or other delay in distribution) and subject to applicable restrictions set forth in Section 11(a).

  (ii)
  In the case of a Performance Award, an amount equal to the pro rata portion of the Performance Award (or award opportunity relating thereto) for any performance period that was in effect at the time of the Participant's Qualifying Termination, shall be deemed earned as of the date of the Qualifying Termination, calculated as to each such Performance Award assuming that any performance goal or measurement will have been achieved (for the entire performance period) at the target level, except that any portion of the Performance Award based on performance measured over a period that has been completed at or before the date of the Qualifying Termination shall be deemed earned based on actual performance for such period; provided, however, any additional forfeiture conditions in the nature of a "clawback" applicable to the Performance Award shall continue to apply to any payment under this Section 9(a)(ii), and shall be deemed the Participant's covenants to be performed following the Qualifying Termination. For purposes of this Section 9(a)(ii), the pro rata portion shall be determined based on the proportion of the performance period elapsed from the beginning of such period until the date of the Qualifying Termination, and any service, vesting or other non-performance requirement relating to such Award, including a service period that would have extended after the performance period, will be deemed met. The Performance Award will then be settled in accordance with the terms of the Award, subject to Section 11(k). Any portion of a Performance Award in excess of the pro rata portion shall be cancelled, unless otherwise determined by the Committee. Any distribution hereunder shall be subject to Section 11(k) (including any applicable six-month delay in distribution) and subject to applicable restrictions set forth in Section 11(a).

  (iii)
  Awards subject to accelerated vesting and/or settlement under this Section 9(a) may be settled in cash, if and to the extent authorized by the Committee.

The Company and any successor that has assumed an Award in connection with a Change in Control must acknowledge and agree to be bound by the provisions hereof during the Protected Period following the Change in Control in a legally binding agreement with the Participant. For purposes of this Section 9(a), the "Protected Period" means the two-year period following the Change in Control, or such other period specified by the Committee in a Participant's Change-in-Control Agreement or Change-in-Control Plan, as applicable, or such other specific period (not less than one year) specified by the Committee at the time of grant of a Participant's Award in the resolutions authorizing the grant of such Award.

            (b)         Definition of "Change in Control."    "Change in Control" means the occurrence of any one of the following events after the Effective Date:

  (i)
  Any "Person" (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) shall have become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the then outstanding common shares of the Company;

  (ii)
  The consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation, (unless any Person shall have become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of voting securities representing thirty percent (30%) or more of such combined voting power), or (B) a merger or consolidation effected to implement a recapitalization of the Company in which no Person acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities;

  (iii)
  Following the approval by the stockholders of the Company of a plan of complete liquidation of the Company, the date upon which a substantial step in implementation of the plan is initiated;

  (iv)
  Upon the consummation of the sale or disposition by the Company of all or substantially all the Company's assets; and

  (v)
  The date there shall have been a change in the composition of the Board of Directors of the Company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the Company's stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

            (c)         Qualifying Termination.    For purposes of this Section 9, a "Qualifying Termination" shall be deemed to have occurred under the following circumstances:

  (i)
  A Company-initiated termination for reasons other than willful misconduct, activity deemed detrimental to the interests of the Company, or disability, provided that (A) if the Participant is located in the United States or Puerto Rico, the Participant executes a general release and, where applicable, a non-solicitation and/or non-compete agreement with the Company, and (B) if the Participant is employed outside of the United States or Puerto Rico, the Participant executes, where applicable and not otherwise prohibited by law, a non-solicitation and/or non-compete agreement with the Company.

  (ii)
  The Participant resigns with good reason, for which purpose "good reason" means (A) a substantial adverse alteration in the nature or status of the Participant's responsibilities, (B) a material reduction in the Participant's base salary and/or levels of entitlement or participation under any incentive plan, award program or employee benefit program without the substitution or implementation of an alternative arrangement of substantially equal value, or, (C) the Company requiring the Participant to relocate to a work location more than 50 miles from his/her work location prior to the Change in Control.

  (iii)
  For purposes of Section 9(c)(ii), the following additional provisions apply:

  (A)
  The term "substantial" relating to the adverse alteration in the nature or status of Participant's responsibilities under (ii)(A) above means "material" within the meaning of Treasury Regulation § 1.409A-1(n); and

    (B)
    An event that would otherwise constitute good reason hereunder shall not constitute good reason (1) if the Participant fails to provide notice to the Company of the circumstances constituting good reason within 90 days after Participant first became aware of such event and at least 30 days before Participant's termination for good reason, (2) if the Participant fails to provide a notice of termination to the Company, with such notice specifying a termination date not more than 90 days after the notice is provided to the Company and a termination date not more than 120 days following the date the Participant first became aware (or reasonably should have become aware) of the occurrence of circumstances constituting good reason, or (3) if the Company has fully corrected the circumstance that constitutes good reason within 30 days of receipt of notice under clause (i) above.

A Participant's death or voluntary resignation without good reason will not constitute a Qualifying Termination.

            (d)          Termination of Awards Upon Acquisition Events.    In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company's outstanding common shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company's assets to such a person, entity or group of persons and/or entities (together, "Acquisition Events"), then the Company may, by action of the Committee, terminate any outstanding Award, effective as of the date of the Acquisition Event. In such case, the Company shall deliver notice of termination of each Award to each affected Participant at least 30 days before the date of the Acquisition Event, and at the consummation of the Acquisition Event each then outstanding Award shall be automatically exercised and/or settled by payment of the per-share consideration to be received by stockholders less any applicable exercise price or similar payment obligation or deduction under the terms of the Award for each share subject to the Award, provided that (i) if the net amount payable is zero or less the Award will be terminated without payment; and (ii) the affected Awards shall be deemed to be fully vested, except that Awards subject to performance conditions will be deemed earned on a pro rata basis as provided under Section 9(a)(ii), treating the Participant as though he or she had a Qualifying Termination at the date of the Acquisition Event.

            10.           Additional Award Forfeiture Provisions; Clawbacks.

            (a)          The Committee may condition a Participant's right to receive a grant of an Award, to exercise the Award, to receive a settlement or distribution with respect to the Award or to retain cash, Stock, other Awards, or other property acquired in connection with an Award, upon compliance by the Participant with specified conditions that protect the business interests of the Company and its subsidiaries and affiliates from harmful actions of the Participant, including but not limited to conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company. Accordingly, an Award may include terms providing for a "clawback" or forfeiture from the Participant of the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Stock acquired in connection with an Award.

            (b)         Notwithstanding any provisions in this Plan or any Award agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of Stock relating to Awards), whether in the form of cash or otherwise, shall be subject to a "clawback" to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder.

            11.           General Provisions.

            (a)         Compliance with Legal and Other Requirements.    The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

            (b)         Limits on Transferability; Beneficiaries.

  (i)
  No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that, during a Participant's lifetime, Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more of the following: (A) the Participant's spouse, children or grandchildren (including any adopted and step children or grandchildren parents, grandparents or siblings, (B) a trust for the benefit of one or more of the Participant or the persons referred to in clause (A), (C) a partnership, limited liability company or corporation in which the Participant or the Persons referred to in clause (A) are the only partners, members or shareholders, or (D) for charitable donations; and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent (x) such transfers are permitted by the Committee, (y) the Committee has determined that there will be no transfer of the Award to a third party for value, and (z) such transfers otherwise comply with such other terms and conditions as the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933, as amended, specified by the Securities and Exchange Commission).

  (ii)
  If a Participant has died and then or thereafter a payment or benefit becomes distributable under an Award, such payment or benefit will be distributed to the Participant's Beneficiary; provided, however, that a person or trust will be deemed a Beneficiary only if it is surviving on the date of death of the Participant and if the Participant has designated such person or trust as a Beneficiary in his or her most recent written and duly filed Beneficiary designation (i.e., any new Beneficiary designation under the Plan cancels a previously filed Beneficiary designation). If no Beneficiary is living at the time of Participant's death, any subsequent payment or benefit will be distributable to the person or persons in the first of the following classes of successive preference:

    (A)
    Surviving spouse, if any,

    (B)
    Surviving children, equally

    (C)
    Surviving parents, equally

    (D)
    Surviving brothers and sisters, equally

    (E)
    Executors or administrators;

        and the term "Beneficiary" as used in the Plan shall include such person or persons. This provision applies to payments and benefits distributable upon vesting or after expiration of any mandatory or elective deferral period, and also to the right to exercise any option or SAR during any period in which the Award is outstanding and exercisable.

  (iii)
  A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

            (c)         Adjustments.    In the event that any large and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate or, in the case of any outstanding Award, which is necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, including the number of shares available under Section 4, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option, and (v) performance goals based on per-share measures of performance (in all cases subject to Sections 11(k) and 11(l)). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authorization (i) would cause Options, SARs, or Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder, (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder, or (iii) would cause a Non-409Award to become subject to Code Section 409A or, as to a 409A Award, would cause it to violate Code Section 409A. In furtherance of the foregoing, in the event of an "equity restructuring" as defined in FASB ASC Topic 718 which affects the Stock, a Participant shall have a legal right to an adjustment to the Participant's Award which shall preserve without enlarging the value of the Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth in the applicable Award agreement.

            (d)         Tax Provisions.

  (i)
  Withholding.    The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Stock will not result in additional accounting expense to the Company.

  (ii)
  Required Consent to and Notification of Code Section 83(b) Election.    No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the

    Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

  (iii)
  Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).    If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

            (e)         Changes to the Plan.    The Board may amend, suspend or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company's stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval. The Committee is authorized to amend the Plan if and to the extent that its actions are within the scope of the Committee's authority under its Charter, and subject to all other requirements that would apply if the amendment were adopted by the Board. The Committee is authorized to amend outstanding awards, except as limited by the Plan. The Board and Committee may not amend outstanding Awards (including by means of an amendment to the Plan) without the consent of an affected Participant if such an amendment would materially and adversely affect the rights of such Participant with respect to the outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant, and any discretion that is reserved by the Board or Committee with respect to an Award is unaffected by this provision). Without the approval of stockholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a "repricing," which for this purpose means any of the following or any other action that has the same effect:

•
Lowering the exercise price of an option or SAR after it is granted;

•
Any other action that is treated as a repricing under generally accepted accounting principles;

•
Canceling an option or SAR at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another option or SAR, restricted stock, other equity, cash or other property;

provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 11(c). With regard to other terms of Awards, the authority of the Committee to waive or modify an Award term after the Award has been granted does not permit waiver or modification of a term that would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

            (f)         Right of Setoff.    The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10, although the Participant shall remain liable for any part of the Participant's payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f). The foregoing notwithstanding, no setoff is permitted against a 409A Award except at the time of distribution pursuant to such 409A Award and, if so required by Code Section 409A, may not apply to any obligation of the Participant that arose more than 30 days before the date of distribution.

            (g)         Unfunded Status of Awards; Creation of Trusts.    The Plan is intended to constitute an "unfunded" plan for Federal income tax purposes (except in the case of Restricted Stock). With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company's obligations under the Plan.

Such trusts or other arrangements shall not adversely affect the status of the Plan and any Award as unfunded for Federal income tax purposes unless the Committee otherwise determines with the consent of each affected Participant.

            (h)         Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

            (i)         Payments in the Event of Forfeitures; Fractional Shares.    Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

            (j)         Compliance with Code Section 162(m).    It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified "performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined and expressly provided by the Committee. Accordingly, the terms of Sections 7(b) and (c), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

            (k)         Certain Limitations on Awards to Ensure Compliance with Code Section 409A    Notwithstanding any provision of the Plan or an Award to the contrary:

  (i)
  409A Awards and Deferrals.    The terms of any 409A Award, including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Code Section 409A, including final regulations and administrative guidance issued thereunder ("Section 409A"), and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A but only to the extent that such modification or limitation is permitted under Section 409A and the regulations and guidance issued thereunder. The following rules will apply to 409A Awards:

  (A)
  Elections.    If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code Section 409A and Exhibit A hereto;

  (B)
  RESERVED;

  (C)
  Exercise and Distribution.    Except as provided in Section 11(k)(i)(D) hereof, no 409A Award shall be exercisable (if the exercise would result in a distribution) or otherwise distributable to a Participant (or his or her beneficiary) except upon the occurrence of one of the following (or a date related to the occurrence of one of the following), which must be specified in a written document governing such 409A Award and otherwise meet the requirements of Treasury Regulation § 1.409A-3:

  (1)
  Specified Time.    Occurrence of a specified time or a fixed schedule;

  (2)
  Separation from Service.    The Participant's separation from service as defined in Code Section 409A; provided, however, that if the Participant is a "specified employee" as defined in Code Section 409A, settlement under this Section 11(k)(i)(C) shall instead occur at the expiration of the six-month period required under Code Section 409A(a)(2)(B)(i). In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period. With respect to any 409A Award, a reference in any agreement or other governing document to a "termination of employment" which triggers a distribution shall be deemed to mean a "separation from service" within the meaning of Code Section 409A;

      (3)
      Death.    Upon the death of a Participant, payment shall occur in the calendar year in which falls the 30th day after death unless a specific time otherwise is stated for payment of a 409A Award upon death;

      (4)
      Disability.    The date the Participant has experienced a 409A Disability (as defined below); and

      (5)
      409A Ownership/Control Change.    The occurrence of a 409A Ownership/Control Change (as defined below).

    (D)
    No Acceleration.    The exercise or distribution of a 409A Award may not be accelerated prior to the time specified in accordance with Section 11(k)(i)(C) hereof, except in the case of one of the following events:

    (1)
    Unforeseeable Emergency.    The occurrence of an Unforeseeable Emergency, as defined below, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant's other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled.

    (2)
    Conflicts of Interest.    If and as necessary to comply with an ethics agreement with the Federal government or to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii).

    (3)
    409A Ownership/Control Change.    Upon a 409A Ownership/Control Change, termination of the Plan upon or within 12 months after a 409A Ownership/Control Change, or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or in any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4).

    (E)
    Definitions.    For purposes of this Section 11(k), the following terms shall be defined as set forth below:

    (1)
    "409A Ownership/Control Change" shall be deemed to have occurred if, in connection with any event otherwise defined as a change in control under any applicable Company document, there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5).

      (2)
      "409A Disability" means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

      (3)
      "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant's property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).

    (F)
    Time of Distribution.    In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made within 60 days after the date at which the settlement of the Award is specified to occur, subject to the following special rules:

    (1)
    The Participant shall have no influence (other than permitted deferral elections) on any determination as to the tax year in which the distribution will be made during any period in which a distribution may be made;

    (2)
    In the event of a Qualifying Termination more than two years after a Change in Control, in the case of a 409A Award if, upon a termination, the applicable terms of the Award would have provided for a distribution at a different time(s) than the time(s) of distribution specified for the Qualifying Termination, the applicable terms of the Award shall take precedence so that the distribution shall occur at the time(s) specified for a pre-Change in Control separation from service (but any acceleration of the lapse of risk of forfeiture resulting from the Qualifying Termination shall still apply);

    (3)
    In the event that (i) a Participant incurs a Disability (ii) the terms of an Award provide that termination of employment triggering a distribution will not occur until the end of a specified Disability period, and (iii) the Participant's circumstances constitute a "separation from service" under Treasury Regulation § 1.409A-1(h), then the Participant will be deemed to have had a "separation from service" at the relevant time rather than at the end of the Disability period, but the Participant's rights and benefits will be determined in a manner that does not impair the value of such rights and benefits if the separation from service were deemed to occur at the end of the specified Disability period.

    (G)
    Determination of "Specified Employee."    Status of a Participant as a "specified employee" shall be determined annually under the Company's administrative procedure for such determination for purposes of all plans subject to Code Section 409A.

    (H)
    Non-Transferability.    The provisions of Section 11(b) notwithstanding, no 409A Award or right relating thereto shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's Beneficiary.

    (I)
    409A Rules Do Not Constitute Waiver of Other Restrictions.    The rules applicable to 409A Awards under this Section 11(k)(i) constitute further restrictions on terms of Awards set forth elsewhere in this Plan.

  (ii)
  Rules Applicable to Certain Participants Transferred to Affiliates.    For purposes of determining

    eligibility for grants of Non-409A Options/SARs or a separation from service by any Participant (where the use of the following modified definition is based upon legitimate business criteria), in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language "at least 20 percent" shall be used instead of "at least 80 percent" at each place it appears in Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation § 1.414(c)-2 (or any successor provision) for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), the language "at least 20 percent" shall be used instead of "at least 80 percent" at each place it appears in Treasury Regulation §1.414(c)-2.

  (iii)
  Distributions Upon Vesting.    In the case of any Award providing for a distribution upon the lapse of a risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the risk of forfeiture lapsed, and if a determination is to be made promptly following the end of a performance year (as in the case of performance shares) then the determination of the level of achievement of performance and the distribution shall be made between January 1 and March 15 of the year following such performance year. In all cases, the Participant shall have no influence (aside from any permitted deferral election) on any determination as to the tax year in which the distribution will be made.

  (iv)
  Limitation on Adjustments.    Any adjustment under Section 11(c) shall be implemented in a way that complies with applicable requirements under Code Section 409A so that Non- 409A Option/SARs do not, due to the adjustment, become 409A Awards, and otherwise so that no adverse consequences under Code Section 409A result to Participants.

  (v)
  Release or Other Termination Agreement.    If the Company requires a Participant to execute a release, non-competition, or other agreement as a condition to receipt of a payment upon or following a separation from service, the Company will supply to the Participant a form of such release or other agreement not later than the date of the Participant's separation from service, which must be returned within the time period required by law (or ten business days if no legally mandated period applies) and must not be revoked by the Participant within the applicable time period (if any) in order for Participant to satisfy any such condition. If any amount payable during a fixed period following separation from service is subject to such a requirement and the fixed period could begin in one year and end in the next, payment shall be made or commenced to be made in the next year regardless of when the Participant returns the release or other agreement.

  (vi)
  Special Disability Provision.    In case of a Disability of a Participant, (A) for any Award or portion thereof that constitutes a short-term deferral for purposes of Code Section 409A, the Company shall determine whether the Participant's circumstances are such that the Participant will not return to service, in which case such Disability will be treated as a termination of employment for purposes of determining the time of payment of such award or portion thereof then subject only to service-based vesting, and (B) for any Award or portion thereof that constitutes a 409A Award, the Company shall determine whether there has occurred a "separation from service" as defined under Treasury Regulation § 1.409A-1(h) based on Participant's circumstances, in which case such Disability will be treated as a separation from service for purposes of determining the time of payment of such award or portion thereof then subject only to service-based vesting. In each case, the Participant shall be accorded the benefit of vesting that would result in the case of Disability in the absence of this provision, so that the operation of this provision, intended to comply with Code Section 409A, will not disadvantage the Participant. The Company's determination hereunder will be made initially within 30 days after the Disability and each March and December thereafter.

  (vii)
  Scope and Application of this Provision.    For purposes of this Section 11(k), references to a term or event (including any authority or right of the Company or a Participant) being "permitted" under Code Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Code Section 409A.

            (l)         Certain Limitations Relating to Accounting Treatment of Awards.    At any time that the Company is accounting for Awards that constitute "share-based payment arrangements" under FASB ASC Topic 718, the Company intends that, with respect to such Awards, the compensation measurement date for accounting purposes shall occur at the inception of the arrangement, unless the Committee specifically determines otherwise. Therefore, other provisions of the Plan notwithstanding, in order to preserve this fundamental objective of the Plan, if any authority granted to the Committee hereunder or any provision of the Plan or an Award agreement would result, under FASB ASC Topic 718, in an Award inadvertently being classified as a "liability" or a measurement date other than the date of inception of the arrangement, if the Committee was not specifically aware of such accounting consequence at the time such Award was approved, such authority shall be limited and such provision shall be automatically modified and reformed to the extent necessary to preserve the accounting treatment of the award intended by the Committee, subject to Section 11(e) of the Plan. This provision shall cease to be effective if and at such time as the Company is no longer accounting for equity compensation under FASB ASC Topic 718.

            (m)         Governing Law.    The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

            (n)         Awards to Participants Outside the United States.    Other provisions of the Plan to the contrary notwithstanding, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws and customary business practices in other countries in which the Company and its subsidiaries and affiliates operate or have employees, the Committee shall have the power and authority to (i) determine which Participants employed outside the United States or subject to non-United States tax laws are eligible to participate in the Plan, (ii) modify the terms and conditions of Awards granted to or held by such Participants, (iii) establish subplans, modify exercise procedures and other terms and procedures relating to Awards granted or held by such Participants to the extent such actions may be necessary or advisable, and (iv) take such other actions as the Committee may deem necessary or appropriate so that the value and other benefits of an Award to such a Participant, as affected by foreign tax laws and other applicable restrictions, shall be comparable to the value of such an Award to a Participant who is resident or employed in the United States. An Award may be modified under this Section 11(n) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

            (o)         Limitation on Rights Conferred under Plan.    Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person's or Participant's employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option or SAR is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder. Any Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any subsidiary or affiliate and shall not affect any benefits under any other benefit plan under which the availability or amount of benefits is related to the level of compensation (unless required by any such other plan or arrangement with specific reference to Awards under this Plan).

            (p)         Severability; Entire Agreement.    If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof. No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any terms of the Plan, Award, or agreement or other document relating thereto.

            (q)         Plan Effective Date and Termination.    The Plan will become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders, provided that the total vote cast on the proposal represents over fifty percent (50%) in interest of all securities entitled to vote on the proposal. The date of such stockholder approval will be the Effective Date. Upon such approval of the Plan by the stockholders of the Company, no further awards will be granted under the 2007 Plan, but any outstanding awards under that plan will continue in accordance with their terms. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan will terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan (except that, for Awards under Section 7(b), such authority will terminate earlier at the date five years after the latest stockholder approval of the business criteria for such Awards under Section 7(b)(ii)), and the Plan will remain in effect until such time as the Company has no further rights or obligations with respect to outstanding Awards or otherwise under the Plan.

Exhibit A

Deferral Election Rules

            If a participant in a plan, program or other compensatory arrangement (a "plan") of Bristol-Myers Squibb Company (the "Company") is permitted to make an election resulting in the deferral of compensation as defined by Section 409A of the Internal Revenue Code (the "Code"), which with regulations and administrative guidance, is referred to as "Section 409A," any such election must be received by the Company prior to the date specified by or at the direction of the administrator of such plan (the "Administrator"). For purposes of compliance with Code Section 409A, and notwithstanding any provision of such plan to the contrary, any such election to defer shall be subject to the rules set forth below, subject to any additional restrictions as may be specified by the Administrator. Under no circumstances may a participant elect to defer compensation to which he or she has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation.

  (1)
  Initial Deferral Elections.    Any initial election to defer compensation (including the election as to the type and amount of compensation to be deferred and the time and manner of settlement of the right to payment) must be made (and shall be irrevocable) no later than December 31 of the year before the participant's services are performed which services will result in the earning of the compensation, except as follows:

    •
    Initial deferral elections with respect to compensation that, absent the election, constitutes a short-term deferral may be made in accordance with Treasury Regulation § 1.409A-2(a)(4) and (b);
    •
    Initial deferral elections with respect to compensation that remains subject to a requirement that the participant provide services for at least 12 months (a "forfeitable right" under Treasury Regulation § 1.409A-2(a)(5)) may be made on or before the 30th day after the participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months before the earliest date at which the forfeiture condition could lapse and otherwise in compliance with Treasury Regulation § 1.409A-2(a)(5);
    •
    Initial deferral elections by a participant in his or her first year of eligibility may be made within 30 days after the date the participant becomes eligible to participate in the applicable plan, with respect to compensation paid for services to be performed after the election and in compliance with Treasury Regulation § 1.409A-2(a)((7);
    •
    Initial deferral elections by a participant with respect to performance-based compensation (as defined under Treasury Regulation § 1.409A-1(e)) may be made on or before the date that is six months before the end of the performance period, provided that (i) the participant was employed continuously from either the beginning of the performance period or the later date on which the performance goal was established, (ii) the election to defer is made before such compensation has become readily ascertainable (i.e., substantially certain to be paid), (iii) the performance period is at least 12 months in length and the performance goal was established no later than 90 days after the commencement of the service period to which the performance goal relates, (iv) the performance-based compensation is not payable in the absence of performance except due to death, disability, a 409A Ownership/Control Change (as defined in Section 11(k) of the 2012 Stock Award and Incentive Plan, as amended) or as otherwise permitted under Treasury Regulation § 1.409A-1(e), and (v) this initial deferral election must in any event comply with Treasury Regulation § 1.409A-2(a)(8);
    •
    Initial deferral elections resulting in Company matching contributions may be made in compliance with Treasury Regulation § 1.409A-2(a)(9);
    •
    Initial deferral elections may be made to the fullest permitted under other applicable provisions of Treasury Regulation § 1.409A-2(a); and

  (2)
  Further Deferral Elections.    The foregoing notwithstanding, for any election to further defer an amount that is deemed to be a deferral of compensation subject to Code Section 409A (to the extent permitted under Company plans, programs and arrangements), any further deferral election made under the plan shall be subject to the following:

      •
      The further deferral election will not take effect until at least 12 months after the date on which the election is made;
      •
      If the election relates to a distribution event other than a Disability (as defined in Treasury Regulation § 1.409A-3(i)(4)), death, or Unforeseeable Emergency (as defined in Treasury Regulation § 1.409A-3(i)(3)), the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid), to the extent required under Treasury Regulation § 1.409A-2(b);
      •
      The requirement that the further deferral election be made at least 12 months before the original deferral amount would be first payable may not be waived by the Administrator, and shall apply to a payment at a specified time or pursuant to a fixed schedule (and in the case of a life annuity or installment payments treated as a single payment, 12 months before the date that the first amount was scheduled to be paid);
      •
      The further deferral election shall be irrevocable when filed with the Company; and
      •
      The further deferral election otherwise shall comply with the applicable requirements of Treasury Regulation § 1.409A-2(b).

EXHIBIT C

DIRECTIONS TO OUR LAWRENCE TOWNSHIP OFFICE AT
3401 PRINCETON PIKE
LAWRENCE TOWNSHIP, NEW JERSEY 08648

By Car:

From the North:

    Take US-1 S to County Rd 533/Quakerbridge Rd in West Windsor Township
    Take the County Rd 533 N exit from US-1 S
    Merge onto County Rd 533/Quakerbridge Rd
    Use the left 2 lanes to turn left onto Province Line Rd
    Turn left onto Princeton Pike
    Turn right onto BMS Drive

From Southern New Jersey:

    Access I-295 N
    Continue on I-295 N to Lawrence Township
    Take exit 8B from I-95 S
    Make left at light onto BMS Drive

From Western NJ / Pennsylvania

    Access I-95 N
    Take exit 7B onto 206 North
    Bear right onto Franklin Corner Road
    0.2 miles make left onto Lewisville Rd
    Go to end of Lewisville Road make right onto Princeton Pike
    BMS Princeton Pike immediately on the right

By Train:

            New Jersey Transit and Amtrak train service is available to Princeton Junction, New Jersey. Our Lawrence Township office is approximately a 15 minute car drive from the station.

Parking:

            Free parking for shareholders attending the 2017 Annual Meeting is available. Please go directly to the parking area reserved for shareholders.

C-1

Y O U R    V O T E    I S    I M P O R T A N T
P L E A S E    V O T E    Y O U R    P R O X Y

VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 27, 2017 for shares in employee benefit plans or (ii) Monday, May 1, 2017 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to vote the shares. P.O. BOX 4000 PRINCETON, NJ 08540 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Bristol-Myers Squibb Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 27, 2017 for shares in employee benefit plans or (ii) Monday, May 1, 2017 for all other shares. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy by April 24, 2017 to ensure timely receipt of your proxy. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E22761-P86099-Z69327 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. BRISTOL-MYERS SQUIBB COMPANY THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR UNDER ITEM 1. For Against Abstain 1. Election of Directors Nominees: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1A) P. J. Arduini 1B) R. J. Bertolini THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2. For Against Abstain ! ! ! 1C) G. Caforio, M.D. 2. Advisory Vote to Approve the Compensation of our Named Executive Officers 1D) M. W. Emmens THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR "1 YEAR" on ITEM 3. 1 Year 2 Years 3 Years Abstain 1E) L. H. Glimcher, M.D. 3. Advisory Vote on the Frequency of the Advisory Vote to Approve the Compensation of our Named Executive Officers ! ! ! ! 1F) M. Grobstein 1G) A. J. Lacy THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 4, 5 and 6. For Against Abstain 1H) D. C. Paliwal 4. Re-approval of the Materials Terms of the Performance-Based Awards under the Company's 2012 Stock Award and Incentive Plan (as amended) Approval of an Amendment to the Company's 2012 Stock Award and Incentive Plan Ratification of the Appointment of Independent Registered Public Accounting Firm ! ! ! ! ! ! ! ! ! 1I) T. R. Samuels 5. 1J) G. L. Storch 1K) V. L. Sato, Ph.D. 6. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 7. For Against Abstain ! For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. ! Yes ! No ! ! ! 7. Shareholder Proposal to Lower the Share Ownership Threshold to Call Special Shareholder Meetings Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

ADMISSION TICKET 2017 Annual Meeting of Shareholders Tuesday, May 2, 2017 10:00 A.M. Bristol-Myers Squibb Company 3401 Princeton Pike Lawrence Township, New Jersey PHOTO IDENTIFICATION WILL BE REQUIRED This is your admission ticket to the meeting. This ticket admits only the shareholder(s) listed on the reverse side of this card and is not transferable. Bristol-Myers Squibb Company is located at 3401 Princeton Pike, Lawrence Township, New Jersey. Directions to the facility can be found on the inside back cover of the Proxy Statement or you can call the company at 609-302-3000. Free parking for shareholders attending the 2017 Annual Meeting is available at Bristol-Myers Squibb. Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting: The Notice of 2017 Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. E22762-P86099-Z69327 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 2, 2017 The undersigned hereby appoints Giovanni Caforio, M.D., Charles Bancroft, and Katherine R. Kelly, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Shareholders of the company to be held at Bristol-Myers Squibb Company, 3401 Princeton Pike, Lawrence Township, New Jersey, on May 2, 2017 at 10:00 A.M., and at any adjournments or postponements thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned’s employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after April 27, 2017, the Trustee will vote the shares in the same proportion as to which it has received instructions. When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1, 2, 4, 5, 6 and 1 YEAR on Item 3 and AGAINST Item 7. The full text of the items and the position of the Board of Directors on each appear in the Proxy Statement and should be reviewed prior to voting. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) V.1.1 Address Changes/Comments: